Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

SWVL INC.,

QUEEN’S GAMBIT GROWTH CAPITAL,

PIVOTAL HOLDINGS CORP,

PIVOTAL MERGER SUB COMPANY I,

and

PIVOTAL MERGER SUB COMPANY II LIMITED

Dated as of July 28, 2021

i

ii

iii

Exhibits

Exhibit A – Written Consents

Exhibit B – Omnibus Incentive Plan

Exhibit C – Holdings A&R Articles of Association

Exhibit D – Holdings Public Company Articles

Exhibit E – Cayman Plan of Merger

Exhibit F – BVI Plan of Merger and BVI Articles of Merger

Exhibit G – Company Surviving Company Articles

iv

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of July 28, 2021 (this “Agreement”), is entered into by and among Swvl Inc., a British Virgin Islands business company limited by shares incorporated under the laws of the British Virgin Islands (the “Company”), Queen’s Gambit Growth Capital, a Cayman Islands exempted company with limited liability (“SPAC”), Pivotal Holdings Corp, a British Virgin Islands business company limited by shares incorporated under the laws of the British Virgin Islands and wholly owned Subsidiary of the Company (“Holdings”), Pivotal Merger Sub Company I, a Cayman Islands exempted company with limited liability and wholly owned Subsidiary of Holdings (“Cayman Merger Sub”), and Pivotal Merger Sub Company II Limited, a British Virgin Islands business company limited by shares incorporated under the laws of the British Virgin Islands and wholly owned Subsidiary of SPAC (“BVI Merger Sub”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, on the SPAC Merger Date, in accordance with the Cayman Islands Companies Act (As Revised) (the “Cayman Companies Act”), SPAC will merge with and into Cayman Merger Sub (the “SPAC Merger”), with Cayman Merger Sub surviving the SPAC Merger (Cayman Merger Sub, in its capacity as the surviving company of the SPAC Merger, is sometimes referred to herein as, and from and after the SPAC Merger shall mean, the “SPAC Surviving Company”) and becoming the sole owner of all of the issued and outstanding BVI Merger Sub Common Shares;

WHEREAS, upon the terms and subject to the conditions of this Agreement, on the SPAC Merger Date and concurrently with the consummation of the SPAC Merger, and subject to the BVI Business Companies Act, 2004 (as amended, the “BVI Companies Act”), Holdings will redeem each Holdings Common Share issued and outstanding immediately prior to the SPAC Merger for par value (the “Holdings Redemption”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, following the SPAC Merger Date, on or prior to the Closing Date and prior to the Company Merger, and subject to the Cayman Companies Act and the BVI Companies Act, SPAC Surviving Company will distribute all of the issued and outstanding BVI Merger Sub Common Shares to Holdings (the “BVI Merger Sub Distribution”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, on the Closing Date and following the BVI Merger Sub Distribution, in accordance with the BVI Companies Act, BVI Merger Sub will merge with and into the Company (the “Company Merger” and, together with the SPAC Merger, the “Mergers”), with the Company surviving the Company Merger as a wholly owned Subsidiary of Holdings (the Company, in its capacity as the surviving company of the Company Merger, is sometimes referred to herein as, and from and after the Company Merger shall mean, the “Company Surviving Company”);

WHEREAS, for U.S. federal income tax purposes, (a) the parties intend that (i) the SPAC Merger and the Holdings Redemption, taken together, qualify as a “reorganization” described in Section 368(a)(1)(F) of the Code to which SPAC and Holdings are parties within the meaning of Section 368(b) of the Code and (ii) the Company Merger and the Convertible Note Conversion, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which Holdings and the Company are parties within the meaning of Section 368(b) of the Code (clause (a), the “Intended Tax Treatment”) and (b) the parties intend this Agreement to constitute, and this Agreement is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);

WHEREAS, Holdings, concurrently with the execution and delivery of this Agreement, is entering into subscription agreements (the “Subscription Agreements”) with certain investors (“PIPE Investors”), pursuant to which the PIPE Investors, upon the terms and subject to the conditions set forth therein, have agreed to purchase newly issued Holdings Common Shares A at a purchase price of $10.00 per share in a private placement or placements (the “Private Placements”) to be consummated on the Closing Date prior to or substantially concurrently with the consummation of the Company Merger, except as otherwise provided in the Subscription Agreements;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement, the BVI Plan of Merger, the BVI Articles of Merger and the Transactions are in the best interests of the Company, (b) approved and adopted this Agreement, the BVI Plan of Merger, the BVI Articles of Merger and the Transactions and declared their advisability, and (c) recommended that the shareholders of the Company approve and adopt this Agreement and the BVI Plan of Merger and approve the Transactions and directed that this Agreement, the BVI Plan of Merger and the Transactions be submitted for consideration by the Company’s shareholders;

WHEREAS, the Board of Directors of SPAC (the “SPAC Board”) has unanimously (a) determined that this Agreement, the Cayman Plan of Merger and the Transactions are in the best interests of SPAC, (b) approved and adopted this Agreement, the Cayman Plan of Merger and the Transactions and declared their advisability, (c) directed that this Agreement, the Cayman Plan of Merger and the Transactions be submitted for consideration by the shareholders of SPAC at the SPAC Shareholders’ Meeting and recommended that the shareholders of SPAC approve and adopt this Agreement and the Cayman Plan of Merger and approve the Transactions, including the appointment of the New Board, the adoption of the Holdings A&R Articles and the Holdings Public Company Articles and the appointments in respect of the Holdings Board following the SPAC Merger Effective Time in accordance with Section 7.16(e), at the SPAC Shareholders’ Meeting, and (d) approved the Transactions and related documents, including this Agreement;

WHEREAS, the Board of Directors of Cayman Merger Sub (the “Cayman Merger Sub Board”) has unanimously (a) determined that this Agreement, the Cayman Plan of Merger and the Transactions are in the best interests of Cayman Merger Sub, (b) approved and adopted this Agreement, the Cayman Plan of Merger and the Transactions, including the BVI Merger Sub Distribution, and declared their advisability and (c) recommended that the sole shareholder of Cayman Merger Sub approve and adopt this Agreement and the Cayman Plan of Merger and approve the Transactions and directed that this Agreement, the Cayman Plan of Merger and the Transactions, including the BVI Merger Sub Distribution, be submitted for consideration by the sole shareholder of Cayman Merger Sub;

WHEREAS, the Board of Directors of BVI Merger Sub (the “BVI Merger Sub Board”) has unanimously (a) determined that this Agreement, the BVI Plan of Merger, the BVI Articles of Merger and the Transactions are in the best interests of BVI Merger Sub, (b) approved and adopted this Agreement and the Transactions and declared their advisability, and (c) recommended that the sole shareholder of BVI Merger Sub immediately prior to the date of this Agreement, being SPAC, approve and adopt this Agreement and approve the Transactions and that the sole shareholder of BVI Merger Sub immediately prior to the Company Merger, being Holdings, approve and adopt the BVI Plan of Merger and approve the Transactions and directed that this Agreement, the BVI Plan of Merger and the Transactions be submitted for consideration by the sole shareholder of BVI Merger Sub immediately prior to this Agreement, being SPAC, and immediately prior to the Company Merger, being Holdings;

WHEREAS, the Board of Directors of Holdings (the “Holdings Board”) has unanimously (a) determined that this Agreement, the BVI Plan of Merger and the Transactions are in the best interests of Holdings, (b) approved and adopted this Agreement, the BVI Plan of Merger (in its capacity as the sole shareholder of BVI Merger Sub immediately prior to the Company Merger) and the Transactions and declared their advisability, and (c) recommended that the sole shareholder of Holdings approve and adopt this Agreement and approve the Transactions and directed that this Agreement and the Transactions be submitted for consideration by the sole shareholder of Holdings;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, the Key Company Shareholders, as Company shareholders holding Company Shares sufficient to constitute the Requisite Company Shareholder Approval, and the holders of the Company Convertible Notes (other than the holders of any Company Exchangeable Notes in their capacities as such), are entering into the Company Transaction Support Agreement, dated as of the date hereof (the “Company Transaction Support Agreement”), providing that, among other things, (a) the Key Company Shareholders (i) provide their consent in writing to the entry into this Agreement, the Holdings Redemption, the SPAC Merger and the Transactions for the purpose of the Company Articles, (ii) provide their written approval in respect of their Company Shares in favor of this Agreement, the BVI Plan of Merger, the adoption of the Company Surviving Company Articles and the Transactions, and (iii) enter into the Written Consents in accordance with the terms of this Agreement and (b) that the holders of the Company Convertible Notes (other than the holders of any Company Exchangeable Notes in their capacities as such) consent to the Convertible Note Conversion;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Holdings and the Key SPAC Shareholders are entering into the SPAC Shareholder Support Agreement, dated as of the date hereof (the “SPAC Shareholder Support Agreement”), providing that, among other things the Key SPAC Shareholders will vote their SPAC Shares in favor of this Agreement and the Transactions and commit to not redeem such SPAC Shares and, in their capacity as shareholders of Holdings, provide their written consent and approval to the appointment of the New Board, the adoption of the Holdings A&R Articles and the Holdings Public Company Articles, the appointments with respect to the Holdings Board at the SPAC Merger Effective Time in accordance with Section 7.16(e) and the Transactions to be undertaken by Holdings pursuant to this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, Queen’s Gambit Holdings LLC, a Delaware limited liability company (the “Sponsor”), is entering into a letter agreement with the Company, Holdings and SPAC (the “Sponsor Agreement”), pursuant to which the Sponsor has agreed to, among other things, (a) waive any anti-dilution adjustment to the conversion ratio of the SPAC Class B Ordinary Shares set forth in the SPAC Articles of Association that may be triggered by the Transactions and, in its capacity as shareholder of Holdings, provide its written consent and approval to the appointment of the New Board, the adoption of the Holdings A&R Articles and the Holdings Public Company Articles, the appointments in respect of the Holdings Board at the SPAC Merger Effective Time in accordance with Section 7.16(e) and the Transactions to be undertaken by Holdings pursuant to this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, Holdings is entering into an employment agreement with Mostafa Kandil (the “Employment Agreement”), to be effective as of the Closing; and

WHEREAS, concurrently with the execution and delivery of this Agreement, Holdings, certain shareholders of SPAC and certain shareholders of the Company are entering into (i) a Registration Rights Agreement (the “Registration Rights Agreement”), (ii) a Lock-Up Agreement (the “Lock-Up Agreement”) and (iii) a Shareholders Agreement (the “Holdings Shareholders Agreement”), each to be effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Definitions. For purposes of this Agreement:

“2020 Balance Sheet” has the meaning given to such term in Section 4.07(a).

“2021 Amendments” means the amendments to the Company Existing Shareholders’ Agreement and the Company Articles relating to the changes to the Company Common Shares B to provide that (i) the right to call shares at cost in connection with a termination without cause, exclusion from dividends and payments upon liquidation, in each case, shall not apply to Company Common Shares B after such amendments; and (ii) Company Common Shares B will be subject to the same transfer restrictions as Company Common Shares A after such amendments.

“Action” has the meaning given to such term in Section 4.09.

“Advisory Board” has the meaning given to such term in Section 7.16(d).

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Aggregate Exercise Price” means the sum of the aggregate exercise prices of all In-the-Money Company Options.

“Agreement” has the meaning given to such term in the Preamble.

“Alternative Transaction” has the meaning given to such term in Section 7.01(a).

“Ancillary Agreements” means the Subscription Agreements, the Registration Rights Agreement, the SPAC Shareholder Support Agreement, the Sponsor Agreement, the Company Transaction Support Agreement, the Lock-Up Agreement, the Holdings Shareholders Agreement and all other agreements, certificates and instruments executed and delivered by SPAC, Cayman Merger Sub, BVI Merger Sub, the Company or Holdings in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (i) the FCPA, (ii) the UK Bribery Act 2010, (iii) Articles 103-111 of Egypt’s Penal Code, (iv) Articles 170-174 of Jordan’s Penal Code, (v) Kenya’s Bribery Act, No. 46 of 2016 and Anti-Corruption and Economic Crimes Act, (vi) Pakistan’s Prevention of Corruption Act and the National Accountability Ordinance, (vii) Saudi Arabia’s Royal Decree M/36, dated 29/12/1412H and Royal Decree 4 of 1440, (viii) Articles 234-239 of the UAE Penal Code, (ix) the anti-bribery legislation promulgated by the European Union and implemented by its member states, (x) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, (xi) Law No. 3 of 1987, as amended, promulgating the United Arab Emirates (UAE) Federal Penal Code, (xii) Law No.16 of 1960, as amended, promulgating the Jordanian Penal Code, (xiii) Bribery Act (No. 47 of 2016, Laws of Kenya) and (xiv) all other applicable anti-corruption, anti-bribery and similar Laws.

“Antitrust Laws” has the meaning given to such term in Section 7.13(a).

“Audited Financial Statements” has the meaning given to such term in Section 7.19(a).

“Blue Sky Laws” has the meaning given to such term in Section 4.05(b).

“Business Combination” has the meaning ascribed to such term in the SPAC Articles of Association.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY, the Cayman Islands or the British Virgin Islands; provided, that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day; provided, further, that public holidays in the United Arab Emirates shall not be deemed to be Business Days for any purpose under this Agreement.

“Business Systems” means all Software, computer hardware (whether general or special purpose), communications and telecommunications networks, servers, peripherals, and computer systems that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

“BVI Articles of Merger” has the meaning given to such term in Section 2.02(b).

“BVI Companies Act” has the meaning given to such term in the Recitals.

“BVI Dissenter Consideration” has the meaning given to such term in Section 3.07(b).

“BVI Merger Sub” has the meaning given to such term in the Preamble.

“BVI Merger Sub Articles” means the memorandum and articles of association of BVI Merger Sub, as amended, modified or supplemented from time to time.

“BVI Merger Sub Board” has the meaning given to such term in the Recitals.

“BVI Merger Sub Common Shares” means shares of US$1.00 par value of BVI Merger Sub.

“BVI Merger Sub Distribution” has the meaning given to such term in the Recitals.

“BVI Merger Sub Shareholder Approvals” has the meaning given to such term in Section 5.04.

“BVI Plan of Merger” has the meaning given to such term in Section 2.02(b).

“Cayman Companies Act” has the meaning given to such term in the Recitals.

“Cayman Merger Sub” has the meaning given to such term in the Preamble.

“Cayman Merger Sub Articles” means the memorandum and articles of association of Cayman Merger Sub, as amended, modified or supplemented from time to time.

“Cayman Merger Sub Board” has the meaning given to such term in the Recitals.

“Cayman Merger Sub Common Share” has the meaning given to such term in Section 4.03(f).

“Cayman Merger Sub Shareholder Approval” has the meaning given to such term in Section 4.04.

“Cayman Plan of Merger” has the meaning given to such term in Section 2.02(a).

“Certificates” has the meaning given to such term in Section 3.03(b)(i).

“Change in Recommendation” has the meaning given to such term in Section 7.04(a).

“Change of Control” means any transaction or series of transactions occurring after the Closing (i) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons, acquires direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of Holdings; (ii) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (a) the members of the board of directors of Holdings immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a Subsidiary, the ultimate parent thereof or (b) the voting securities of Holdings immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the person resulting from such combination or, if the surviving company is a Subsidiary, the ultimate parent thereof; or (iii) the result of which is a sale of all or substantially all of the assets of Holdings and its Subsidiaries, taken as a whole, to any person.

“Claims” has the meaning given to such term in Section 6.04.

“Class I” has the meaning given to such term in Section 7.16(a).

“Class II” has the meaning given to such term in Section 7.16(a).

“Class III” has the meaning given to such term in Section 7.16(a).

“Closing” has the meaning given to such term in Section 2.02(b).

“Closing Date” has the meaning given to such term in Section 2.02(b).

“Closing Statements” has the meaning given to such term in Section 3.05(b).

“Code” has the meaning given to such term in Section 3.03(h).

“Company” has the meaning given to such term in the Preamble.

“Company Articles” means the Amended and Restated Memorandum and Articles of Association of the Company, dated March 3, 2020, as the same may be amended, supplemented or modified from time to time, including by the 2021 Amendments.

“Company Board” has the meaning given to such term in the Recitals.

“Company Class A Preferred Shares” means the Company’s convertible Class A Shares of no par value.

“Company Class B Preferred Shares” means the Company’s convertible Class B Shares of no par value.

“Company Class C Preferred Shares” means the Company’s convertible Class C Shares of no par value.

“Company Class D Preferred Shares” means the Company’s convertible Class D Shares of no par value.

“Company Class D-1 Preferred Shares” means the Company’s Class D-1 Shares of no par value.

“Company Closing Consideration” has the meaning given to such term in Section 3.02(b)(iii).

“Company Closing Statement” has the meaning given to such term in Section 3.05(a).

“Company Common Shares A” means the Company’s ordinary common shares A of no par value.

“Company Common Shares B” means the Company’s ordinary common shares B of no par value.

“Company Convertible Notes” means (a) the Convertible Notes issued by the Company to (i) Esther Dyson on March 19, 2021 for a purchase price of $100,000, (ii) Hatberg Investments Limited on April 22, 2021 for a purchase price of $2,000,000, (iii) VNV (Cyprus) Limited on March 8, 2021 for a purchase price of $10,000,000, (iv) Youssef Samy Elsayed Fathy Salem on March 17, 2021 for a purchase price of $100,000, (v) Digame Africa on March 25, 2021 for a purchase price of $1,500,000, (vi) Ayman Ismail Mohamed Ahmad Soliman on May 20, 2021 for a purchase price of $1,000,000, (vii) Chimera Investment LLC on May 20, 2021 for a purchase price of $8,000,000, and (viii) Chimera Global Fund I L.P. on May 20, 2021 for a purchase price of $5,000,000, and (b) any convertible notes exchangeable for Holdings Common Shares A issued after the date of this Agreement pursuant to and in accordance with Section 6.01(b)(ix)(C) and Section 6.01(b)(ix) of the Company Disclosure Letter.

“Company D&O Insurance” has the meaning given to such term in Section 7.08(c).

“Company Designees” has the meaning given to such term in Section 7.16(b).

“Company Disclosure Letter” has the meaning given to such term in Article IV.

“Company Exchangeable Notes” means any Company Convertible Notes described in clause (b) of the definition thereof.

“Company Existing Shareholders Agreement” means the Amended and Restated Shareholders’ Agreement, dated on or about March 3, 2020, by and among the Company and certain of its shareholders, as may be amended from time to time, including by the 2021 Amendments.

“Company Expenses” means all reasonable and documented third-party, out-of-pocket, fees and expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, the Company and its Subsidiaries in connection with the negotiation, preparation or execution of this Agreement or any other Transaction Document, the performance of its covenants or agreements in this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby, including (i) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants or other agents or service providers of the Company or its Subsidiaries and (ii) any other fees, expenses or other amounts that are expressly allocated to the Company or its Subsidiaries pursuant to this Agreement or any other Transaction Document, in each case including applicable Taxes. Notwithstanding anything to the contrary herein, Company Expenses shall not include any SPAC Expenses.

“Company Interested Party Transaction” has the meaning given to such term in Section 4.20(a).

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned by a third party and licensed to the Company or any Company Subsidiary and used in the conduct of the business of the Company and its Company Subsidiaries.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or (ii) would reasonably be expected to prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following, and none of the Effects resulting therefrom, shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether there has been or will be, a Company Material Adverse Effect for purposes of clause (i) of this definition: (a) any change or proposed change in or change in the interpretation of any Law, GAAP or IFRS; (b) Effects generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (c) any change in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, or other force majeure events, or any epidemic, disease, outbreak or pandemic (including COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date hereof, and including any impact of such pandemics on the health of any officer, employee or consultant of the Company or the Company Subsidiaries); (e) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or at the written request of, or with the written consent of SPAC; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); or (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position; provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Company Material Adverse Effect), except in the cases of clauses (a) through (d), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate (in which case only the incremental disproportionate impact may be taken into account).

“Company Merger” has the meaning given to such term in the Recitals.

“Company Merger Effective Time” has the meaning given to such term in Section 2.02(b).

“Company Merger Shares” means a number of Holdings Common Shares A equal to the quotient obtained by dividing (a) the sum of (i) $1,000,000,000 plus (ii) the Aggregate Exercise Price by (b) $10.00.

“Company Options” means all outstanding options to purchase Company Common Shares B, whether or not exercisable and whether or not vested, granted under the Company Stock Plan or otherwise; provided that this shall exclude any rights to purchase Company Common Shares B under any Company Convertible Note or any right to subscribe for further convertible notes in the Company.

“Company Outstanding Shares” means the total number of Company Common Shares A, Company Common Shares B and Company Preferred Shares in each case outstanding immediately prior to the Company Merger Effective Time, and including the number of Company Common Shares A issuable upon the Hypothetical Convertible Note Conversion and the number of Company Common Shares B subject to unexpired, issued and outstanding Company Options as of immediately prior to the Company Merger Effective Time (assuming the payment in cash of the exercise price of such Company Options).

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Permit” has the meaning given to such term in Section 4.06.

“Company Preferred Shares” means the Company Class A Preferred Shares, the Company Class B Preferred Shares, the Company Class C Preferred Shares, the Company Class D Preferred Shares and the Company Class D-1 Preferred Shares.

“Company Redemption Consent” has the meaning given to such term in Section 2.01(b).

“Company Shares” means the Company Common Shares A, the Company Common Shares B and the Company Preferred Shares.

“Company Stock Plan” means the Company’s 2019 Share Option Plan, as may be amended from time to time.

“Company Subsidiary” means each Subsidiary of the Company and, to the extent applicable, its branches, including those Subsidiaries set forth in Section 4.01(b) of the Company Disclosure Letter.

“Company Surviving Company” has the meaning given to such term in the Recitals.

“Company Surviving Company Articles” has the meaning given to such term in Section 2.04(b).

“Company Transaction Support Agreement” has the meaning given to such term in the Recitals.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (i) the Company or the Company Subsidiaries that is not already generally available to the public, or (ii) any suppliers or customers of the Company or any Company Subsidiaries, in each case that either (a) the Company or the Company Subsidiaries are bound to keep confidential or are restricted in use or (b) with respect to clause (i), the Company or the applicable Company Subsidiary purport to maintain as a trade secret under applicable Laws.

“Confidentiality Agreement” has the meaning given to such term in Section 7.05(b).

“Contract” has the meaning given to such term in Section 4.05(a).

“Contracting Parties” has the meaning given to such term in Section 10.11.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Convertible Note Conversion” has the meaning given to such term in Section 2.01(d).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “work from home,” workforce reduction, social distancing, shut down, closure, sequester, safety or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) or any changes thereto.

“D&O Indemnitees” has the meaning given to such term in Section 7.08(a).

“Data Security Requirements” has the meaning given to such term in Section 4.13(g).

“Director” has the meaning given to such term in Section 7.16(b).

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company IP from misuse or otherwise protect the Business Systems.

“Earnout Period” means the time period beginning on the Closing Date and ending on the five-year anniversary of the Closing Date.

“Earnout RSUs” means a restricted stock unit in respect of one Holdings Common Share A issued in accordance with Sections 3.02(b) and 3.04(h).

“Earnout RSU Share” means a Holdings Common Share A issued in settlement of an Earnout RSU in accordance with Section 3.04(h).

“Earnout Shares” has the meaning given to such term in Section 3.04(a).

“Effect” has the meaning given to such term in the definition of “SPAC Material Adverse Effect”.

“Eligible Company Equityholders” means, with respect to a Triggering Event or a Change of Control, each holder, as of immediately prior to the Company Merger Effective Time (but assuming the Hypothetical Convertible Note Conversion had occurred at such time), of (i) a Company Share or (ii) a Company Option. The Eligible Company Equityholders with respect to a Triggering Event or a Change of Control shall include the holder of a Company Option to the extent (a) the Exchanged Option related to such Company Option was vested upon the Company Merger Effective Time, (b) the Exchanged Option related to such Company Option became vested after the Company Merger Effective Time but prior to such Triggering Event or Change of Control, as applicable, or (c) the Exchanged Option related to such Company Option remained outstanding but unvested as of such Triggering Event or Change of Control, as applicable. The Eligible Company Equityholders with respect to a Triggering Event or a Change of Control shall not include the holder of a Company Option to the extent the Exchanged Option related to such Company Option was forfeited after the Company Merger Effective Time but prior to such Triggering Event or Change of Control, as applicable, regardless of whether, at the time of such forfeiture, the Exchanged Option was vested or unvested.

“Employee Benefit Plan” means any plan that is a bonus, stock or share option, stock or share purchase, restricted stock or shares, profit sharing, other equity-based compensation, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements, medical, deferred compensation or other employee benefit plans, programs, agreements or arrangements, whether written or unwritten, other than, in any case, any statutory plan, program or arrangement that is required under applicable Laws and maintained by any Governmental Authority.

“Employment Agreement” has the meaning given to such term in the Recitals.

“Environmental Law” means any Law relating to: (i) pollution; (ii) the protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or natural resources; (iii) the sale or marketing of products or services as renewable, green, sustainable, or similar such claims; or (iv) with respect to exposure to hazardous or toxic material, protection of human health and safety.

“Environmental Permits” has the meaning given to such term in Section 4.15.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning given to such term in Section 3.03(a).

“Exchange Fund” has the meaning given to such term in Section 3.03(a).

“Exchange Ratio” means the following ratio (rounded to ten decimal places): (i) the Company Merger Shares divided by (ii) the difference of (A) the Company Outstanding Shares minus (B) the number of Company Shares, if any, issued following the date hereof and prior to the Company Merger Effective Time in connection with the transaction described in Item 1 of Section 1.01(c) of the Company Disclosure Letter.

“Exchanged Option” has the meaning given to such term in Section 3.02(c).

“Excluded Company Shares” has the meaning given to such term in Section 3.02(b)(ii).

“Export Control and Economic Sanctions Laws” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including the Arms Export Control Act (22 U.S.C. § 2751, et seq.), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Control Reform Act of 2018 (50 U.S.C. Chapter 58), the Export Administration Act of 1979 (50 U.S.C. Chapter 56), the Export Administration Regulations (15 C.F.R. Parts 730-774), regulations promulgated by the U.S. Department of the Treasury’s Office of Foreign Assets Control (31 C.F.R. Parts 500-599) and corresponding enabling statutes, including but not limited to the International Emergency Economic Powers Act (50 U.S.C. Chapter 35) and the Trading With the Enemy Act (50 U.S.C. Chapter 53)), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury, or (v) any other Governmental Authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“FCPA” means U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Financial Statement Delivery Date” has the meaning given to such term in Section 7.19(a).

“Fraud” means actual, intentional and knowing fraud with respect to the representations and warranties expressly set forth in this Agreement that is made by the party making such representations and warranties.

“Go-Forward D&O Insurance” has the meaning given to such term in Section 7.08(e).

“Governmental Authority” has the meaning given to such term in Section 4.05(b).

“Government Official” means any officer or employee of a Governmental Authority or a public international organization, or any department, agency or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of such government or department, agency or instrumentality, or for or on behalf of any such public international organization, including: (i) a foreign official as defined by the FCPA, (ii) an officer or employee of a government-owned, -controlled, or -operated enterprise, such as a national oil company, and (iii) any non-U.S. political party or party official, or any candidate for non-U.S. political office.

“Governmental Order” means any ruling, order, judgment, injunction, edict, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos, polychlorinated biphenyls, per- or polyfluoroalkyl substances, and any other substance, material, or waste defined or regulated as hazardous, toxic, or words of similar import under any Environmental Law.

“Holdings” has the meaning given to such term in the Preamble.

“Holdings A&R Articles” has the meaning given to such term in Section 7.17.

“Holdings Articles” means the memorandum and articles of association of Holdings dated as of July 28, 2021.

“Holdings Board” has the meaning given to such term in the Recitals.

“Holdings Common Shares” means Holdings Common Shares A and Holdings Common Shares B.

“Holdings Common Shares A” means Holdings’ Class A ordinary shares of par value US$0.0001 per share.

“Holdings Common Shares B” means Holdings’ Class B ordinary shares of par value US$0.0001 per share.

“Holdings Public Company Articles” has the meaning given to such term in Section 7.17.

“Holdings Redemption” has the meaning given to such term in the Recitals.

“Holdings Shareholder Approval” has the meaning given to such term in Section 4.04.

“Holdings Shareholders Agreement” has the meaning given to such term in the Recitals.

“Holdings Unit” means one Holdings Common Shares A and one-third of one SPAC Warrant exercisable for Holdings Common Shares A after giving effect to the SPAC Merger.

“Holdings Warrant” has the meaning given to such term in Section 3.02(a)(ii).

“Hypothetical Convertible Note Conversion” has the meaning given to such term in Section 2.01(d).

“IFRS” has the meaning given to such term in Section 4.07(a).

“In-the-Money Company Options” means all Company Options that are unexercised, issued and outstanding as of immediately prior to the Company Merger Effective Time and, if such Company Options were Exchanged Options, would have a per share exercise price of less than $10.00 per share.

“Intellectual Property” means any and all proprietary, industrial and intellectual property rights, under the law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, know-how (including ideas, formulas, compositions and inventions (whether or not patentable or reduced to practice)), and database rights and (v) Internet domain names and social media accounts.

“Intended Tax Treatment” has the meaning given to such term in the Recitals.

“Intervening Event” has the meaning given to such term in Section 7.04(a).

“Key Company Shareholders” means the persons and entities listed on Section 1.01(a) of the Company Disclosure Letter.

“Key SPAC Shareholders” means the persons and entities listed on Section 1.01(a) of the SPAC Disclosure Letter.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of each person listed on Section 1.01(b) of the Company Disclosure Letter after reasonable inquiry of the individuals with operational responsibility in the functional area of such person, and in the case of SPAC, the actual knowledge of each person listed on Section 1.01(b) of the SPAC Disclosure Letter after reasonable inquiry.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, law (including common law), ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lease” has the meaning given to such term in Section 4.12(b).

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Letter of Transmittal” has the meaning given to such term in Section 3.03(b)(i).

“Lien” means any lien, charge, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Lock-Up Agreement” has the meaning given to such term in the Recitals.

“Material Contracts” has the meaning given to such term in Section 4.16(a).

“Merger Materials” has the meaning given to such term in Section 7.02(a).

“Mergers” has the meaning given to such term in the Recitals.

“New Board” has the meaning given to such term in Section 7.16(a).

“Nonparty Affiliates” has the meaning given to such term in Section 10.11.

“Officer” has the meaning given to such term in Section 7.16(c).

“Omnibus Incentive Plan” has the meaning given to such term in Section 7.06.

“Open Source Software” means any Software that is licensed pursuant to any license that is a license approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL).

“Outside Date” has the meaning given to such term in Section 9.01(b).

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Per Share Earnout Consideration” means, with respect to each Triggering Event (or the date on which a Change of Control occurs as described in Sections 3.04(c)(ii)-3.04(c)(iv)), with respect to each Eligible Company Equityholder, a number of Holdings Common Shares A equal to (i) the sum of (A) the number of Holdings Common Shares A issued in connection with such Triggering Event or Change of Control plus (B) the number of Earnout RSU Shares issued in connection with such Triggering Event or Change of Control, divided by (ii) the Company Outstanding Shares.

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (iii) Liens for Taxes not yet due and delinquent or, if delinquent, which are being contested in good faith through appropriate actions and for which appropriate reserves have been established in accordance with IFRS or GAAP, as applicable, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (v) non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (vi) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights-of-way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (vii) any (A) statutory Liens in favor of any lessor or landlord, (B) Liens set forth in leases, subleases, easements, licenses, rights of use, rights to access and rights-of-way or (C) Liens benefiting or encumbering any superior estate, right or interest, (viii) any immaterial Liens that are discharged at or prior to the Closing, (ix) any purchase money Liens, equipment leases or similar financing arrangements arising in the ordinary course of business and (x) any Liens that are not, individually or in the aggregate, material to the Company or the Company Subsidiaries, as applicable, taken as a whole.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means any information relating to an identified or identifiable natural person and any similar information or data regulated under applicable data privacy and data protection Laws. For purposes of this definition, an “identifiable natural person” is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person.

“PIPE Investment Amount” means the aggregate dollar amount to be invested by the PIPE Investors pursuant to the Subscription Agreements.

“PIPE Investors” has the meaning given to such term in the Recitals.

“Plan” has the meaning given to such term in Section 4.10(a).

“Privacy/Data Security Laws” means all applicable Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information, or the security of Company’s Business Systems, including the General Data Protection Regulation (EU) 2016/679 and Egypt’s Personal Data Protection Law No.151 of 2020.

“Private Placements” has the meaning given to such term in the Recitals.

“Proxy Statement” has the meaning given to such term in Section 7.02(a).

“Redemption Rights” means the redemption rights provided for in Sections 165-178 of the SPAC Articles of Association.

“Registered Intellectual Property” means all Intellectual Property that is the subject of a registration (or an application for registration) with a Governmental Authority or domain name registrar, including domain names.

“Registration Rights Agreement” has the meaning given to such term in the Recitals.

“Registration Statement” has the meaning given to such term in Section 7.02(a).

“Remedies Exceptions” has the meaning given to such term in Section 4.04.

“Representatives” has the meaning given to such term in Section 7.05(a).

“Required SPAC Proposals” has the meaning given to such term in Section 7.02(a).

“Requisite Company Shareholder Approval” means the requisite consent of the Company’s shareholders under the BVI Companies Act, the Company Articles and the Company Existing Shareholders Agreement to approve this Agreement, the BVI Plan of Merger and the Transactions, which shall require either the consent in writing of the holders of not less than (i) two-thirds of the issued Company Common Shares A; (ii) two-thirds of the issued Company Common Shares B; (iii) two-thirds of the issued Company Class A Preferred Shares; (iv) three-fourths of the issued Company Preferred Shares (voting together as a single class); (v) three-fourths of the issued Company Class B Preferred Shares; (vi) three-fourths of the issued Company Class C Preferred Shares; (vii) three-fourths of the issued Company Class D Preferred Shares; and (viii) three-fourths of the issued Company Class D-1 Preferred Shares; or the affirmative vote of (i) a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the Company Common Shares A, (ii) a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the Company Common Shares B, (iii) a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the Company Class A Preferred Shares, (iv) not less than three-fourths of the holders of the Company Preferred Shares present (or represented at) voting at a duly constituted meeting of the holders of the Company Preferred Shares (voting together as a single class), (v) not less than three-fourths of the holders of Company Class B Preferred Shares present (or represented at) and voting at a duly constituted meeting of the holders of Company Class B Preferred Shares, (vi) not less than three-fourths of the holders of Company Class C Preferred Shares present (or represented at) and voting at a duly constituted meeting of the holders of Company Class C Preferred Shares, (vii) not less than three-fourths of the holders of Company Class D Preferred Shares present (or represented at) and voting at a duly constituted meeting of the holders of Company Class D Preferred Shares, and (viii) not less than three-fourths of the holders of Company Class D-1 Preferred Shares present (or represented at) and voting at a duly constituted meeting of the holders of Company Class D-1 Preferred Shares.

“Requisite SPAC Shareholder Approval” has the meaning given to such term in Section 5.04.

“Sanctioned Jurisdiction” means any country, state, territory or region which is subject to comprehensive economic or trade restrictions under applicable Export Control and Economic Sanctions Laws, which may change from time to time (which includes, as of the date hereof, Cuba, Iran, North Korea, Syria, and the Crimea region).

“Sanctioned Person” means at any time (i) any person listed on any sanctions-related list of designated or blocked persons, including the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or Sectoral Sanctions Identifications List of the U.S. Department of the Treasury’s Office of Foreign Assets Control; the Denied Persons, Entity, or Unverified Lists of the U.S. Department of Commerce’s Bureau of Industry and Security; the Debarred List of the U.S. Department of State’s Directorate of Defense Trade Controls; any list of sanctioned persons administered and maintained by the U.S. Department of State relating to nonproliferation, terrorism, Cuba, Iran, or Russia; and any similar lists of other jurisdictions to the extent applicable to the Company, (ii) the government of, or any person resident in or organized under the laws of a Sanctioned Jurisdiction, or (iii) any person majority-owned or controlled by any of the foregoing.

“SEC” has the meaning given to such term in Section 5.07(a).

“Securities Act” has the meaning given to such term in Section 4.05(b).

“Selected Stock Exchange” means the Nasdaq Global Market or, if Holdings does not qualify for such market, the Nasdaq Capital Market, or any other public stock market or exchange in the United States as may be mutually agreed by the Company and SPAC.

“Service Provider” means any employee, officer, director, individual independent contractor or individual consultant of the Company or any Company Subsidiary.

“Software” means all computer programs, applications, middleware, firmware, or other computer software (in object code, bytecode or source code format) and related documentation.

“SPAC” has the meaning given to such term in the Preamble.

“SPAC Alternative Transaction” has the meaning given to such term in Section 7.01(d).

“SPAC Articles of Association” means the Amended and Restated Memorandum and Articles of Association of the SPAC, adopted by special resolution dated January 19, 2021.

“SPAC Board” has the meaning given to such term in the Recitals.

“SPAC Class A Ordinary Shares” means SPAC’s Class A ordinary shares, par value US$0.0001 per share.

“SPAC Class B Ordinary Shares” means SPAC’s Class B ordinary shares, par value US$0.0001 per share.

“SPAC Consideration” means (i) the Holdings Common Shares A issuable to holders of SPAC Class A Ordinary Shares, (ii) the Holdings Common Shares B issuable to holders of SPAC Class B Ordinary Shares, (iii) the Holdings Warrants (or fraction thereof) issuable to holders of SPAC Warrants (or fraction thereof) and (iv) without duplication of the foregoing, the Holdings Units issuable to holders of SPAC Units, in each case in accordance with Section 3.02(a).

“SPAC D&O Indemnitees” has the meaning given to such term in Section 7.08(b).

“SPAC D&O Insurance” has the meaning given to such term in Section 7.08(d).

“SPAC Designee” has the meaning given to such term in Section 7.16(b).

“SPAC Disclosure Letter” has the meaning given to such term in Article V.

“SPAC Expenses” means all reasonable and documented third-party, out-of-pocket fees and expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, SPAC and its Subsidiaries in connection with the negotiation, preparation or execution of this Agreement or any other Transaction Document, the performance of its covenants or agreements in this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby, including (i) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants or other agents or service providers of SPAC or its Subsidiaries, and (ii) any other fees, expenses or other amounts that are expressly allocated to SPAC or its Subsidiaries pursuant to this Agreement or any other Transaction Document, in each case including applicable Taxes. Notwithstanding anything to the contrary herein, SPAC Expenses shall not include any Company Expenses.

“SPAC Independent Designee” has the meaning given to such term in Section 7.16(b).

“SPAC Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other Effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or operations of SPAC or (ii) would reasonably be expected to prevent, materially delay or materially impede the performance by SPAC or BVI Merger Sub of their respective obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following, and none of the Effects resulting therefrom, shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether there has been or will be, a SPAC Material Adverse Effect for purposes of clause (i) of this definition: (a) any change or proposed change in or change in the interpretation of any Law, GAAP or IFRS; (b) Effects generally affecting the industries or geographic areas in which SPAC operates; (c) any change in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions or other force majeure events, or any epidemic, disease, outbreak or pandemic (including COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date hereof, and including any impact of such pandemics on the health of any officer, employees or consultant of SPAC); (e) any actions taken or not taken by SPAC or BVI Merger Sub as required by this Agreement or at the written request of, or with the written consent of, the Company; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); or (g) the accounting treatment of the SPAC Warrants, except in the cases of clauses (a) through (d) to the extent that SPAC is disproportionately affected thereby as compared with other participants in the industry in which SPAC operates (in which case only the incremental disproportionate impact may be taken into account). Notwithstanding the foregoing, the amount of redemptions from the Trust Fund pursuant to the exercise of Redemption Rights shall not be deemed to be a SPAC Material Adverse Effect.

“SPAC Merger” has the meaning given to such term in the Recitals.

“SPAC Merger Certificate” means a certificate of the Company, dated as of the SPAC Merger Date, signed by a director or officer of the Company, certifying that: (i) the representations and warranties of the Company contained in (a) Sections 4.01, 4.02, 4.03(e), 4.03(f), 4.04, 4.14(l), and 4.22, in each case solely with respect to Holdings and Cayman Merger Sub, are true and correct in all material respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the SPAC Merger Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly shall be so made as of an earlier date, in which case such representation and warranty is true and correct as of such specified date), (b) Sections 4.05, 4.08(d), 4.18(b) and 4.18(c), in each case solely with respect to Holdings and Cayman Merger Sub, are true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the SPAC Merger Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties in this clause (b) to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, and (c) Sections 4.08(a) and 4.08(b), in each case solely with respect to Holdings and Cayman Merger Sub, are true and correct in all respects as of the SPAC Merger Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly shall be so made as of an earlier date, in which case such representation and warranty is true and correct as of such specified date) and (ii) the Company, Holdings and Cayman Merger Sub have performed or complied in all material respects with the agreements and covenants set forth in Sections 6.03, 7.03(b) and 7.03(c) prior to the SPAC Merger Effective Time.

“SPAC Merger Conditions Precedent” means the conditions set forth in Section 8.01(b) through Section 8.01(f), in each case, with respect to the SPAC Merger.

“SPAC Merger Date” has the meaning given to such term in Section 2.02(a).

“SPAC Merger Effective Time” has the meaning given to such term in Section 2.02(a).

“SPAC Organizational Documents” means the SPAC Articles of Association, the Trust Agreement and the SPAC Warrant Agreement, in each case as amended, modified or supplemented from time to time.

“SPAC Permit” has the meaning given to such term in Section 5.06.

“SPAC Preferred Stock” has the meaning given to such term in Section 5.03(a).

“SPAC Recommendation” has the meaning given to such term in Section 7.04(a).

“SPAC Related Party” has the meaning given to such term in Section 5.17(a).

“SPAC Related Party Transactions” has the meaning given to such term in Section 5.17(a).

“SPAC SEC Reports” has the meaning given to such term in Section 5.07(a).

“SPAC Shareholder Support Agreement” has the meaning given to such term in the Recitals.

“SPAC Shareholders’ Meeting” has the meaning given to such term in Section 7.02(a).

“SPAC Shares” means the SPAC Class A Ordinary Shares and the SPAC Class B Ordinary Shares.

“SPAC Surviving Company” has the meaning given to such term in the Recitals.

“SPAC Surviving Company Articles” has the meaning given to such term in Section 2.04(a).

“SPAC Unit” means one SPAC Class A Ordinary Share and one-third of one SPAC Warrant.

“SPAC Warrant Agreement” means that certain warrant agreement dated January 19, 2021, by and between SPAC and Continental Stock Transfer & Trust Company, as amended, modified or supplemented from time to time.

“SPAC Warrants” means whole warrants to purchase SPAC Class A Ordinary Shares as contemplated under the SPAC Warrant Agreement, with each whole warrant exercisable for one SPAC Class A Ordinary Share at an exercise price of $11.50.

“Sponsor” has the meaning given to such term in the Recitals.

“Sponsor Agreement” has the meaning given to such term in the Recitals.

“Subscription Agreements” has the meaning given to such term in the Recitals.

“Subsidiary” means, with respect to a person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Tax” or “Taxes” means any and all taxes, duties, levies or other similar governmental assessments, charges and fees, in each case in the nature of a tax, imposed by any Governmental Authority, including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto by a Governmental Authority.

“Tax Authority” means any Governmental Authority responsible for the collection, imposition or administration of Taxes or Tax Returns.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Governmental Authority.

“Terminating Company Breach” has the meaning given to such term in Section 9.01(f).

“Terminating SPAC Breach” has the meaning given to such term in Section 9.01(g).

“Trading Day” means any day on which Holdings Common Shares A are actually traded on the Selected Stock Exchange (or the exchange on which Holdings Common Shares A are then listed).

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Letter, the SPAC Disclosure Letter and the Ancillary Agreements.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Transfer Taxes” has the meaning given to such term in Section 7.15(b).

“Treasury Regulations” means the United States Treasury Regulations issued pursuant to the Code.

“Triggering Event I” means the date on which the daily volume-weighted average sale price of one Holdings Common Share A quoted on the Selected Stock Exchange (or the exchange on which the Holdings Common Shares A are then listed) is greater than or equal to $12.50 for any twenty (20) Trading Days (which may or may not be consecutive) within any thirty (30) consecutive Trading Day period within the Earnout Period.

“Triggering Event II” means the date on which the daily volume-weighted average sale price of one Holdings Common Share A quoted on the Selected Stock Exchange (or the exchange on which the Holdings Common Shares A are then listed) is greater than or equal to $15.00 for any twenty (20) Trading Days (which may or may not be consecutive) within any thirty (30) consecutive Trading Day period within the Earnout Period.

“Triggering Event III” means the date on which the daily volume-weighted average sale price of one Holdings Common Share A quoted on the Selected Stock Exchange (or the exchange on which the Holdings Common Shares A are then listed) is greater than or equal to $17.50 for any twenty (20) Trading Days (which may or may not be consecutive) within any thirty (30) consecutive Trading Day period within the Earnout Period.

“Triggering Events” means Triggering Event I, Triggering Event II and Triggering Event III, collectively.

“Trust Account” has the meaning given to such term in Section 5.12.

“Trust Agreement” has the meaning given to such term in Section 5.12.

“Trust Fund” has the meaning given to such term in Section 5.12.

“Trustee” has the meaning given to such term in Section 5.12.

“Unaudited Annual Financial Statements” has the meaning given to such term in Section 4.07(a).

“Unit Separation” has the meaning given to such term in Section 3.01.

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to SPAC in connection with its due diligence investigation of the Company relating to the Transactions.

“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching party hereto with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

“Written Consent Failure” has the meaning given to such term in Section 9.01(e).

“Written Consents” has the meaning given to such term in Section 7.03(a).

SECTION 1.02. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law, (x) the phrase “made available” when used in this Agreement with respect to the Company means that the information or materials referred to have been posted to the Virtual Data Room in each case, on or prior to 5:00pm Eastern Time on July 26, 2021, (xi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”, (xii) the word “will” shall be construed to have the same meaning and effect as the word “shall” and (xiii) the words “date hereof” when used in this Agreement shall refer to the date of this Agreement.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall (i) when used with respect to the Company and the Company Subsidiaries, have the meanings given to them under IFRS and (ii) when used with respect to SPAC and its Subsidiaries, have the meanings given to them under GAAP.

(e) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) References in Articles V through X to (i) “SPAC” shall refer to Queens’ Gambit Growth Capital for all periods prior to the completion of the SPAC Merger and to SPAC Surviving Company for all periods after the completion of the SPAC Merger; provided that the foregoing shall not apply to the representations and warranties set forth in Sections 5.03 5.04, 5.05 and 5.10, and (ii) “SPAC Class A Ordinary Shares,” “SPAC Class B Ordinary Shares,” “SPAC Warrants” and “SPAC Units” shall refer to such securities solely for periods prior to the SPAC Merger.

ARTICLE II

THE TRANSACTIONS

SECTION 2.01. The Transactions.

(a) Upon the terms and subject to the conditions set forth in this Article II and in accordance with the Cayman Companies Act, on the SPAC Merger Date at the SPAC Merger Effective Time, SPAC, being a constituent party for the purpose of the Cayman Companies Act, shall be merged with and into Cayman Merger Sub, being a constituent party for the purpose of the Cayman Companies Act. As a result of and following the SPAC Merger, (i) the separate corporate existence of SPAC shall cease, (ii) Cayman Merger Sub shall continue as the surviving company (for the purposes of the Cayman Companies Act) of the SPAC Merger as a wholly owned Subsidiary of Holdings (provided that references to SPAC or Cayman Merger Sub herein for periods after the SPAC Merger Effective Time shall include the SPAC Surviving Company), and (iii) Cayman Merger Sub shall become the sole owner of all of the issued and outstanding BVI Merger Sub Common Shares.

(b) Upon the terms and subject to the conditions set forth in this Article II, on the SPAC Merger Date at the SPAC Merger Effective Time and concurrently with the consummation of the SPAC Merger, Holdings shall redeem each Holdings Common Share issued and outstanding immediately prior to the SPAC Merger (all of which are and shall be at the SPAC Merger Effective Time directly held by the Company) for par value. The Company, by execution of this Agreement, provides its written consent to such redemption for the purposes of the BVI Companies Act (the “Company Redemption Consent”).

(c) Upon the terms and subject to the conditions set forth in this Article II and in Article VIII, following the SPAC Merger Date, on or prior to the Closing Date and prior to the Company Merger Effective Time, Cayman Merger Sub shall distribute, transfer, convey, assign and deliver to Holdings, as the sole shareholder of Cayman Merger Sub, and Holdings shall accept and acquire, all of the BVI Merger Sub Common Shares.

(d) Upon the terms and subject to the conditions set forth in this Article II and in Article VIII and the Company Transaction Support Agreement on the Closing Date and concurrently with the consummation of the Company Merger at the Company Merger Effective Time:

(i) the Company Convertible Notes, other than any Company Exchangeable Notes, shall convert into the right to receive Holdings Common Shares A as if such Company Convertible Notes had first converted into Company Common Shares A in connection with a “SPAC Transaction” as defined in and in accordance with Section 2.3 of the terms of such Company Convertible Notes immediately prior to the Company Merger Effective Time (the hypothetical conversion of such Company Convertible Notes into Company Common Shares A, the “Hypothetical Convertible Note Conversion”) and immediately thereafter each such Company Common Share A was canceled, extinguished and converted into the right to receive a number of Holdings Common Shares A equal to the Exchange Ratio; and

(ii) each Company Exchangeable Note shall be exchanged for the number of Holdings Common Shares A issuable in exchange therefor in connection with a “De-SPAC Completion Exchange” as defined in and in accordance with the terms of such Company Exchangeable Note

(the conversion or exchange of such Company Convertible Notes directly into Holdings Common Shares A pursuant to this Section 2.01(d), the “Convertible Note Conversion”). As a result of the Convertible Note Conversion and in accordance with the terms of the Company Convertible Notes and the Company Transaction Support Agreement, the Company Convertible Notes shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each former holder of Company Convertible Notes shall thereafter cease to have any rights with respect to such Company Convertible Notes (including any rights to acquire Company Shares upon conversion or exchange thereof).

(e) Upon the terms and subject to the conditions set forth in this Article II and in Article VIII and in accordance with the Subscription Agreements, on the Closing Date and prior to or substantially concurrent with the consummation of the Company Merger and the Company Merger Effective Time, Holdings will consummate the Private Placements.

(f) Upon the terms and subject to the conditions set forth in this Article II and in Article VIII and in accordance with the BVI Companies Act, on the Closing Date at the Company Merger Effective Time, BVI Merger Sub, being a constituent party for the purpose of the BVI Companies Act, shall be merged with and into the Company, being a constituent party for the purpose of the BVI Companies Act. As a result of the Company Merger, the separate corporate existence of BVI Merger Sub shall cease, and the Company shall continue as the surviving company (for the purposes of the BVI Companies Act) of the Company Merger as a wholly owned Subsidiary of Holdings (provided that references to the Company or BVI Merger Sub herein for periods after the Company Merger Effective Time shall include the Company Surviving Company).

(g) Upon the terms and subject to the conditions set forth in this Article II and in Article VIII, on the Closing Date at the Company Merger Effective Time, in accordance with the Holdings A&R Articles, each Holdings Common Share B that is outstanding immediately prior to the Company Merger Effective Time shall be converted, on a one-for-one basis, into one Holdings Common Share A.

(h) At or prior to the SPAC Merger Effective Time and the Company Merger Effective Time (as applicable), the parties hereto and their respective boards, as applicable, shall adopt any resolutions and take any similar actions that are necessary to effectuate the Transactions.

SECTION 2.02. Effective Times; Closing.

(a) Subject only to (a) SPAC’s prior receipt from the Company of the SPAC Merger Certificate and (b) the satisfaction or waiver of the SPAC Merger Conditions Precedent, the parties hereto (as relevant) shall execute a plan of merger in compliance with the Cayman Companies Act and substantially in form and substance of Exhibit E hereto (the “Cayman Plan of Merger”) and the relevant parties hereto shall file the Cayman Plan of Merger and other documents required under the Cayman Companies Act to effect the SPAC Merger with the Registrar of Companies of the Cayman Islands. The SPAC Merger shall become effective upon the date and time of registration of the Cayman Plan of Merger by the Registrar of Companies of the Cayman Islands or at such later date and time as may be agreed by the Company and SPAC and specified in the Cayman Plan of Merger in accordance with the Cayman Companies Act (such time, the “SPAC Merger Effective Time”). The date on which the SPAC Merger Effective Time occurs is referred to herein as the “SPAC Merger Date”. The Company shall deliver the SPAC Merger Certificate (i) promptly upon SPAC’s request or (ii) if not previously requested by SPAC, on the Business Day prior to the time the Closing is required to occur pursuant to Section 2.02(b) (without giving effect to the condition set forth in Section 8.01(h)).

(b) No earlier than one (1) Business Day after the SPAC Merger Date, and no later than three (3) Business Days after the satisfaction (or, to the extent permitted by Law, waiver by the parties hereto entitled to the benefit thereof in accordance with the terms of this Agreement) of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto (as relevant) shall execute a plan of merger (the “BVI Plan of Merger”) and articles of merger (the “BVI Articles of Merger”) in compliance with applicable Law and substantially in form and substance of Exhibit F hereto and the relevant parties hereto shall instruct the registered agent of the Company and the registered agent of BVI Merger Sub to file the BVI Articles of Merger and other documents required under the BVI Companies Act to effect the Company Merger with the Registrar of Corporate Affairs of the British Virgin Islands. The Company Merger shall become effective upon the time of registration of the BVI Articles of Merger by the Registrar of Corporate Affairs of the British Virgin Islands or at such later date and time as may be agreed by the Company and SPAC and specified in the BVI Articles of Merger in accordance with the BVI Companies Act (such time, the “Company Merger Effective Time”). The consummation of the Company Merger is referred to herein as the “Closing” and the date on which the Company Merger Effective Time occurs is referred to herein as the “Closing Date”.

(c) For the avoidance of doubt, the Holdings Redemption, the SPAC Merger, the SPAC Merger Date and the SPAC Merger Effective Time shall all occur at least one (1) Business Day prior to, and be independent of, the Closing, the Closing Date and the Company Merger Effective Time.

SECTION 2.03. Effects of the Mergers.

(a) At the SPAC Merger Effective Time, the effect of the SPAC Merger shall be as provided in this Agreement, the Cayman Plan of Merger and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the SPAC Merger Effective Time, all the property, rights, agreements, privileges, immunities, powers, franchises, licenses and authority of SPAC and Cayman Merger Sub shall vest in the SPAC Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of SPAC and Cayman Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the SPAC Surviving Company (including all rights and obligations with respect to the Trust Account).

(b) At the Company Merger Effective Time, the effect of the Company Merger shall be as provided in this Agreement, the BVI Plan of Merger and the BVI Articles of Merger and the applicable provisions of the BVI Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time, all the property, rights, agreements, privileges, immunities, powers, franchises, licenses and authority of the Company and BVI Merger Sub shall vest in the Company Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and BVI Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Company Surviving Company.

SECTION 2.04. Memorandum and Articles of Association of the Surviving Company.

(a) At the SPAC Merger Effective Time, in accordance with the Cayman Plan of Merger, the memorandum and articles of association of Cayman Merger Sub, as in effect immediately prior to the SPAC Merger Effective Time, shall become the memorandum and articles of association of the SPAC Surviving Company, (the “SPAC Surviving Company Articles”) until thereafter amended in their entirety in accordance with applicable Law and such SPAC Surviving Company Articles.

(b) At the Company Merger Effective Time, in accordance with the BVI Articles of Merger, the memorandum and articles of association of the Company Surviving Company shall be amended in form and substance to as set forth on Exhibit G hereto (the “Company Surviving Company Articles”) until thereafter amended in their entirety in accordance with applicable Law and such Company Surviving Company Articles.

SECTION 2.05. Directors and Officers of the Surviving Company.

(a) The parties hereto will take all requisite action such that the directors and officers of SPAC as of immediately prior to the SPAC Merger Effective Time continue as the initial directors and officers of the SPAC Surviving Company immediately after the SPAC Merger Effective Time, each to hold office in accordance with the provisions of the Cayman Companies Act and the SPAC Surviving Company Articles until their respective successors are duly elected or appointed and qualified, as applicable.

(b) The parties hereto will take all requisite action such that the directors and officers of the Company as of immediately prior to the Company Merger Effective Time continue as the initial directors and officers of the Company Surviving Company immediately after the Company Merger Effective Time, each to hold office in accordance with the provisions of the BVI Companies Act and the Company Surviving Company Articles until their respective successors are duly elected or appointed and qualified, as applicable.

ARTICLE III

EFFECTS OF THE MERGERS

SECTION 3.01. Unit Separation. At the Company Merger Effective Time, the Holdings Common Shares A and the Holdings Warrants comprising each existing and outstanding Holdings Unit immediately prior to the Company Merger Effective Time shall be automatically separated (the “Unit Separation”) in accordance with the Holdings A&R Articles.

SECTION 3.02. Conversion of Securities.

(a) At the SPAC Merger Effective Time:

(i) by virtue of the SPAC Merger and without any action on the part of SPAC, Cayman Merger Sub, BVI Merger Sub, the Company, Holdings or the holders of any of the following securities:

(A) each Cayman Merger Sub Common Share issued and outstanding immediately prior to the SPAC Merger Effective Time shall be automatically converted into one share of the SPAC Surviving Company, which shall constitute the only outstanding shares of the SPAC Surviving Company;

(B) each SPAC Class A Ordinary Share issued and outstanding immediately prior to the SPAC Merger Effective Time shall be automatically canceled, extinguished and converted into the right to receive one Holdings Common Share A; and

(C) each SPAC Class B Ordinary Share issued and outstanding immediately prior to the SPAC Merger Effective Time shall be automatically canceled, extinguished and converted into the right to receive one Holdings Common Share B;

(ii) each fraction of or whole SPAC Warrant issued and outstanding and unexercised immediately prior to the SPAC Merger Effective Time shall automatically, without any action on the part of the holder thereof, be assumed and converted into a fraction or whole warrant, as the case may be, to acquire (in the case of a whole warrant) one Holdings Common Share A, subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding former SPAC Warrant (or fraction held thereof) immediately prior to the SPAC Merger Effective Time, taking into account any changes thereto by reason of this Agreement or the Transactions (each such resulting warrant, a “Holdings Warrant”). Accordingly, effective as of the SPAC Merger Effective Time: (A) each whole SPAC Warrant shall be exercisable solely for Holdings Common Shares A; (B) the number of shares of Holdings Common Shares A subject to each such Holdings Warrant shall be equal to the number of SPAC Shares subject to the applicable SPAC Warrant and (C) the per share exercise price for Holdings Common Shares A issuable upon exercise of such Holdings Warrant shall be equal to the per share exercise price for SPAC Shares subject to the applicable SPAC Warrant as in effect immediately prior to the SPAC Merger Effective Time. Holdings shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Holdings Warrants remain outstanding, a sufficient number of Holdings Common Shares A for delivery upon the exercise of such Holdings Warrants; and

(iii) without duplication of Sections 3.02(a)(i) and 3.02(a)(ii), each SPAC Unit (comprised of one SPAC Class A Ordinary Share and one-third of one SPAC Warrant) existing and outstanding immediately prior to the SPAC Merger Effective Time shall be automatically canceled, extinguished and converted into one Holdings Unit, comprised of one Holdings Common Share A and one-third of one Holdings Warrant.

(b) At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of BVI Merger Sub, the Company, Holdings or the holders of any of the following securities:

(i) each BVI Merger Sub Common Share issued and outstanding immediately prior to the Company Merger Effective Time shall be automatically canceled, extinguished and converted into one share of no par value in the Company Surviving Company in accordance with this Agreement and the BVI Plan of Merger, which shall constitute the only issued and outstanding shares of the Company Surviving Company;

(ii) all Company Shares that are held in the treasury of the Company immediately prior to the Company Merger Effective Time (“Excluded Company Shares”) shall be automatically canceled and extinguished, and no consideration shall be delivered or deliverable in exchange therefor; and

(iii) subject to Section 3.07(b), each Company Share issued and outstanding immediately prior to the Company Merger Effective Time (excluding any Excluded Company Shares) shall be automatically canceled, extinguished and converted into the right to receive (A) a number of Holdings Common Shares A equal to the Exchange Ratio (the aggregate amount of consideration payable to holders of Company Shares pursuant to this clause (A) together with the aggregate amount of consideration payable to holders of Company Convertible Notes pursuant to the Convertible Note Conversion, the “Company Closing Consideration”) and (B) upon a Triggering Event (or the date on which a Change of Control occurs as described in Sections 3.04(c)(ii)-3.04(c)(iv)), the applicable Per Share Earnout Consideration (with any fractional share to which any holder of Company Shares would otherwise be entitled rounded down to the nearest whole share) in accordance with Section 3.04, in each case without interest.

(c) Each Company Option that is outstanding and unexercised as of immediately prior to the Company Merger Effective Time, whether or not vested, shall be assumed and converted into an option to purchase a number of Holdings Common Shares A (such option, an “Exchanged Option”) equal to (i) the number of Company Common Shares B subject to such Company Option (assuming payment in cash of the exercise price of such Company Option) immediately prior to the Company Merger Effective Time, multiplied by (ii) the Exchange Ratio (such product rounded down to the nearest whole share), at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company Option immediately prior to the Company Merger Effective Time, divided by (B) the Exchange Ratio; provided that to the extent necessary to avoid any Taxes or penalties as a result of Section 409A of the Code, the exercise price and number of Holdings Common Shares A purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code. In addition, at the Company Merger Effective Time, each holder of an Exchanged Option shall receive Earnout RSUs in respect of a number of Earnout RSU Shares in accordance with Section 3.04(h), equal to (i) the number of Company Common Shares B subject to such Company Option (assuming payment in cash of the exercise price of such Company Option) immediately prior to the Company Merger Effective Time multiplied by (ii) the Per Share Earnout Consideration. Except as specifically provided above, following the Company Merger Effective Time, each Exchanged Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding Company Option immediately prior to the Company Merger Effective Time, except to the extent such terms or conditions are rendered inoperative by the Mergers or any related transactions.

SECTION 3.03. Exchange Procedures.

(a) Exchange Agent. Following the SPAC Merger Effective Time but prior to the Company Merger Effective Time, Holdings shall cause to be transferred or deposited into a balance account (or the applicable equivalent), with an exchange agent designated by Holdings and reasonably satisfactory to SPAC (the “Exchange Agent”), for the benefit of the holders of Company Shares and Company Convertible Notes (giving effect to the Convertible Note Conversion), the number of Holdings Common Shares A sufficient to deliver the Company Closing Consideration pursuant to this Agreement (such Holdings Common Shares A together with any dividends or distributions with respect thereto pursuant to Section 3.03(c), being hereinafter referred to as the “Exchange Fund”). Holdings shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Company Closing Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.03(c), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures for Company Shares Evidenced by Certificates; Exchange Procedures for Company Shares in Book-Entry.

(i) As promptly as practicable after the Company Merger Effective Time, if required by the Exchange Agent, Holdings shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of Company Shares evidenced by certificates (the “Certificates”) entitled to receive the applicable Company Closing Consideration pursuant to Section 3.02: a letter of transmittal, which shall be in a form reasonably acceptable to SPAC and the Company (the “Letter of Transmittal”) and shall specify (A) that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and (B) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Prior to the Company Merger Effective Time, Holdings shall enter into an agreement with the Exchange Agent providing that, following the surrender to the Exchange Agent of all Certificates held by such holder for cancellation (but in no event prior to the Company Merger Effective Time), together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefor, and the Exchange Agent shall deliver, the applicable Company Closing Consideration in accordance with the provisions of Section 3.02(b), and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.03, each Certificate entitled to receive the applicable Company Closing Consideration in accordance with Section 3.02(b) shall be deemed at all times after the Company Merger Effective Time to represent only the right to receive upon such surrender the applicable Company Closing Consideration and any additional Per Share Earnout Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.02(b).

(ii) Holdings shall use its reasonable best efforts to cause the Exchange Agent to issue to the holders of the Company Shares that are, in each case, represented by book entry the applicable Company Closing Consideration, as the case may be, in accordance with the provisions of Sections 3.02(a) and 3.02(b), without such holders being required to deliver a Certificate or Letter of Transmittal to the Exchange Agent.

(c) Distributions with Respect to Unexchanged Certificates. No dividends or other distributions declared or made after the Company Merger Effective Time with respect to Holdings Common Shares with a record date after the Company Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Holdings Common Shares represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.03(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, Holdings shall pay or cause to be paid or cause the Exchange Agent to pay to the holder of the Holdings Common Shares issued in exchange therefor, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Company Merger Effective Time and theretofore paid with respect to such Holdings Common Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Company Merger Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such Holdings Common Shares.

(d) No Further Rights in Company Shares. Except for the Per Share Earnout Consideration set forth in Section 3.04, the Company Closing Consideration payable upon conversion of the Company Shares and the Company Convertible Notes pursuant to Sections 3.02(b) and 3.03(l) shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Shares and the Company Convertible Notes.

(e) Adjustments to the Company Closing Consideration. The Company Closing Consideration to be issued in accordance with Section 3.02 shall be adjusted to reflect appropriately the effect of any stock split or share division, reverse stock or share split, stock or share dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Company Shares occurring on or after the date hereof and prior to the Company Merger Effective Time, as applicable; provided, however, that this Section 3.03(e) shall not be construed to permit the Company to take any actions with respect to its securities that is prohibited by this Agreement.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Shares or Company Convertible Notes for one (1) year after the Closing Date shall be delivered to Holdings, upon demand, and any holders of Company Shares who have not theretofore complied with this Section 3.03 shall thereafter look only to Holdings for the applicable Company Closing Consideration, other than as provided in Section 3.04. Any portion of the Exchange Fund remaining unclaimed by holders of the Company Shares or Company Convertible Notes as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Holdings free and clear of any claims or interest of any person previously entitled thereto.

(g) No Liability. None of the Exchange Agent, the SPAC Surviving Company, the Company Surviving Company or Holdings shall be liable to any holder of Company Shares for any Holdings Common Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.03.

(h) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of Holdings and the Exchange Agent shall be entitled to deduct and withhold from amounts (including shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the United States Internal Revenue Code of 1986 (the “Code”) or any provision of state, local or non-U.S. Tax Law. If the applicable withholding agent intends to withhold any Taxes from any amounts payable to holders of equity interests in SPAC or the Company (other than with respect to any withholding on amounts treated as compensation for applicable Tax purposes), the applicable withholding agent shall use reasonable best efforts to provide prior notice of such withholding to the party in respect of whom such withholding is required as soon as reasonably practicable after it determines withholding is required, and shall reasonably cooperate to reduce or eliminate such withholding to the extent permissible under applicable Law. To the extent that amounts are deducted or withheld consistent with this Section 3.03(h) and timely paid to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the person in respect of which such deduction and withholding was made.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent or, solely in respect of Earnout Shares issuable pursuant to Section 3.04, Holdings, will issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate, the applicable Company Closing Consideration or Per Share Earnout Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Sections 3.02(b) or 3.04, as applicable.

(j) Fractional Shares. No certificates or scrip or shares representing fractional Holdings Common Shares shall be issued upon the exchange of Company Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Holdings or a holder of Holdings Common Shares. In lieu of any fractional Holdings Common Share to which any holder of Company Shares would otherwise be entitled in connection with the payment of the Company Closing Consideration or the Per Share Earnout Consideration, as applicable, the Exchange Agent shall round up or down to the nearest whole Holdings Common Share. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

(k) SPAC Warrants. In connection with the SPAC Merger, Holdings and SPAC shall, and shall use reasonable best efforts to cause Continental Stock Transfer & Trust Company to, enter into an assignment and assumption agreement in customary form and substance reasonably acceptable to the Company, SPAC and Continental Stock Transfer & Trust Company, pursuant to which SPAC will assign to Holdings all of its rights, interests and obligations in and under the SPAC Warrant Agreement as of the SPAC Merger Effective Time to reflect the assumption of the SPAC Warrants by Holdings as set forth in Section 3.02(a)(ii).

(l) Exchange Procedures for Company Convertible Notes for Holdings Common Shares A. As promptly as practicable after the Company Merger Effective Time, if required by the Exchange Agent, Holdings shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of Company Convertible Notes entitled to receive Holdings Common Shares A: a Letter of Transmittal and shall specify (A) that delivery shall be effected, and risk of loss and title to the Company Convertible Notes shall pass, only upon proper delivery of the Company Convertible Notes to the Exchange Agent, and (B) instructions for use in effecting the surrender of the Company Convertible Notes pursuant to the Letter of Transmittal. Prior to the Company Merger Effective Time, Holdings shall enter into an agreement with the Exchange Agent providing that, following the surrender to the Exchange

Agent of all Company Convertible Notes held by such holder for cancellation (but in no event prior to the Company Merger Effective Time), together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Company Convertible Note shall be entitled to receive in exchange therefor, and the Exchange Agent shall deliver, the applicable Holdings Common Shares A, and the Company Convertible Note so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.03, each Company Convertible Note entitled to receive the applicable Holdings Common Shares A shall be deemed at all times after the Company Merger Effective Time to represent only the right to receive upon such surrender the applicable Holdings Common Shares A. Notwithstanding anything to the contrary herein, if the Exchange Agent agrees to issue the applicable Holdings Common Shares A to each holder of Company Convertible Notes without requiring the delivery of the Company Convertible Notes or a Letter of Transmittal, the other provisions of this Section 3.03(l) shall not apply and Holdings shall instead use its reasonable best efforts to cause the Exchange Agent to issue to each such holder the applicable Holdings Common Shares A in accordance with the provisions of Section 2.01(d), without such holders being required to deliver the Company Convertible Notes or a Letter of Transmittal to the Exchange Agent.

SECTION 3.04. Earnout.

(a) Following the Closing, as additional consideration for the Company interests acquired in connection with the Company Merger, within five Business Days after the occurrence of a Triggering Event, Holdings shall issue or cause to be issued to the Eligible Company Equityholders (excluding Eligible Company Equityholders in their capacity as holders of Company Options who shall instead be eligible to receive Earnout RSU Shares pursuant to Section 3.04(h)) with respect to such Triggering Event the following number of Holdings Common Shares A (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Holdings Common Shares A occurring after the Closing and upon or prior to the applicable Triggering Event) (the “Earnout Shares”), upon the terms and subject to the conditions set forth in this Agreement:

(i) upon the occurrence of Triggering Event I, a one-time issuance of 5,000,000 Earnout Shares minus the number of Earnout RSU Shares issued in connection with the occurrence of Triggering Event I pursuant to Section 3.04(h);

(ii) upon the occurrence of Triggering Event II, a one-time issuance of 5,000,000 Earnout Shares minus the number of Earnout RSU Shares issued in connection with the occurrence of Triggering Event II pursuant to Section 3.04(h); and

(iii) upon the occurrence of Triggering Event III, a one-time issuance of 5,000,000 Earnout Shares minus the number of Earnout RSU Shares issued in connection with the occurrence of Triggering Event III pursuant to Section 3.04(h).

(b) For the avoidance of doubt, the Eligible Company Equityholders (excluding Eligible Company Equityholders in their capacity as holders of Company Options who shall instead be eligible to receive Earnout RSU Shares pursuant to Section 3.04(h)) with respect to a Triggering Event shall be entitled to receive Earnout Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the sum of the Earnout Shares issued pursuant to Sections 3.04(a)-3.04(c), together with the number of Earnout RSU Shares issued pursuant to Section 3.04(h), exceed 15,000,000 Earnout Shares pursuant to this Section 3.04.

(c) If, during the Earnout Period, there is a Change of Control (or a definitive agreement providing for a Change of Control is entered into during the Earnout Period and such Change of Control is ultimately consummated, even if such consummation occurs after the Earnout Period) pursuant to which Holdings or its shareholders have the right to receive consideration implying a value per Holdings Common Share A (as determined in good faith by the board of directors of Holdings) of:

(i) less than $12.50, then this Section 3.04 shall terminate and no Earnout Shares or Earnout RSU Shares shall be issuable hereunder;

(ii) greater than or equal to $12.50 but less than $15.00, then, (A) immediately prior to such Change of Control, Holdings shall issue 5,000,000 Holdings Common Shares A (less (x) any Earnout Shares issued prior to such Change of Control pursuant to Section 3.04(a), (y) any Earnout RSU Shares issued prior to such Change of Control pursuant to Section 3.04(h) and (z) any Earnout RSU Shares issued in connection with such Change of Control pursuant to Section 3.04(h)) to the Eligible Company Equityholders with respect to the Change of Control , and (B) thereafter, this Section 3.04 shall terminate and no further Earnout Shares or Earnout RSU Shares shall be issuable hereunder;

(iii) greater than or equal to $15.00 but less than $17.50, then, (A) immediately prior to such Change of Control, Holdings shall issue 10,000,000 Holdings Common Shares A (less (x) any Earnout Shares issued prior to such Change of Control pursuant to Section 3.04(a), (y) any Earnout RSU Shares issued prior to such Change of Control pursuant to Section 3.04(h) and (z) any Earnout RSU Shares issued in connection with such Change of Control pursuant to Section 3.04(h)) to the Eligible Company Equityholders with respect to the Change of Control, and (B) thereafter, this Section 3.04 shall terminate and no further Earnout Shares or Earnout RSU Shares shall be issuable hereunder; or

(iv) greater than or equal to $17.50, then, (A) immediately prior to such Change of Control, Holdings shall issue 15,000,000 Holdings Common Shares A (less (x) any Earnout Shares issued prior to such Change of Control pursuant to Section 3.04(a), (y) any Earnout RSU Shares issued prior to such Change of Control pursuant to Section 3.04(h) and (z) any Earnout RSU Shares issued in connection with such Change of Control pursuant to Section 3.04(h)) to the Eligible Company Equityholders with respect to the Change of Control, and (B) thereafter, this Section 3.04 shall terminate and no further Earnout Shares or Earnout RSU Shares shall be issuable hereunder.

(d) The Holdings Common Share A price targets set forth in the definitions of Triggering Event I, Triggering Event II and Triggering Event III, and in clauses (i), (ii), (iii) and (iv) of Section 3.04(c), and the number of Holdings Common Shares A described in clauses (i), (ii), (iii) and (iv) of Section 3.04(c), shall be equitably adjusted for stock splits, share divisions, reverse stock splits, stock or share dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Holdings Common Shares A occurring after the Closing and prior to the Change of Control.

(e) At all times during the Earnout Period, Holdings shall keep available for issuance a sufficient number of shares of unissued Holdings Common Shares A to permit Holdings to satisfy in full its issuance obligations set forth in this Section 3.04 and shall take all actions reasonably required (including by convening any shareholder meeting and soliciting any required consents or approvals from shareholders) to increase the authorized number of Holdings Common Shares A if at any time there shall be insufficient unissued Holdings Common Shares A to permit such reservation. In no event will any right to receive Earnout Shares or Earnout RSU Shares be represented by any negotiable certificates of any kind, and in no event will any holder of a contingent right to receive Earnout Shares or Earnout RSU Shares take any steps that would render such rights readily marketable.

(f) Holdings shall take such actions as are reasonably requested by the Eligible Company Equityholders to evidence the issuances pursuant to this Section 3.04, including through the provision of an updated register of members showing such issuances (as certified by a director or officer of Holdings responsible for maintaining such register of members or the applicable registrar or transfer agent of Holdings).

(g) During the Earnout Period, Holdings shall use reasonable best efforts for Holdings to remain listed as a public company on, and for the Holdings Common Shares A (including, when issued, the Earnout Shares) to be tradable over the national securities exchange (as defined under Section 6 of the Exchange Act) on which the Holdings Common Shares A are then listed; provided, however, that subject to Section 3.04(c), the foregoing shall not limit Holdings from consummating a Change of Control or entering into a Contract that contemplates a Change of Control.

(h) Notwithstanding anything to the contrary contained herein, in lieu of receiving Earnout Shares, holders of Company Options that are unexercised, issued and outstanding as of immediately prior to the Company Merger Effective Time shall be issued Earnout RSUs at the Company Merger Effective Time in accordance with Section 3.02(c) and this Section 3.04(h). The number of Earnout RSUs issued with respect to each Company Option shall be equal to (i) (A) 15,000,000, divided by (B) the Company Outstanding Shares multiplied by (ii) the aggregate number of Company Common Shares B underlying the applicable Company Option (assuming payment in cash of the exercise price of such Company Option). Each Earnout RSU shall be subject to forfeiture, and such forfeiture restrictions shall lapse with respect to a pro rata portion of the Earnout RSUs held by each holder of Earnout RSUs upon the occurrence of a Triggering Event (or on the date on which a Change of Control occurs as described in Sections 3.04(c)(ii)-3.04(c)(iv)) and the relevant Earnout RSU Shares shall be issued to such holder, but only to the extent that such Earnout RSU Share would have been issued upon the Triggering Event (or Change of Control) had it instead been an Earnout Share and issued pursuant to Sections 3.04(a)-3.04(c). Earnout RSUs also shall be subject to forfeiture and shall be reallocated pro rata to the other holders of Earnout RSUs to the extent the portion of the Exchanged Option to which they relate is forfeited after the Company Merger Effective Time and prior to the applicable Triggering Event (or Change of Control) regardless of whether at the time of such forfeiture such Exchanged Option was vested or unvested. Any Earnout RSU that remains subject to forfeiture at the expiration of the Earnout Period shall automatically and without further action be forfeited, and the Eligible Company Equityholder shall have no further right, title or interest in such Earnout RSU or the related Earnout RSU Share. Each Earnout RSU shall be subject to adjustment in accordance with Section 3.04(a) as if such Earnout RSU were an Earnout Share, and shall not be entitled to dividends paid with respect to the Holdings Common Shares A during the Earnout Period. Notwithstanding anything to the contrary in this Section 3.04, in no event shall the sum of the Earnout Shares issued pursuant to pursuant to Sections 3.04(a)-3.04(c), together with the number of Earnout RSU Shares issued in accordance with this Section 3.04(h), exceed 15,000,000 in the aggregate.

(i) In any issuance of Holdings Common Shares A to Eligible Company Equityholders pursuant to Sections 3.04(a) or 3.04(c), each Eligible Company Equityholder shall receive a number of Holdings Common Shares A or Earnout RSU Shares, as applicable, equal to the applicable Per Share Earnout Consideration multiplied by the number of Company Outstanding Shares held by such Eligible Company Equityholder, subject to further adjustment and reallocation, to the extent applicable, as a result of forfeiture of any Earnout RSUs as provided in Section 3.04(h).

(j) Any Earnout Shares received by an Eligible Company Equityholder pursuant to Sections 3.04(a) or 3.04(c) shall be treated as additional Holdings Common Shares A received in the Company Merger (or the Convertible Note Conversion, as applicable) for all applicable U.S. federal, state and local Tax purposes, except as otherwise required by applicable Law pursuant to a “final determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable U.S. state or local Law).

SECTION 3.05. Closing Statements.

(a) Two (2) Business Days prior to the Closing Date, the Company shall prepare and deliver to SPAC a statement (the “Company Closing Statement”) setting forth in good faith (x) a capitalization table containing the information set forth in Section 4.03(a), and, with respect to each holder of the Company Options, the information set forth in Section 4.10(i) of the Company Disclosure Letter, in each case, as of the date of the Company Closing Statement is delivered to SPAC and (y) the estimated amount of unpaid Company Expenses as of the Closing. From and after the delivery of the Company Closing Statement until the Closing, the Company shall (i) use reasonable best efforts to cooperate with and provide SPAC and its

Representatives all information reasonably requested by SPAC or any of its Representatives and within the Company or its Representatives possession or control in connection with Holdings’ review of the Company Closing Statement and (ii) consider in good faith any comments to the Company Closing Statement SPAC shall deliver to the Company no later than one (1) Business Day prior to the Closing Date, and the Company shall revise such Company Closing Statement to incorporate any changes the Company determines are reasonably necessary or appropriate given such comments.

(b) Two (2) Business Days prior to the Closing Date, SPAC shall prepare and deliver to the Company a statement (the “SPAC Closing Statement”, together with the Company Closing Statement, the “Closing Statements”) setting forth in good faith (i) the aggregate amount of cash proceeds that will be required to satisfy any exercise of Redemption Rights, (ii) the estimated amount of SPAC’s cash on hand, including in the Trust Fund, as of the Closing, (iii) the estimated amount of unpaid SPAC Expenses as of the Closing and (iv) the number of Holdings Common Shares A to be outstanding as of immediately prior to the Company Merger Effective Time. From and after the delivery of the SPAC Closing Statement until the Closing, SPAC shall (i) use reasonable best efforts to cooperate with and provide the Company and its Representatives all information reasonably requested by the Company or any of its Representatives and within SPAC or its Representatives possession or control in connection with the Company’s review of the SPAC Closing Statement and (ii) consider in good faith any comments to the SPAC Closing Statement the Company shall deliver to SPAC no later than one (1) Business Day prior to the Closing Date, and SPAC shall revise such SPAC Closing Statement to incorporate any changes SPAC determines are reasonably necessary or appropriate given such comments.

(c) The Company and SPAC shall seek in good faith to resolve any disagreements they have with respect to any matters set forth in the Closing Statements prior to the Closing; provided, that, notwithstanding any failure to resolve any such disagreements, nothing in this Section 3.05 shall operate to delay, impede or prevent the Closing.

SECTION 3.06. Stock Transfer Books.

(a) At the SPAC Merger Effective Time, the register of members of SPAC shall be closed and there shall be no further registration of transfers of SPAC Units, SPAC Shares or SPAC Warrants thereafter on the records of SPAC.

(b) At the Company Merger Effective Time, the register of members of the Company shall be closed and there shall be no further registration of transfers of Company Shares thereafter on the records of the Company. From and after the Company Merger Effective Time, the holders of Certificates representing Company Shares outstanding immediately prior to the Company Merger Effective Time shall cease to have any rights with respect to such Company Shares, except as otherwise provided in this Agreement or by Law. On and after the Company Merger Effective Time, any Certificates presented to the Exchange Agent or Holdings for any reason shall be converted into the applicable consideration provided for in Section 3.02(b).

SECTION 3.07. Dissenters’ Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Companies Act, SPAC Shares that are outstanding immediately prior to the SPAC Merger Effective Time and that are held by shareholders of SPAC who shall have demanded properly in writing dissenters’ rights for such SPAC Shares in accordance with Section 238 of the Cayman Companies Act, and otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights shall not be converted into, and such shareholders shall have no right to receive, the applicable SPAC Consideration unless and until such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Cayman Companies Act. Upon the exercise and perfection of dissenters’ rights pursuant to the Cayman Companies Act, such shareholder shall have the right to be paid the fair value of such shareholder’s SPAC Shares and such shares shall then be cancelled by the SPAC. The SPAC Shares owned by any shareholder of SPAC who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such SPAC under Section 238 of the Cayman Companies Act shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the SPAC Merger Effective Time, the right to receive the applicable SPAC Consideration, without any interest thereon.

(b) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the BVI Companies Act, if a holder of Company Shares shall have demanded properly in writing dissenters’ rights for such Company Shares in accordance with Section 179 of the BVI Companies Act, and otherwise complied with all of the provisions of the BVI Companies Act relevant to the exercise and perfection of dissenters’ rights:

(i) if such demand occurs prior to the Company Merger Effective Time, such Company Shares shall automatically convert at the Company Merger Effective Time into a right to receive an amount for such Company Shares calculated in accordance with Section 179 of the BVI Companies Act (the “BVI Dissenter Consideration”); or

(ii) if such demand occurs at or after the Company Merger Effective Time, any right to receive the applicable Company Closing Consideration or the Per Share Earnout Consideration in respect of such Company Shares shall, immediately and automatically convert into the right to receive the BVI Dissenter Consideration.

For the avoidance of doubt, in each case, the holders of such Company Shares shall have no right to receive the applicable Company Closing Consideration or the Per Share Earnout Consideration; provided, that if any holder of Company Shares fails to perfect or effectively withdraws or otherwise loses his, her or its rights to appraisal of such Company Shares under Section 179 of the BVI Companies Act, such Company Shares shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Company Merger Effective Time, the right to receive the applicable Company Closing Consideration and, if applicable, the Per Share Earnout Consideration, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 3.03(b), of the Certificate or Certificates that formerly evidenced such Company Shares.

(c) Prior to SPAC Merger Date or the Closing Date, as applicable, each of SPAC and the Company shall give the other (i) prompt notice of any demands for dissenters’ rights received by such party and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenters’ rights under the Cayman Companies Act or BVI Companies Act, as applicable. Each of SPAC, Holdings, and the Company shall not, except with the prior written consent of the other, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company to SPAC on the date hereof (the “Company Disclosure Letter”) (provided that any matter required to be disclosed shall only be disclosed by specific disclosure in the corresponding Section of the Company Disclosure Letter (unless such disclosure has sufficient detail on its face that it is reasonably apparent that it relates to another Section of this Article IV) or by cross-reference to another Section of the Company Disclosure Letter), the Company hereby represents and warrants to SPAC and BVI Merger Sub as follows:

SECTION 4.01. Organization and Qualification; Subsidiaries.

(a) Each of the Company, Holdings and Cayman Merger Sub is a corporation, company, exempted company or other organization duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (to the extent such jurisdiction recognizes the concept of good standing or any equivalent thereof). Each of the Company, Holdings and Cayman Merger Sub has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each other Company Subsidiary is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (to the extent such jurisdiction recognizes the concept of good standing or any equivalent thereof) and has the requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except in each case where the failure to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing (to the extent the applicable jurisdiction recognizes the concept of good standing or any equivalent thereof), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) A true and complete list of all of the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding capital stock or shares of each Company Subsidiary owned by the Company and each other Company Subsidiary, in each case as of the date hereof, is set forth in Section 4.01(b) of the Company Disclosure Letter. The Company and the Company Subsidiaries do not directly or indirectly own, and have never directly or indirectly owned, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity, other than the Company Subsidiaries.

SECTION 4.02. Organizational Documents. The Company has, prior to the date hereof, made available to SPAC a complete and correct copy of the Company Articles and the certificate of incorporation and the bylaws or equivalent organizational documents of each Company Subsidiary, each as amended to the date hereof. Such organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its applicable organizational documents in any material respect.

SECTION 4.03. Capitalization.

(a) The authorized shares of the Company consist of 15,000 Company Common Shares A, 3,936 Company Common Shares B, 5,555 Company Class A Preferred Shares, 7,756 Company Class B Preferred Shares, 8,186 Company Class C Preferred Shares, 14,799 Company Class D Preferred Shares and 6,970 Company Class D-1 Preferred Shares. As of the date hereof, (i) 12,666 Company Common Shares A are issued and outstanding, (ii) there are no Company Common Shares B issued and outstanding, (iii) 5,555 Company Class A Preferred Shares are issued and outstanding, (iv) 7,756 Company Class B Preferred Shares are issued and outstanding, (v) 8,186 Company Class C Preferred Shares are issued and outstanding, (vi) 14,799 Company Class D Preferred Shares are issued and outstanding, (vii) 6,970 Company Class D-1 Preferred Shares are issued and outstanding, (viii) no Company Common Shares A, Company Common Shares B or Company Preferred Shares are held in the treasury of the Company and (ix) 6,115 Company Common Shares B are reserved for future issuance pursuant to outstanding Company Options granted pursuant to the Company Stock Plan, of which 5,576 Company Common Shares B are subject to outstanding Company Options. Each outstanding share of the Company is duly authorized, validly issued and allotted and fully paid and nonassessable , and was issued free and clear of all Liens, options, rights of first offer and refusal, other than transfer restrictions under applicable securities laws, the Company Articles and the Company Existing Shareholders Agreement.

(b) As of the date hereof, other than (i) the Company Options, (ii) the Company Preferred Shares, (iii) the Company Convertible Notes, (iv) this Agreement, (v) the Company Existing Shareholders Agreement and (vi) the Subscription Agreements, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock, or other equity or other voting interests in, the Company or any Company Subsidiary. As of the date hereof, other than the Company Preferred Shares, Company Options and the Company Convertible Notes, neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company or any Company Subsidiary. Other than the Company Existing Shareholders Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge as of the date hereof, among any holder of Company Shares or any other equity interests or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting of the Company Shares or any of the equity interests or other securities of the Company.

(c) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(d) All outstanding Company Shares and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance in all material respects with (A) all applicable securities laws and other applicable Laws and (B) all preemptive rights and other requirements set forth in applicable Contracts to which the Company or any Company Subsidiary is a party and the organizational documents of the Company and the Company Subsidiaries.

(e) As of the date hereof, and at all times prior to the SPAC Merger Effective Time, the authorized shares and equity securities of Holdings consist of 25,000 Holdings Common Shares A and 25,000 Holdings Common Shares B. As of the date hereof, and at all times prior to the SPAC Merger Effective Time, no Holdings Warrants, no Holdings Units, 1 Holdings Common Shares A and no Holdings Common Shares B are issued and outstanding. All outstanding Holdings Common Shares have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by the Company free and clear of all Liens, options, rights of first refusal and limitations on the Company’s voting rights, other than transfer restrictions under applicable securities laws and the Holdings Articles.

(f) As of the date hereof and at all times prior to the SPAC Merger Effective Time, the authorized share capital of Cayman Merger Sub consists of 50,000 ordinary shares, par value $1.00 per share (each, a “Cayman Merger Sub Common Share”). As of the date hereof and at all times prior to the SPAC Merger Effective Time, 50,000 Cayman Merger Sub Common Shares are issued and outstanding. All outstanding Cayman Merger Sub Common Shares have been duly authorized, validly issued and allotted, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Holdings free and clear of all Liens, options, rights of first refusal and limitations on Holdings’ voting rights, other than transfer restrictions under applicable securities laws and the Cayman Merger Sub Articles.

(g) The Holdings Common Shares, Holdings Warrants, Exchanged Options and Holdings Units that will be issued pursuant to the terms of this Agreement shall be duly and validly issued, fully paid and nonassessable (to the extent applicable), and each such share or security shall be issued free and clear of preemptive rights and all Liens, options, rights of first refusal and limitations on the holders’ voting rights, other than transfer restrictions under applicable securities laws and the Holdings A&R Articles.

(h) Each outstanding share of capital stock or shares of each Company Subsidiary is duly authorized, validly issued and allotted, fully paid and nonassessable, and each such share is owned one hundred percent (100%) by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.

SECTION 4.04. Authority Relative to this Agreement. Each of the Company, Holdings and Cayman Merger Sub has all necessary corporate or similar organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Requisite Company Shareholder Approval, the Written Consents, the Holdings Shareholder Approval and the Cayman Merger Sub Shareholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by each of the Company, Holdings and Cayman Merger Sub and the consummation by each of the Company, Holdings and Cayman Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company, Holdings or Cayman Merger Sub are necessary to authorize this Agreement, the BVI Plan of Merger, the BVI Articles of Merger or the Cayman Plan of Merger or to consummate the Transactions (other than (w) the Requisite Company Shareholder Approval, which the Written Consents shall satisfy, (x) the approval and adoption of this Agreement and the Cayman Plan of Merger by the holders of two-thirds of the then-outstanding Cayman Merger Sub Common Shares who, being entitled to do so, vote in person or by proxy at an extraordinary general meeting or by unanimous written resolutions of the outstanding Cayman Merger Sub Common Shares (the “Cayman Merger Sub Shareholder Approval”), (y) the approval and adoption of this Agreement by the holders of a majority of the outstanding Holdings Common Shares (the “Holdings Shareholder Approval”) and (z) the filing and recordation of appropriate merger documents as required by the BVI Companies Act (in respect of the BVI Plan of Merger and the BVI Articles of Merger) and the Cayman Companies Act (in respect of the Cayman Plan of Merger)). This Agreement has been duly and validly executed and delivered by the Company, Holdings and Cayman Merger Sub and, assuming the due authorization, execution and delivery by SPAC and BVI Merger Sub, constitutes a legal, valid and binding obligation of the Company,

Holdings and Cayman Merger Sub, enforceable against the Company, Holdings and Cayman Merger Sub in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”).

SECTION 4.05. No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and each of the other Transaction Documents, as applicable, by each of the Company, Holdings and Cayman Merger Sub do not (and with respect to the Ancillary Agreements to be effective as of Closing, will not upon effectiveness), and subject to receipt of the filing and recordation of appropriate merger documents as required by the Cayman Companies Act and the BVI Companies Act and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 4.05(a) of the Company Disclosure Letter, including the Written Consents, have been made, obtained or given, the performance of this Agreement and each of the other Transaction Documents, as applicable, by each of the Company, Holdings and Cayman Merger Sub will not (i) conflict with or violate the Company Articles or the certificate of incorporation or bylaws or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any equity interest in any Company Subsidiary or any Lien (other than any Permitted Lien) on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, arrangement, lease, license, permit, franchise or other instrument, obligation, or understanding, whether written or oral (each, a “Contract”) to which the Company or any Company Subsidiary is a party or by which Company or any Company Subsidiary or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement and each of the other Transaction Documents, as applicable, by each of the Company, Holdings and Cayman Merger Sub do not (and with respect to the Ancillary Agreements to be effective as of Closing, will not upon effectiveness), and the performance of this Agreement and each of the other Transaction Documents, as applicable, by each of the Company, Holdings and Cayman Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county, municipal or other local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933 (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”), state takeover laws and the rules and regulations of the Selected Stock Exchange, (ii) the filing and recordation of appropriate merger documents as required by the Cayman Companies Act and the BVI Companies Act, (iii) the pre-merger notification requirements set forth on Section 4.05(b) of the Company Disclosure Letter and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.06. Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company and the Company Subsidiaries to own, lease and operate its properties in all material respects and to carry on its business in all material respects as it is now being conducted (each, a “Company Permit”). As of the date hereof, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is, or since January 1, 2018 has been, in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (b) any Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, have not been, and would not reasonably be, material to the Company and the Company Subsidiaries, taken as a whole.

SECTION 4.07. Financial Statements.

(a) Attached as Section 4.07(a) of the Company Disclosure Letter are true and complete copies of (x) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2019, (y) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2020 (the “2020 Balance Sheet”) and (z) the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the years then ended (collectively, the “Unaudited Annual Financial Statements”). The Unaudited Annual Financial Statements (i) were prepared in accordance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of the date thereof and for the period indicated therein, except as otherwise noted therein.

(b) Except as and to the extent set forth on the 2020 Balance Sheet, none of the Company or any of the Company Subsidiaries has any liability or obligation of a nature required to be disclosed on a balance sheet in accordance with IFRS (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities that were incurred in the ordinary course of business consistent with past practice since the date of such 2020 Balance Sheet, none of which are material, individually or in the aggregate, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party, or (iii) liabilities incurred for transaction expenses in connection with this Agreement and the Transactions.

(c) From January 1, 2018, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of (x) any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding weaknesses or deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls (including any significant deficiency relating thereto), including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

SECTION 4.08. Business Activities; Absence of Certain Changes or Events.

(a) Holdings was formed on July 23, 2021, solely for the purpose of engaging in the Transactions and is, and will be at all times prior to the SPAC Merger Effective Time, wholly owned by the Company. Since the date of its incorporation, Holdings has not engaged, and at all times prior to the SPAC Merger Effective Time will not engage, in any activities other than the execution of this Agreement and the other Transaction Documents to which Holdings is party, the performance of its obligations hereunder and thereunder in furtherance of the Transactions, and matters ancillary thereto. Holdings does not have, and prior to the SPAC Merger Effective Time will not have, any operations, assets, liabilities or obligations of any nature other than those incurred in connection with its formation and pursuant to this Agreement and the Transactions.

(b) Cayman Merger Sub was formed on June 22, 2021, solely for the purpose of engaging in the SPAC Merger and is, and will be at all times prior to the SPAC Merger Effective Time, wholly owned by Holdings. Since the date of its incorporation, Cayman Merger Sub has not engaged, and at all times prior to the SPAC Merger Effective Time will not engage, in any activities other than the execution of this Agreement and the other Transaction Documents to which Cayman Merger Sub is party, the performance of its obligations hereunder and thereunder in furtherance of the Transactions, and matters ancillary thereto. Cayman Merger Sub does not have, and prior to the SPAC Merger Effective Time will not have, any operations, assets, liabilities or obligations of any nature other than those incurred in connection with its formation and pursuant to this Agreement and the SPAC Merger.

(c) From December 31, 2020 through the date hereof, except as otherwise reflected in the Unaudited Annual Financial Statements or as expressly contemplated by this Agreement, (i) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to COVID-19 Measures, (ii) the Company and the Company Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its or their respective material assets (including Company-Owned IP) other than non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business consistent with past practice, and (iii) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date hereof, would constitute a breach of any of the covenants set forth in clauses (ii), (v), (vi), (viii), (ix), (x), (xi), (xiv), (xv), (xviii) or (xix) of Section 6.01(b) (or, only with respect to the covenants in each of the foregoing clauses of Sections 6.01(b), Section 6.01(b)(xxiii)).

(d) Since December 31, 2020, there has not been a Company Material Adverse Effect.

SECTION 4.09. Absence of Litigation. There is no litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, in each case, that (i) as of the date hereof would reasonably be expected to involve an amount in controversy (not counting insurance deductibles) in excess of $100,000 individually, (ii) is outside of the ordinary course of business and would reasonably be expected to involve an amount in controversy (not counting insurance deductibles) in excess of $500,000 or (iii) as of the Closing would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, in each case that (x) as of the date hereof would, individually or in the aggregate, reasonably be expected to result in liability (whether alone or due to a series of related orders, writs, judgments, injunctions, decrees, determinations or awards) or continuing obligations with a value in excess of $100,000 or to otherwise prevent, materially delay or materially impede the consummation of the Transactions or (y) would reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.10. Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Letter lists, as of the date hereof, all material Plans. “Plan” means each Employee Benefit Plan that is maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former Service Provider or under which the Company or any Company Subsidiary has or could incur any liability (contingent or otherwise).

(b) With respect to each material Plan, the Company has made available to SPAC, to the extent applicable: (i) a copy of the current plan document (or, if applicable, a representative form thereof) and all amendments thereto, (ii) any related trust or other funding arrangement, (iii) the most recent determination or similar opinion letter from the applicable Governmental Authority relating to its qualification for tax purposes or otherwise and (iv) for the most recent plan year (A) any annual report required pursuant to applicable Law, with all schedules attached thereto and (B) audited financial statements. Neither the Company nor any Company Subsidiary has, as of the date hereof, any express commitment to modify, change or terminate a Plan, other than with respect to a modification, change or termination required by applicable Law or the terms of the applicable Plan.

(c) Neither the Company nor any Company Subsidiaries contributes to or has any obligation to contribute to a plan maintained by any entity other than the Company or a Company Subsidiary for the benefit of unionized or collectively bargaining employees of the Company or any Company Subsidiaries and at least one (1) unrelated employer.

(d) Neither the Company nor any Company Subsidiary is obligated, whether under any Plan or otherwise, to provide any Service Provider with separation pay, severance, termination or similar benefits to any person as a result of the consummation of the Transactions, nor will the consummation of the Transactions accelerate the time of payment or vesting, or materially increase the amount, of any benefit or other compensation due to any Service Provider; provided that this Section 4.10(d) shall not include arrangements entered into by the Company in connection with the Transactions, including the Omnibus Incentive Plan. The 2021 Amendments will not (i) accelerate the time of payment or vesting, or materially increase the amount, of any benefit or compensation due to any Service Provider or (ii) result in any increase in the number of Company Shares issuable upon exercise of any Company Options.

(e) None of the Plans provides, nor does the Company nor any Company Subsidiary have any obligation to provide, retiree medical benefits to any current or former Service Provider after termination of employment or service, except for coverage mandated by applicable Law.

(f) Neither the Company nor any Company Subsidiary maintains, sponsors, contributes to or has any obligation to contribute to a defined benefit pension plan or scheme, whether such plan or scheme is mandatory or discretionary pursuant to the applicable governing jurisdiction.

(g) Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, (i) each Plan has been established and administered in accordance with its terms and the requirements of all applicable Laws, (ii) the Company has performed all obligations required to be performed by the Company under, is not in default under or in violation of, and has no knowledge of any default or violation by any third party to, any Plan, and (iii) no Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course).

(h) The Company has timely made all contributions and satisfied all obligations with respect to any statutory plan, program or arrangement that is required under applicable Laws and maintained by any Governmental Authority covering current or former Service Providers, except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect.

(i) Section 4.10(i) of the Company Disclosure Letter sets forth, the following information with respect to each Company Option outstanding as of July 18, 2021, as applicable: (i) the name of the Company Option recipient; (ii) the number of Company Common Shares B subject to such Company Option; (iii) the exercise or purchase price of such Company Option; (iv) the date on which such Company Option was granted; (v) the vesting schedule applicable to such Company Option; and (vi) the date on which such Company Option expires. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Transactions. The Company has made available to SPAC accurate and complete copies of the Company Stock Plan pursuant to which the Company has granted the Company Options that are currently outstanding and the form of all stock and stock-based award agreements evidencing the Company Options. No Company Option was granted with an exercise price per share less than the fair market value of the underlying Company Common Shares B as of the date such Company Option was granted. The Company Options have been granted in compliance in all material respects with all applicable securities Laws and other applicable Laws, including, to the extent applicable to the holder of such Company Option, Section 409A of the Code.

SECTION 4.11. Labor and Employment Matters.

(a) No employee of the Company or any Company Subsidiary is represented by a labor union, works council, trade union, or similar representative of employees with respect to their employment with the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary is a party to, subject to, or bound by a collective bargaining agreement, collective agreement, or any other contract or agreement with a labor union, works council, trade union, or similar representative of employees. There are no, and since January 1, 2018, there have not been any, strikes, lockouts or work stoppages existing or, to the Company’s knowledge, threatened, with respect to the Company or any Company Subsidiary or any of their respective employees and there have been no labor union (or works council, trade union, or similar representative) certification or representation petitions or demands with respect to the Company or any Company Subsidiary or any of their respective employees and, to the Company’s knowledge, no labor union (or works council, trade union, or similar representative) organizing campaign or similar effort is pending or threatened with respect to the Company or any Company Subsidiary or any of their respective employees.

(b) Except as set forth on Section 4.11(b) of the Company Disclosure Letter, there are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by or on behalf of any of their respective current or former Service Providers with respect to unlawful labor or employment practices (including wage practices).

(c) The Company and the Company Subsidiaries are and have been since January 1, 2018 in compliance in all material respects with all applicable Laws relating to labor and employment, including all such Laws regarding employment practices, collective bargaining, consultation and negotiation, employment discrimination, terms and conditions of employment, immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave and all other employee leaves, recordkeeping, classification of employees and independent contractors, wages and hours, anti-harassment and anti-retaliation and occupational safety and health requirements. Since January 1, 2018, current and former employees and individual independent contractors of the Company and the Company Subsidiaries have been paid, and as of the Closing will have been paid in all material respects all wages, bonuses, and other compensation owed to them by the Company and each Company Subsidiary.

(d) The Company has provided SPAC with a true and complete listing as of June 30, 2021 that sets forth the name (or, in lieu of his or her name, a number or other identifier associated with such person) of each individual employed by the Company or any Company Subsidiary and his or her: (i) employing entity; (ii) job title and principal location of employment; (iii) base salary or hourly rate of pay; (iv) incentive bonus compensation received in respect of 2020; (v) hire date; and (vi) leave status. The Company has also provided SPAC with a true and complete listing that sets forth the name of each individual who provides material services to the Company or a Company Subsidiary in the capacity of an independent contractor (other than with respect to outsourced customer care, captains or drivers) and, with respect to each, his or her services provided, compensation terms, and other material terms of his or her engagement.

SECTION 4.12. Real Property; Title to Assets.

(a) The Company does not own any real property.

(b) Section 4.12(b) of the Company Disclosure Letter lists as of the date hereof the street address of each parcel of Leased Real Property that is leased by the Company and the Company Subsidiaries and requires base monthly rental payments in excess of $15,000 per month and the Contract, including each material amendment with respect thereto (any such Contracts, collectively, the “Leases”). True, correct and complete copies of all such Leases have been made available to SPAC. As of the date hereof, other than the Leases, there are no leases, subleases, sublicenses, concessions or other Contracts granting to any person other than the Company or Company Subsidiaries the right to use or occupy any portion of any Leased Real Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all Leases are in full force and effect, valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases.

(c) Other than due to any actions taken or required to be taken due to any COVID-19 Measures, there are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. To the knowledge of the Company, there are no defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d) Each of the Company and the Company Subsidiaries has legal and valid title to, or valid leasehold or subleasehold interests in, all of its personal properties and assets, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.13. Intellectual Property.

(a) Section 4.13 of the Company Disclosure Letter contains, as of the date hereof, a true, correct and complete list of all: (i) Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance or registration, registration or application number, and registrar), (ii) material contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other person (other than (A) agreements for commercially available, unmodified “off-the-shelf” Software involving consideration of less than $100,000, (B) commercially available service agreements to Business Systems involving consideration of less than $100,000, or (C) feedback and similar licenses that are not material to the business); and (iii) any Software or Business Systems constituting Company-Owned IP that are material to the business of the Company or any Company Subsidiary as currently conducted or as contemplated to be conducted as of the date hereof. To the Company’s knowledge, the Company IP is sufficient in all material respects for the conduct of the business of the Company and the Company Subsidiaries as currently conducted.

(b) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, the Company or one of the Company Subsidiaries solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use all Company-Licensed IP (provided, however, that the foregoing shall not be interpreted to be a representation regarding non-infringement). All Registered Intellectual Property constituting Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable.

(c) The Company and each of its applicable Company Subsidiaries have taken commercially reasonable actions to maintain in confidence all material Company-Owned IP rights that are trade secrets. To the knowledge of the Company, neither the Company nor any Company Subsidiary has disclosed any trade secrets or other material Confidential Information that is material to the business of the Company and any applicable Company Subsidiaries to any other person other than (i) pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information or (ii) intentionally in the ordinary course of business, through marketing materials made available by the Company or a Company Subsidiary, which such marketing materials do not contain trade secrets of the Company or any Company Subsidiary or any other sensitive or proprietary information of the Company or any Company Subsidiary. Without limiting the generality of the foregoing, no person other than the Company, one of the Company Subsidiaries or its or their respective employees or contractors has been granted any license or other right with respect to, any source code to proprietary Software of the Company or the Company Subsidiaries. Neither the Company nor any Company Subsidiary has disclosed, licensed, released, delivered, or otherwise granted any right to any person or agreed to disclose, license, release, deliver, or otherwise grant any right to any person (under any circumstances), any such source code, other than employees or contractors who are subject to written confidentiality and non-use obligations. To the Company’s knowledge, no event has occurred and no circumstance or condition exists, that (whether with or without the passage of time, the giving of notice or both) will, or would reasonably be expected to, result in a requirement that any such source code be disclosed, licensed, released, or delivered to, or any other grant of any right be made with respect thereto, any person by the Company or any of the Company Subsidiaries.

(d) (i) From January 1, 2018 through the date hereof, there have been no written claims filed and served, against the Company or any Company Subsidiary in any forum, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP (other than office actions received from the US Patent and Trademark Office and its foreign counterparts in the course of applying for or registering any Company-Owned IP), or (B) alleging any infringement, misappropriation of, or other violation by the Company or any Company Subsidiary of, any Intellectual Property rights of other persons; (ii) to the Company’s knowledge, the operation of the business of the Company and the Company Subsidiaries has not and does not infringe, misappropriate or violate such Intellectual Property of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) from January 1, 2018 through the date hereof, neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing.

(e) To the Company’s knowledge, the Company and Company Subsidiaries do not use and have not used any Open Source Software in a manner that would (i) obligate the Company to license or provide the source code to any of the Software constituting Company-Owned IP for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Software constituting Company-Owned IP at no or minimum charge or (ii) grant or purport to grant to any person any rights to or immunities under any of the Company-Owned IP (including any patent non-asserts or patent licenses) or impose any present economic limitations on the Company’s or any Company Subsidiary’s commercial exploitation thereof.

(f) The Company and the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities, including by implementing systems and procedures designed to (i) provide monitoring and alerting of any issues with the Business Systems owned by the Company and the Company Subsidiaries, and (ii) monitor network traffic for threats and scan and assess vulnerabilities in the Business Systems owned by the Company and the Company Subsidiaries. Since January 1, 2018 through the date hereof, except as set forth on Section 4.13(f) of the Company Disclosure Letter, there has not been any material failure with respect to any of the Business Systems that has materially disrupted the business of the Company or, to the Company’s knowledge, resulted in any unauthorized disclosure of or access to any data owned, collected or controlled by the Company or any of the Company Subsidiaries.

(g) The Company and each of the Company Subsidiaries have complied in all material respects with: (i) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (ii) any applicable written external privacy policies of the Company or the Company Subsidiary, respectively, concerning the collection, dissemination, storage or use of Personal Information, including any privacy policies or disclosures posted to websites or other media maintained or published by the Company or a Company Subsidiary, and (iii) all written contractual commitments that the Company or any Company Subsidiary has entered into with respect to privacy or data security (collectively, the “Data Security Requirements”). The Company’s and the Company Subsidiaries’ employees receive reasonable training on information security issues to the extent required by Privacy/Data Security Laws. To the Company’s knowledge, there are no Disabling Devices in any of the Business Systems. Since January 1, 2018 through the date hereof, except as set forth on Section 4.13(g) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has (x) to the Company’s knowledge, experienced any material data security breaches, material unauthorized access or use of any of the Business Systems or Personal Information or (y) prior to the date hereof, received written notice of any audits, proceedings or investigations by any Governmental Authority, or received any written claims or complaints regarding the collection, dissemination, storage, use, or other processing of Personal Information, or the violation of any applicable Data Security Requirements. Neither the Company nor any of the Company Subsidiaries has provided or, to the Company’s knowledge, been legally required to provide any notice to data owners in connection with any unauthorized access, use or disclosure or other processing of Personal Information.

(h) The Company and the Company Subsidiaries are not subject to any written contractual requirements or privacy policies, including based on the Transactions, that would prohibit the Company or the Company Subsidiaries, as applicable, from receiving or using Personal Information after the Closing Date, in substantially the same manner in which the Company or such Company Subsidiaries receive and use such Personal Information prior to the Closing Date or result in any liabilities pursuant to Data Security Requirements.

SECTION 4.14. Taxes.

(a) The Company and the Company Subsidiaries: (i) have duly filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all material Taxes that they are required to pay (whether or not shown as due on such filed Tax Returns); (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to the assessment of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which such waiver or extension remains in effect; and (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing.

(b) Neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case, other than (i) an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes, or (ii) an agreement among only the Company and the Company Subsidiaries.

(c) Each of the Company and the Company Subsidiaries has withheld and paid to the appropriate Tax Authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment, and withholding of Taxes.

(d) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary income Tax Return (other than a group of which the Company is the common parent or of which the Company and the Company Subsidiaries are the only members).

(e) Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any other person (other than the Company or any Company Subsidiaries) as a result of the failure by such other person to discharge such Tax in circumstances where such other person is primarily liable for such Tax, as a transferee or successor, by contract or otherwise (other than, in each case, liabilities for Taxes pursuant to an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes).

(f) Neither the Company nor any Company Subsidiary has (i) any request for a material ruling in respect of Taxes pending between the Company or any Company Subsidiary, on the one hand, and any Tax Authority, on the other hand or (ii) entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Tax Authority in respect of material Taxes, in each case, that will be in effect after the Closing.

(g) No Tax Authority has asserted in writing or, to the knowledge of the Company or any Company Subsidiary, has threatened to assert against the Company or any Company Subsidiary any deficiency or claim for material Taxes.

(h) There are no Tax liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(i) Neither the Company nor any Company Subsidiary: (i) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (ii) has received written notice from a Tax Authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(j) Neither the Company nor any Company Subsidiary has received written notice of any claim from a Tax Authority in a jurisdiction in which the Company or such Company Subsidiary does not file Tax Returns stating that the Company or such Company Subsidiary is or may be subject to material taxation in such jurisdiction.

(k) As of the date hereof, to the knowledge of the Company, there are no current facts or circumstances that could reasonably be expected to prevent or impede the SPAC Merger (taken together with the Holdings Redemption) or the Company Merger (taken together with the Convertible Note Conversion) from qualifying for the Intended Tax Treatment. Neither the Company nor any Company Subsidiary has taken any action, or has any current plan, intention or obligation to take any action, that could reasonably be expected to prevent or impede the SPAC Merger (taken together with the Holdings Redemption) or the Company Merger (taken together with the Convertible Note Conversion) from qualifying for the Intended Tax Treatment.

(l) As of the SPAC Merger Date, Holdings has made a protective initial entity classification election on IRS Form 8832, effective as of the date of its formation, to be classified as an association taxable as a corporation for U.S. federal income tax purposes, and Cayman Merger Sub has made an initial entity classification election on IRS Form 8832, effective as of the date of its formation, to be classified as an entity that is disregarded as separate from its owner for U.S. federal income tax purposes.

SECTION 4.15. Environmental Matters (a) None of the Company nor any of the Company Subsidiaries has violated since January 1, 2018, nor is it in violation of, applicable Environmental Law; (b) each of the Company and each Company Subsidiary possesses or has timely applied for all, and since January 1, 2018 has not violated any, Company Permits required under applicable Environmental Law (“Environmental Permits”); (c) none of the Company or any Company Subsidiaries has received any unresolved written notice alleging it has violated or is liable under applicable Environmental Laws for any off-site contamination caused by the disposal of by Hazardous Materials; (d) none of the Company or any Company Subsidiaries is the subject of any pending or threatened Action alleging any violation of, or liability under, Environmental Laws; (e) none of the Company or any Company Subsidiaries is conducting or funding any investigation or remediation of contamination by Hazardous Materials required under Environmental Law or Environmental Permit at any of their respective currently or formerly owned, leased or operated real properties; and (f) the Company has made available to SPAC all environmental site assessment reports or other written reports, to the extent in the Company’s possession or reasonable control, relating to compliance by the Company or any Company Subsidiaries with Environmental Laws, except in each of cases (a) through (f) that would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.16. Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of each of the following types of Contracts (whether written or oral) to which the Company or any Company Subsidiary is a party or bound (such contracts and agreements as are required to be set forth in Section 4.16(a) of the Company Disclosure Letter, excluding any Plan listed on Section 4.10(a) of the Company Disclosure Letter, being the “Material Contracts”):

(i) all Contracts with consideration paid or payable to the Company or any of the Company Subsidiaries of more than $100,000, in the aggregate, over any twelve (12)-month period;

(ii) all Contracts with suppliers to the Company or any Company Subsidiary for expenditures paid or payable by the Company or any Company Subsidiary of more than $100,000, in the aggregate, over any twelve (12)-month period, or pursuant to which the Company or any Company Subsidiary has agreed to purchase goods or services on a preferred supplier or “most favored supplier” basis;

(iii) to the extent not already provided pursuant to Sections 4.10 or 4.11 above, all management Contracts (excluding contracts for employment) and contracts with other consultants, in each case, excluding Plans;

(iv) to the extent not already provided pursuant to Sections 4.10 or 4.11 above, all bonus and commission plans of the Company or any Company Subsidiary;

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company or any Company Subsidiary is a party that provide for payments by the Company or any Company Subsidiary or to the Company or any Company Subsidiary in excess of $100,000 in the aggregate, over any twelve (12)-month period;

(vi) all Contracts or agreements involving the payment of amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any services provided by the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(vii) all Contracts evidencing indebtedness for borrowed money, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or lien on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guarantying the debts or other obligations of any person;

(viii) all partnership, joint venture or similar agreements (excluding any partnership agreement or similar agreement solely among one or more of the Company and any wholly-owned Company Subsidiary);

(ix) all Contracts with any Governmental Authority to which the Company or any Company Subsidiary is a party;

(x) all Contracts that materially limit, or purport to materially limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(xi) all Contracts that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary;

(xii) all leases or master leases of personal property reasonably likely to result in annual payments of $100,000 or more in a twelve (12)-month period;

(xiii) all Contracts which involve the license or grant of rights by the Company or any Company Subsidiary to a third party of Company-Owned IP other than (A) agreements with contractors of the Company or any Company Subsidiary to use Company-Owned IP to the extent necessary for such contractor’s performance of services for the Company or any Company Subsidiary, (B) non-exclusive licenses granted to Company’s customers in the ordinary course, (C) non-disclosure agreements entered into in the ordinary course or (D) non-exclusive licenses that are merely incidental to the transaction contemplated in such license, including Contracts that include an incidental license to use the trademarks of the Company for marketing or advertising purposes;

(xiv) any agreement required to be disclosed pursuant to Section 4.13(a)(ii);

(xv) agreement for the development of Company-Owned IP for the benefit of the Company (other than employee invention assignment and confidentiality agreements entered into on the Company’s standard form of such agreement made available to SPAC);

(xvi) agreement pursuant to which the Company agrees to jointly own any Intellectual Property with any third party;

(xvii) agreement pursuant to which the Company is obligated to develop any Intellectual Property to be owned by any third party;

(xviii) all Contracts that relate to the direct or indirect acquisition or the disposition of any securities or business (whether by merger, sale of stock, sale of shares, sale of assets or otherwise) other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(xix) all Contracts relating to a Company Interested Party Transaction;

(xx) all Contracts involving any resolution or settlement of any actual or threatened Action or other dispute which require payment in excess of $100,000 or impose continuing obligations on the Company or any Company Subsidiary, including injunctive or other non-monetary relief (other than customary confidentiality obligations); and

(xxi) collective bargaining agreement, collective agreement or other contract or agreement with a labor union, trade union, works council, or similar representative of Company employees.

(b) (i) Except with respect to any Contract that has expired in accordance with its terms, each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries (as applicable) and, to the knowledge of the Company, the other parties thereto, subject to the Remedies Exceptions, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, as of the date hereof, no other party is in breach or violation of, or default under, any Material Contract; and (iii) as of the date hereof, the Company and the Company Subsidiaries have not received any notice or claim of any such breach, violation or default under any such Material Contract, in each case of the foregoing except for any such conflicts, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries. The Company has made available to SPAC true and complete copies of all Material Contracts, including any amendments thereto.

SECTION 4.17. Customers and Suppliers. Section 4.17 of the Company Disclosure Letter sets forth (i) the top ten (10) customers of the Company for the 12-month period ended December 31, 2020 (based upon the aggregate consideration paid to the Company for goods or services rendered during such 12-month period) and (ii) the top ten (10) suppliers of the Company for the 12-month period ended December 31, 2020 (based upon the aggregate consideration paid by the Company for goods or services rendered during such 12-month period). To the knowledge of the Company as of the date hereof, there is no present intent, and the Company has not received written notice that, any such customer or supplier will discontinue or materially alter its relationship with the Company.

SECTION 4.18. Board Approval; Vote Required.

(a) The Company has made available to SPAC a complete and correct copy of the resolutions of the Company Board in respect of the Transactions, which such resolutions were duly adopted by written consent and have not been subsequently rescinded or modified in any way. The Company Transaction Support Agreement, the Requisite Company Shareholder Approval and the Written Consents constitute the required approvals of the holders of any class or series of shares or other securities of the Company necessary to adopt this Agreement, the BVI Plan of Merger and the BVI Articles of Merger and approve the Transactions. The Written Consents, if executed and delivered, would qualify as the Requisite Company Shareholder Approval and no additional approval or vote from any holders of any class or series of shares of the Company would then be necessary to adopt this Agreement, the BVI Plan of Merger, the BVI Articles of Merger and approve the Transactions.

(b) Holdings has made available to SPAC a complete and correct copy of the resolutions of the Holdings Board in respect of the Transactions, which such resolutions were duly adopted by written consent and have not been subsequently rescinded or modified in any way. The only votes of the holders of any class of shares of Holdings that are necessary to approve this Agreement and the other Transactions is the Company Redemption Consent and the affirmative vote or prior written consent of the sole shareholder of Holdings Common Shares as at the date hereof.

(c) Cayman Merger Sub has made available to SPAC a complete and correct copy of the resolutions of the Cayman Merger Sub Board in respect of the Transactions, which such resolutions were duly adopted by written consent and have not been subsequently rescinded or modified in any way. The only votes of the holders of any shares of Cayman Merger Sub that are necessary to approve this Agreement, the Cayman Plan of Merger and the other Transactions is the Cayman Merger Sub Shareholder Approval.

SECTION 4.19. Certain Business Practices.

(a) The Company, each of the Company Subsidiaries, and each of their respective directors, officers, employees and, to the Company’s knowledge, each of their respective ultimate beneficial owners (in connection with the Company’s or Company Subsidiaries’ businesses), agents and other third parties acting on behalf of the Company or any of the Company Subsidiaries, is and has been in compliance with applicable Anti-Corruption Laws since the date of the Company’s formation.

(b) Since the date of the Company’s formation, the Company, the Company Subsidiaries, and each of their respective directors, officers, employees and, to the Company’s knowledge, their respective ultimate beneficial owners (in connection with the Company’s or Company Subsidiaries’ businesses), agents and other third parties acting on behalf of the Company or any of the Company Subsidiaries, have not: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; or (ii) directly or indirectly, made, given, offered, authorized, or promised to make, give, offer or authorize the unlawful payment of any money, commission, reward, gift, hospitality, entertainment, inducement or anything else of value (including any facilitation payment), to: (A) any Government Official; (B) any non-U.S. political party or party official or any candidate for non-U.S. political office; or (C) any other person, in each case in violation of applicable Anti-Corruption Laws.

(c) None of the Company’s, the Company Subsidiaries’, or the Company’s ultimate beneficial owners, directors, officers, employees or, to the Company’s knowledge, agents or other third parties acting on behalf of the Company or any of the Company Subsidiaries is a Government Official.

(d) Since the date of the Company’s formation through the date hereof, none of the Company, the Company Subsidiaries, nor their respective directors, employees, officers, or to the Company’s knowledge, each of their respective agents and other third parties acting on behalf of the Company or any of the Company Subsidiaries has conducted or initiated an internal investigation or made any voluntary or involuntary disclosure to any Government Authority or similar agency with respect to any alleged act or omission arising under or relating to any potential noncompliance with any Anti-Corruption Law, (ii) been the subject of a prior, current, pending, or threatened investigation, formal or informal inquiry or enforcement proceeding relating to an actual or alleged violation of any Anti-Corruption Laws, or (iii) received any notice, request, or citation for any actual or potential noncompliance with any Anti- Corruption Law. To the Company’s knowledge, prior to the date hereof, no event has occurred which is reasonably likely to result in any such investigation, inquiry or proceeding.

(e) Since the date of the Company’s formation, none of the Company, the Company Subsidiaries, any of their respective directors or officers, or any of their respective employees or agents acting on behalf of the Company or any of the Company Subsidiaries has directly or indirectly violated any applicable Export Control and Economic Sanctions Laws.

(f) Since the date of the Company’s formation, none of the Company, the Company Subsidiaries, any of their respective directors or officers, or to the Company’s knowledge, any of their respective owners, employees or agents acting on behalf of the Company or any of the Company Subsidiaries is or has been (i) a Sanctioned Person, (ii) controlled by a Sanctioned Person, (iii) located in, organized under the laws of, or resident in a Sanctioned Jurisdiction, (iv) operating, conducting business, or participating in any transaction in or with any Sanctioned Jurisdiction in any manner that would violate applicable Export Control and Economic Sanctions Laws, or (v) engaging in dealings with any Sanctioned Person in any manner that would violate applicable Export Control and Economic Sanctions Laws.

(g) From the date of the Company’s formation to the date hereof there are no, and there have not been any, internal or external investigations, audits, actions or proceedings, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or any of their respective officers or directors, or their respective employees, agents or other third parties acting on behalf of the Company or any of the Company Subsidiaries with respect to any Anti-Corruption Laws or Export Control and Economic Sanctions Laws, nor to the Company’s knowledge, is such an investigation, audit, action or proceeding threatened.

SECTION 4.20. INTERESTED PARTY TRANSACTIONS.

(a) Except for employment relationships and the payment of compensation, benefits and expense reimbursements in the ordinary course of business, no director, officer, or, to the Company’s knowledge, equityholder or other affiliate of the Company or any Company Subsidiary (other than the Company or the Company Subsidiaries), has or has had, directly or indirectly: (i) a beneficial interest in any Contract disclosed in Section 4.16(a) of the Company Disclosure Letter, in any counterparty thereto (or any of its affiliates) or in any material asset (including Company IP) owned or held for use by the Company or any Company Subsidiary (provided that ownership of no more than five percent (5%) of the outstanding voting stock of a company shall not be deemed an “beneficial interest” in any person for purposes of this clause (i)), or (ii) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements (each, a “Company Interested Party Transaction”); provided, however, that for clarity, no disclosure shall be required under this Section 4.20 with respect to any matter set forth in the foregoing clauses (i) or (ii) involving any portfolio company of any venture capital, private equity, angel or strategic investor in the Company (except to the extent such disclosure would be required pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act). The Company and the Company Subsidiaries have not, since January 1, 2018, (x) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (y) materially modified any term of any such extension or maintenance of credit. There are no Contracts between the Company or any of the Company Subsidiaries, on the one hand, and any family member of any director, officer, equityholder or other affiliate of the Company or any of the Company Subsidiaries, on the other hand.

(b) Except for the Company Articles and the Company Existing Shareholders Agreement, there are no transactions, Contracts, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any other person, on the other hand, which grant or purport to grant any board observer or management rights.

(c) Effective as of the Closing, the Company Existing Shareholders Agreement shall terminate pursuant to the Written Consents, and shall be of no further force or effect.

SECTION 4.21. Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

SECTION 4.22. Brokers. Except for Barclays Capital Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company, Holdings or Cayman Merger Sub. The Company has provided SPAC with a true and complete copy of all contracts, agreements and arrangements including its engagement letter, between the Company and Barclays Capital Inc., other than those that have expired or terminated and as to which no further services or payments are contemplated thereunder to be provided in the future.

SECTION 4.23. Private Placements. Other than the Subscription Agreements, there are no agreements, side letters, arrangements or other Contracts between the Company or any of its affiliates and any PIPE Investor or any of its affiliates that would affect the obligation of such PIPE Investor to contribute to Holdings the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreement of such PIPE Investor, and the Company does not know of any facts or circumstances that would result in any of the conditions set forth in any Subscription Agreement not being satisfied. Except as expressly set forth in the Subscription Agreements, no fees, consideration (other than Holdings Common Shares A issued in connection with the PIPE Investment Amount) or other discounts are payable or have been agreed by the Company or any of its affiliates to any PIPE Investor or any of its affiliates in respect of its portion of the PIPE Investment Amount.

SECTION 4.24. Sexual Harassment and Misconduct. Since January 1, 2018, none of the Company or the Company Subsidiaries has entered into a settlement agreement with a current or former officer, director, employee or independent contractor of the Company or any of the Company Subsidiaries resolving allegations of sexual harassment or sexual misconduct by an executive officer, director or supervisory employee of the Company or any of the Company Subsidiaries. Since January 1, 2018, there have not been any Actions pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, in each case, involving allegations of sexual harassment or sexual misconduct by an officer, director or supervisory employee of the Company or any of the Company Subsidiaries.

SECTION 4.25. Company’s, Holdings’ and Cayman Merger Sub’s Independent Investigation and Reliance. Each of the Company, Holdings and Cayman Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the SPAC and its Subsidiaries and the Transactions, which investigation, review and analysis were conducted by the Company, Holdings and Cayman Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. The Company, Holdings and Cayman Merger Sub and their respective Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of SPAC and its Subsidiaries and other information that they have requested in connection with their investigation of SPAC and its Subsidiaries and the Transactions. None of the Company, Holdings and Cayman Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by SPAC or any of its Subsidiaries or any of their respective Representatives, except as expressly set forth in Article V (as modified by the SPAC Disclosure Letter), in the Transaction Documents or in the corresponding representations and warranties contained in the certificate delivered pursuant to Section 8.03(c). Neither SPAC nor any of its respective shareholders, affiliates or Representatives shall have any liability to any of the Company, Holdings or Cayman Merger Sub or any of their respective shareholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to the Company, Holdings or Cayman Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in this Agreement (as modified by the SPAC Disclosure Letter), the Transaction Documents or in any certificate delivered by SPAC pursuant to this Agreement. The Company, Holdings and Cayman Merger Sub acknowledge that, except as expressly set forth in this Agreement (as modified by the SPAC Disclosure Letter) or in any certificate delivered by SPAC pursuant to this Agreement, neither SPAC nor any of its shareholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving SPAC and/or any of its Subsidiaries.

SECTION 4.26. Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Letter) or in the corresponding representations and warranties contained in the certificate delivered by the Company pursuant to Section 8.02(c) and in the Transaction Documents to which it is or will be a party, each of the Company, Holdings and Cayman Merger Sub hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, Holdings, Cayman Merger Sub, their respective affiliates and Representatives, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its affiliates or any of their respective Representatives by, or on behalf of, the Company, Holdings or Cayman Merger Sub, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Letter), in any certificate delivered by the Company, Holdings or Cayman Merger Sub pursuant to this Agreement or in any Transaction Document to which it is or will be a party, none of the Company, Holdings, Cayman Merger Sub nor any other person on behalf of the Company, Holdings or Cayman Merger Sub has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SPAC AND BVI MERGER SUB

Except as set forth in the SPAC SEC Reports filed prior to the date hereof or SPAC’s disclosure schedule delivered by SPAC to the Company on the date hereof (the “SPAC Disclosure Letter”) (provided that any matter required to be disclosed shall only be disclosed (i) with respect to the SPAC Disclosure Letter by specific disclosure in the corresponding Section of the SPAC Disclosure Letter (unless such disclosure has sufficient detail on its face that it is reasonably apparent that it relates to another Section of this Article V or by cross-reference to another Section of the Company Disclosure Letter or (ii) with respect to the SPAC SEC Reports, to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements (it being acknowledged that nothing disclosed in such a SPAC SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Organization and Qualification; Subsidiaries), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to this Agreement)), SPAC and BVI Merger Sub hereby represent and warrant to the Company, Holdings and Cayman Merger Sub as follows:

SECTION 5.01. Organization and Qualification; Subsidiaries.

(a) Each of SPAC and BVI Merger Sub is a corporation, company, exempted company or other organization duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (to the extent such jurisdiction recognizes the concept of good standing or any equivalent thereof). Each of SPAC and BVI Merger Sub has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of SPAC and BVI Merger Sub is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing (to the extent the applicable jurisdiction recognizes the concept of good standing or any equivalent thereof), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b) Prior to the SPAC Merger, BVI Merger Sub is the only Subsidiary of SPAC. Except for BVI Merger Sub, prior to the SPAC Merger, SPAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other entity.

SECTION 5.02. Organizational Documents. SPAC has, prior to the date hereof, furnished to the Company complete and correct copies of the SPAC Organizational Documents and the BVI Merger Sub Articles, each as amended to the date hereof. The SPAC Organizational Documents and the BVI Merger Sub Articles are in full force and effect. Neither SPAC nor BVI Merger Sub is in violation of any of the provisions of the SPAC Organizational Documents or the BVI Merger Sub Articles, as applicable, in any material respect.

SECTION 5.03. Capitalization.

(a) As of the date hereof, the authorized share capital of SPAC consists of 500,000,000 SPAC Class A Ordinary Shares, 50,000,000 SPAC Class B Ordinary Shares and 5,000,000 preferred shares, par value $0.0001 per share (“SPAC Preferred Stock”). As of the date hereof, (i) 34,500,000 SPAC Class A Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) 8,625,000 SPAC Class B Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iii) no SPAC Class A Ordinary Shares or SPAC Class B Ordinary Shares are held in the treasury of SPAC, (iv) 17,433,333 SPAC Warrants are issued and outstanding and (v) 17,433,333 SPAC Class A Ordinary Shares are reserved for future issuance pursuant to the SPAC Warrants. As of the date hereof, there are no shares of SPAC Preferred Stock issued and outstanding. Each SPAC Warrant is exercisable for one SPAC Class A Ordinary Share at an exercise price of $11.50, subject to the terms of such SPAC Warrant and the SPAC Warrant Agreement. Each outstanding share of capital stock of SPAC is duly authorized, validly issued and allotted and fully paid and nonassessable.

(b) All outstanding SPAC Units, SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares and SPAC Warrants have been issued and granted in compliance in all material respects with all applicable securities laws and other applicable Laws.

(c) Except as described in Section 5.03(a), as of the date hereof, there are no outstanding shares of capital stock of, or other equity interests in, SPAC. Except for this Agreement, the SPAC Warrants (including any SPAC Warrants to be issued as repayment for any loan from the Sponsor or an affiliate thereof or certain of SPAC’s officers and directors to finance SPAC’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions) and the SPAC Class B Ordinary Shares, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments obligating SPAC to issue or sell any shares of capital stock of, or other equity or voting interests in SPAC, or any securities convertible into or exchangeable or exercisable for shares of capital stock, or other equity or other voting interests in, SPAC. All SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither SPAC nor any Subsidiary of SPAC is a party to, or otherwise bound by, and neither SPAC nor any Subsidiary of SPAC has granted, any equity appreciation rights, participations, phantom equity or similar rights. As of the date hereof, SPAC is not a party to, or otherwise bound by, and SPAC has not granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, SPAC. Except for the SPAC Shareholder Support Agreement and the Sponsor Agreement, there are no voting trust, voting agreements, proxies, shareholder agreements or other agreements to which SPAC is a party, or to SPAC’s knowledge, among any holder of SPAC Shares or any other equity interests or other securities of SPAC to which SPAC is not a party, with respect to the voting or transfer of SPAC Class A Ordinary Shares or any of the equity interests or other securities of SPAC. Except with respect to the Redemption Rights and the SPAC Warrants, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Shares or any capital stock of SPAC. There are no outstanding contractual obligations of SPAC to make any investment (in the form of a loan, capital contribution or otherwise) in any person.

(d) As of the date hereof, and at all times prior to the Company Merger Effective Time, the authorized shares and equity securities of BVI Merger Sub consist of 50,000 BVI Merger Sub Common Shares. As of the date hereof, and at all times prior to the Company Merger Effective Time, 50,000 BVI Merger Sub Common Shares are issued and outstanding. All outstanding BVI Merger Sub Common Shares have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by SPAC (or Holdings from and after the BVI Merger Sub Distribution, as applicable) free and clear of all Liens, options, rights of first refusal and limitation on SPAC’s (or Holdings’ from and after the BVI Merger Sub Distribution, as applicable) voting rights, other than transfer restrictions under applicable securities laws and the BVI Merger Sub Articles.

SECTION 5.04. Authority Relative to this Agreement. Each of SPAC and BVI Merger Sub has all necessary corporate or similar organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to receiving (i) the approval of the SPAC Merger by the holders of two thirds of the then-outstanding SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares who, being entitled to do so, vote in person or by proxy at the quorate SPAC Shareholders’ Meeting and (ii) the approval of the Transactions and related documents by the holders of a majority of the then-outstanding SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares (including all of the “Founder Shares” voted as defined in the SPAC Articles of Association) who, being entitled to do so, vote in person or by proxy at the quorate SPAC Shareholders’ Meeting (together, the “Requisite SPAC Shareholder Approval”) and the approval and adoption of this Agreement by the sole shareholder of BVI Merger Sub Common Shares immediately prior to the date of this Agreement, being SPAC, and the approval and adoption of the BVI Plan of Merger and the BVI Articles of Merger by the sole shareholder of BVI Merger Sub immediately prior to the Company Merger, being Holdings (the “BVI Merger Sub Shareholder Approvals”), to consummate the Transactions. The execution and delivery of this Agreement by each of SPAC and BVI Merger Sub and the consummation by each of SPAC and BVI Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of SPAC or BVI Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than the Requisite SPAC Shareholder Approval, the BVI Merger Sub Shareholder Approvals and the filing and recordation of appropriate merger documents as required by the Cayman Companies Act and the BVI Companies Act). This Agreement has been duly and validly executed and delivered by SPAC and BVI Merger Sub, assuming due authorization, execution and delivery by each of the Company, Holdings and Cayman Merger Sub, and constitutes a legal, valid and binding obligation of SPAC and BVI Merger Sub, enforceable against SPAC and BVI Merger Sub in accordance with its terms subject to the Remedies Exceptions. The SPAC Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in the SPAC Organizational Documents shall not apply to the Mergers, this Agreement, any Transaction Documents or any of the other Transactions.

SECTION 5.05. No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and each of the other Transaction Documents, as applicable, by each of SPAC and BVI Merger Sub do not (and with respect to the Ancillary Agreements to be effective as of the Closing, will not upon effectiveness), and the performance of this Agreement and each of the other Transaction Documents, as applicable, by each of SPAC and BVI Merger Sub will not, (i) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Sections 5.04 and 5.05(b) have been obtained and/or made accordingly, conflict with or violate the SPAC Organizational Documents or the BVI Merger Sub Articles, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Sections 5.04 and 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to each of SPAC or BVI Merger Sub or by which any of its properties or assets are bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of SPAC or BVI Merger Sub pursuant to, any Contract to which each of SPAC or BVI Merger Sub is a party or by which each of SPAC or BVI Merger Sub or any of its properties or assets are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b) The execution and delivery of this Agreement and each of the other Transaction Documents, as applicable, by each of SPAC and BVI Merger Sub do not (and with respect to the Ancillary Agreements to be effective as of the Closing, will not upon effectiveness), and the performance of this Agreement and each of the other Transaction Documents, as applicable, by each of SPAC and BVI Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws, state takeover laws and the rules and regulations of Nasdaq Capital Market and the Selected Stock Exchange, (ii) the filing and recordation of appropriate merger documents as required by the Cayman Companies Act and the BVI Companies Act, (iii) the pre-merger notification requirements set forth on Section 5.05 of the SPAC Disclosure Letter and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

SECTION 5.06. Compliance. Neither SPAC nor BVI Merger Sub has been or is in conflict with, or in default, breach or violation of, (a) any Law applicable to SPAC or BVI Merger Sub or by which any property or asset of SPAC or BVI Merger Sub is bound or affected, or (b) any SPAC Permit, except, in each case, for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect. Each of SPAC and BVI Merger Sub is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for SPAC or BVI Merger Sub to own, lease and operate its properties in all material respects or to carry on its business in all material respects as it is now being conducted (each, a “SPAC Permit”).

SECTION 5.07. SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) SPAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”), together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). SPAC has hereto furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. As of their respective dates, the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of any SPAC SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other SPAC SEC Report.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in shareholders equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports.

(c) Except as and to the extent set forth in the SPAC SEC Reports, neither SPAC nor BVI Merger Sub has any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations arising in the ordinary course of SPAC’s and BVI Merger Sub’s business or incurred in connection with the Transactions.

(d) SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq Capital Market.

(e) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC, and SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Neither SPAC (including, to the knowledge of SPAC, any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any fraud that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (ii) as of the date hereof, any claim or allegation regarding any of the foregoing.

(g) As of the date hereof, there are no outstanding comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(h) Notwithstanding anything to the contrary in this Section 5.07, no representation or warranty is made in this Agreement as to the accounting treatment of the SPAC Warrants.

SECTION 5.08. Business Activities; Absence of Certain Changes or Events.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Organizational Documents, there is no Contract or Governmental Order binding upon SPAC or to which SPAC is a party which has had or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing.

(b) Except for this Agreement and the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, SPAC has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or have its assets or property subject to, in each case whether directly or indirectly, any contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) BVI Merger Sub was formed on July 15, 2021, solely for the purpose of engaging in the Transactions and is, and will be (a) at all times prior to the SPAC Merger Effective Time, wholly owned by SPAC and (b) at all times following the SPAC Merger Effective Time and prior to the Company Merger Effective Time, owned by Holdings. Since the date of its incorporation, BVI Merger Sub has not engaged, and at all times prior to the Company Merger Effective Time will not engage, in any activities other than the execution of this

Agreement and the other Transaction Documents to which BVI Merger Sub is party, the performance of its obligations hereunder and thereunder in furtherance of the Transactions, and matters ancillary thereto. BVI Merger Sub does not have, and prior to the Company Merger Effective Time will not have, any operations, assets, liabilities or obligations of any nature other than those incurred in connection with its formation and pursuant to this Agreement and the Transactions.

(d) Since January 19, 2021, and on and prior to the date hereof, except as expressly contemplated by this Agreement, (i) SPAC has conducted its business in all material respects in the ordinary course, other than due to any actions taken due to any COVID-19 Measures, (ii) SPAC has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets and (iii) SPAC has not taken any action that, if taken after the date hereof, would constitute a breach of any of the covenants set forth in Section 6.02.

(e) Since January 19, 2021, except as expressly contemplated by this Agreement, there has not been a SPAC Material Adverse Effect.

SECTION 5.09. Absence of Litigation. (a) As of the date hereof, there is no Action pending or, to the knowledge of SPAC, threatened against SPAC or its affiliates, or any property or asset of SPAC or its affiliates, before any Governmental Authority, and (b) as of the Closing, there is no Action pending or, to the knowledge of SPAC, threatened against SPAC or its affiliates, or any property or asset of SPAC or its affiliates, before any Governmental Authority that would reasonably be expected to have a SPAC Material Adverse Effect. Neither SPAC nor BVI Merger Sub nor any property or asset of SPAC or BVI Merger Sub is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of SPAC, continuing investigation by, any Governmental Authority, in each case that would, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

SECTION 5.10. Board Approval; Vote Required.

(a) The SPAC Board has made available to the Company a complete and correct copy of the resolutions of the SPAC Board in respect of the Transactions, which such resolutions were duly adopted by written consent and have not been subsequently rescinded or modified in any way.

(b) The only vote of the holders of any class or series of share capital of SPAC necessary to approve the Transactions is the Requisite SPAC Shareholder Approval.

(c) BVI Merger Sub Board has made available to the Company a complete and correct copy of the resolutions of the BVI Merger Sub Board in respect of the Transactions, which such resolutions were duly adopted by written consent and have not been subsequently rescinded or modified in any way.

(d) The only vote of the holders of any class or series of shares of BVI Merger Sub that is necessary to approve the Transactions is the BVI Merger Sub Shareholder Approvals.

SECTION 5.11. Brokers. Except for Guggenheim Securities, LLC and Barclays Capital Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC or BVI Merger Sub. SPAC has provided the Company with a true and complete copy of all contracts, agreements and arrangements, including its engagement letters, with Guggenheim Securities, LLC and Barclays Capital Inc., other than those that have expired or terminated and as to which no further services or payments are contemplated thereunder to be provided in the future.

SECTION 5.12. SPAC Trust Fund. As of the date hereof, SPAC has no less than $345,000,000 in the trust fund established by SPAC for the benefit of its public shareholders (the “Trust Fund”) (including, if applicable, an aggregate of approximately $12,075,000 of deferred underwriting discounts and commissions being held in the Trust Fund) maintained in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of January 19, 2021, between SPAC and the Trustee (as amended, the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (i) between SPAC or its affiliates and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any person (other than shareholders of SPAC who shall have validly exercised their Redemption Rights) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the SPAC Organizational Documents. To SPAC’s knowledge, as of the date hereof, following the Company Merger Effective Time, no shareholder of SPAC shall be entitled to receive any amount from the Trust Account except to the extent such shareholder is exercising its Redemption Rights. As of the date hereof, there are no Actions pending or, to the knowledge of SPAC, threatened in writing with respect to the Trust Account. As of the date hereof, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC at the Company Merger Effective Time.

SECTION 5.13. Employees. SPAC and BVI Merger Sub each have no (and have not at any point had any) employees on their payroll, and have not retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any officer or director. SPAC and BVI Merger Sub have never and do not currently maintain, sponsor, or contribute to any Employee Benefit Plan. Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereunder (either alone or upon the occurrence of any additional or subsequent events or the passage of time) will (i) cause any compensatory payment or benefit, including any retention, bonus, fee, distribution, remuneration, or other compensation payable to any person who is or has been an employee of or independent contractor to SPAC or BVI Merger Sub (other than fees (including any success fees) paid to consultants, advisors, placement agents or underwriters engaged by SPAC or BVI Merger Sub in connection with its initial public offering or this Agreement and the Transactions) to increase or become due to any such person or (ii) result in forgiveness of indebtedness with respect to any employee of SPAC or BVI Merger Sub.

SECTION 5.14. Taxes.

(a) SPAC and BVI Merger Sub: (i) have duly filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all material Taxes that they are required to pay (whether or not shown as due on such filed Tax Returns); (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to the assessment of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which such waiver or extension remains in effect; and (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing.

(b) Neither SPAC nor BVI Merger Sub is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case, other than an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes.

(c) Each of SPAC and BVI Merger Sub has withheld and paid to the appropriate Tax Authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment, and withholding of Taxes.

(d) Neither SPAC nor BVI Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary income Tax Return (other than a group of which SPAC is the common parent).

(e) Neither SPAC nor BVI Merger Sub has had any material liability for the Taxes of any other person as a result of the failure by such other person to discharge such Tax in circumstances where such other person is primarily liable for such Tax, as a transferee or successor, by contract or otherwise (other than, in each case, liabilities for Taxes pursuant to an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes).

(f) Neither SPAC nor BVI Merger Sub has (i) any request for a material ruling in respect of Taxes pending between SPAC or BVI Merger Sub, on the one hand, and any Tax Authority, on the other hand or (ii) entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Tax Authority in respect of material Taxes, in each case, that will be in effect after the Closing.

(g) No Tax Authority has asserted in writing or, to the knowledge of SPAC, has threatened to assert against SPAC or BVI Merger Sub any deficiency or claim for material Taxes.

(h) There are no Tax liens upon any assets of SPAC or BVI Merger Sub except for Permitted Liens.

(i) Neither SPAC nor BVI Merger Sub has received written notice from a Tax Authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(j) Neither SPAC nor BVI Merger Sub has received written notice of any claim from a Tax Authority in a jurisdiction in which SPAC or BVI Merger Sub does not file Tax Returns stating that SPAC or BVI Merger Sub (as applicable) is or may be subject to material taxation in such jurisdiction.

(k) SPAC has no Subsidiaries (and has not had any Subsidiary), other than BVI Merger Sub.

(l) As of the date hereof, to the knowledge of the SPAC, there are no current facts or circumstances that could reasonably be expected to prevent or impede the SPAC Merger (taken together with the Holdings Redemption) or the Company Merger (taken together with the Convertible Note Conversion) from qualifying for the Intended Tax Treatment. SPAC has neither taken any action, nor has any current plan, intention or obligation to take any action, that could reasonably be expected to prevent or impede the SPAC Merger (taken together with the Holdings Redemption) or the Company Merger (taken together with the Convertible Note Conversion) from qualifying for the Intended Tax Treatment.

(m) As of the SPAC Merger Date, BVI Merger Sub has made a protective initial entity classification election on IRS Form 8832, effective as of the date of its formation, to be classified as an association taxable as a corporation for U.S. federal income tax purposes.

SECTION 5.15. Registration and Listing. As of the date hereof, the existing and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq Capital Market under the symbol “GMBTU”, the issued and outstanding SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq Capital Market under the symbol “GMBT,” and the issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq Capital Market under the symbol “GMBTW”. Except as disclosed on Section 5.15 of the SPAC Disclosure Letter, (a) SPAC has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq Capital Market and (b) as of the date hereof, there is no Action pending or, to the knowledge of SPAC, threatened in writing against SPAC by Nasdaq Capital Market or the SEC with respect to any intention by such entity to deregister the SPAC Units, the SPAC Class A Ordinary Shares or SPAC Warrants or terminate the listing of SPAC on Nasdaq Capital Market. As of the date hereof, none of SPAC or any of its affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Ordinary Shares or the SPAC Warrants under the Exchange Act.

SECTION 5.16. Agreements; Contracts and Commitments.

(a) Section 5.16 of the SPAC Disclosure Letter sets forth a true, correct and complete list of, and SPAC has made available to Company complete and correct copies of, each “material contract” (as such term is defined in Regulation S-K) to which SPAC or BVI Merger Sub is party (the “SPAC Material Contracts”), other than any such SPAC Material Contract that is listed as an exhibit to any SPAC SEC Report or any of the Transaction Documents.

(b) Neither SPAC nor BVI Merger Sub nor, to the knowledge of SPAC, any other party thereto, is in breach of or in default under, and to the knowledge of SPAC, no event has occurred which with notice or lapse of time or both would become a breach of or default under, any SPAC Material Contract.

SECTION 5.17. Interested Party Transactions.

(a) Section 5.17 of the SPAC Disclosure Letter sets forth, and SPAC has made available to the Company complete and correct copies of, all Contracts between SPAC or its Subsidiaries, on the one hand, and any SPAC Related Party, on the other hand, as of the date hereof. No SPAC Related Party (a) owns any interest in any material asset used or held by SPAC or its Subsidiaries or (b) owes any material amount to, or is owed any material amount by, SPAC or its Subsidiaries. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 5.17 are referred to herein as “SPAC Related Party Transactions”. “SPAC Related Party” shall mean any affiliate of either SPAC or the Sponsor, or any of their respective current, former or future directors, officers, general or limited partners, direct or indirect equityholders (including the Sponsor), members, managers, controlling person, employees, family members or other representatives and the respective successors and assigns of any of the foregoing persons.

SECTION 5.18. Investment Company Act. Neither SPAC nor BVI Merger Sub is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 5.19. Private Placements. Other than the Subscription Agreements, there are no agreements, side letters, arrangements or other Contracts between SPAC or any of its affiliates and any PIPE Investor or, to the knowledge of SPAC, any of its affiliates that would affect the obligation of such PIPE Investor to contribute to Holdings the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreement of such PIPE Investor, and SPAC does not know of any facts or circumstances that would result in any of the conditions set forth in any Subscription Agreement not being satisfied. Except as set forth in the Subscription Agreements, no fees, consideration (other than Holdings Common Shares A issued in connection with the PIPE Investment Amount) or other discounts are payable or have been agreed by SPAC or any of its affiliates to any PIPE Investor or, to the knowledge of SPAC, any of its affiliates in respect of its portion of the PIPE Investment Amount.

SECTION 5.20. SPAC’s and BVI Merger Sub’s Investigation and Reliance. Each of SPAC and BVI Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by SPAC and BVI Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. SPAC, BVI Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. Neither SPAC nor BVI Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of its or their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Letter), in the Transaction Documents or in the corresponding representations and warranties contained in the certificate delivered pursuant to Section 8.02(c). Neither the Company nor any of its respective shareholders, affiliates or Representatives shall have any liability to SPAC, BVI Merger Sub or any of their respective shareholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC, BVI Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in this Agreement (as modified by the Company Disclosure Letter), the Transaction Documents or in any certificate delivered by the Company pursuant to this Agreement. SPAC and BVI Merger Sub acknowledge that, except as expressly set forth in this Agreement (as modified by the Company Disclosure Letter) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any of its shareholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE TRANSACTIONS

SECTION 6.01. Conduct of Business by the Company Pending the Transactions.

(a) The Company agrees that, between the date hereof and the Company Merger Effective Time or the earlier termination of this Agreement, except as (i) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (ii) set forth in Section 6.01 of the Company Disclosure Letter, or (iii) required by applicable Law or Governmental Order, unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) the Company shall use commercially reasonable efforts, and shall cause the Company Subsidiaries to use commercially reasonable efforts, to conduct their business in the ordinary course of business in all material respects (taking into account recent past practice in light of COVID-19, including any actions taken by the Company due to COVID-19 Measures prior to the date hereof); provided that any action taken, or omitted to be taken, that is required by applicable Law or Governmental Order (including COVID-19 Measures) shall be deemed to be in the ordinary course of business; and

(ii) the Company shall use commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations, in each case in all material respects.

(b) Except as (i) expressly contemplated by any other provision of this Agreement, including any subclause of this Section 6.01(b), or any Ancillary Agreement, (ii) set forth in Section 6.01 of the Company Disclosure Letter, or (iii) required by applicable Law or Governmental Order (including COVID-19 Measures), the Company shall not, and shall cause each Company Subsidiary not to, between the date hereof and the Company Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) amend or otherwise change the memorandum and article of association, bylaws or other organizational documents of the Company, Holdings or Cayman Merger Sub or any other Company Subsidiary;

(ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company, Holdings or Cayman Merger Sub or any other Company Subsidiary;

(iii) other than transactions among solely the Company and the Company Subsidiaries or among solely the Company Subsidiaries, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Company Subsidiary; provided that (1) the exercise of any Company Options in effect and outstanding on the date hereof as expressly permitted by this Agreement, (2) the issuance of Company Common Shares A (or other class of equity security of the Company, as applicable) pursuant to the terms of the Company Preferred Shares or Company Convertible Notes, in each case in effect and outstanding on the date hereof and (3) the issuance of Company Common Shares A (or other class of equity security of the Company, as applicable) as consideration for an acquisition otherwise permitted by this Section 6.01(b));

(iv) sell, pledge, dispose of, or encumber any material assets of the Company or any Company Subsidiary, except for (1) dispositions of obsolete or worthless equipment or assets that are no longer used or useful in the conduct of business, (2) transactions among solely the Company and the Company Subsidiaries or among solely the Company Subsidiaries and (3) the sale or provision of goods or services to customers in the ordinary course of business;

(v) enter into a joint venture or similar partnership or alliance with any other person;

(vi) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than any dividends or other distributions from any wholly owned Company Subsidiary to the Company or any other wholly owned Company Subsidiary;

(vii) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its shares or capital stock, other than (x) acquisitions of any such shares or capital stock or other Company securities in connection with the exercise of Company Options, (y) such transactions among solely the Company and the Company Subsidiaries or among solely the Company Subsidiaries or (z) any such transaction by a wholly owned Company Subsidiary that remains a wholly owned Company Subsidiary after consummation of such transaction;

(viii) acquire (including by merger, consolidation, acquisition of stock or any other business combination) any equity interests in or substantially all of the assets of any corporation, partnership, other business organization or any division thereof, if the aggregate amount of consideration paid or transferred by the Company and the Company Subsidiaries would exceed $5,000,000 in the aggregate; provided, that such acquisitions would not require the presentation of any financial statements of a business acquired or to be acquired pursuant to Rule 3-05 of Regulation S-X and would not reasonably be expected to prevent or materially delay the consummation of the Transactions;

(ix) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for (including by entering into any “keep well” or similar agreement to maintain the financial condition of any other person), any such indebtedness or debt securities of any person, except for (A) the incurrence of indebtedness of any kind under any credit facilities or other debt instruments (including under any applicable credit line) of the Company or the Company Subsidiaries in existence as of the date hereof, (B) intercompany indebtedness among the Company and any wholly-owned Company Subsidiary or among wholly-owned Company Subsidiaries and (C) other indebtedness in an aggregate principal amount not to exceed the amount set forth on Section 6.01(b)(ix) of the Company Disclosure Letter and incurred in accordance with Section 6.01(b)(ix) of the Company Disclosure Letter;

(x) make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants, except, (A) reimbursement to employees or officers of the Company or any Company Subsidiaries of expenses incurred by such persons on behalf of the Company or any Company Subsidiaries in the ordinary course of business and consistent with past practices and the policies of the Company and the Company Subsidiaries in effect as of the date hereof, (B) prepayments and deposits paid to suppliers of the Company or any Company Subsidiary in the ordinary course of business consistent with past practice, (C) trade credit extended to customers of the Company or any Company Subsidiary in the ordinary course of business consistent with past practice or (D) as permitted pursuant to Section 6.01(b)(viii);

(xi) make any capital expenditures in excess of $1,000,000, individually or in the aggregate;

(xii) acquire any fee interest in real property;

(xiii) except as required by applicable Law or pursuant to the terms of any Plan as in effect on the date hereof, (A) grant any increase in the compensation, incentives or benefits paid, payable, or to become payable to any current or former Service Provider of the Company, except for increases in salary or hourly wage rates (and any corresponding bonus opportunity increases) made in the ordinary course of business in a manner consistent with past practice to any such Service Provider (other than directors or executive officers of the Company or a Company Subsidiary); (B) grant any retention, change in control, severance or termination pay to any Service Provider, other than severance or other termination pay or benefits in the ordinary course of business in a manner consistent with past practice to terminated Service Providers who are not directors or executive officers of the Company or a Company Subsidiary and who are not employees with an annual base salary at or above $100,000; (C) accelerate or commit to accelerate the funding, time of payment, or vesting of any compensation or benefits to any current or former Service Provider or holder of Company Options; (D) become obligated under or enter into any collective bargaining agreement, collective agreement or other contract or agreement with a labor union, trade union, works council, or similar representative of Company employees; (E) hire any employee of the Company or any Company Subsidiary except (1) to replace a departed employee, as permitted hereunder (in which case such hiring shall be on terms substantially similar to the terms applicable to the employment of the employee being replaced) or (2) if such new employee has an annual base salary below $180,000 and is hired in the ordinary course; or (F) terminate the employment of any employee with an annual base salary at or above $100,000, other than any such termination for cause (as determined by the Company) or due to death or disability;

(xiv) make any material change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as (A) contemplated by this Agreement or the Transactions or (B) required by a concurrent amendment in IFRS or applicable Law or Governmental Order made subsequent to the date hereof, as agreed to by its independent accountants;

(xv) (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material Tax audit, assessment, Tax claim or other controversy relating to Taxes, in each case that is reasonably likely to result in an increase to Tax liability, which increase is material to the Company and the Company Subsidiaries taken as a whole;

(xvi) (A) materially amend or modify, or consent to the termination (excluding any expiration in accordance with its terms) of, any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that would be adverse to the Company and the Company Subsidiaries or (B) enter into any contract or agreement that would have been a Material Contract had it been entered into prior to the date hereof, in each case of the foregoing, except in the ordinary course of business consistent with past practice;

(xvii) enter into any Contract that obligates the Company or any Company Subsidiary to develop any Intellectual Property related to the business of the Company, which such Intellectual Property would be owned by a third-party;

(xviii) permit any material item of Company-Owned IP to lapse or to be abandoned, dedicated to the public or disclaimed, fail to perform or make any required filings or recordings, fail to pay all required fees required to maintain and protect its interest in material items of Company-Owned IP or otherwise fail to use commercially reasonable efforts to defend the validity and enforceability of any material item of Company-Owned IP;

(xix) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that do not involve payments by the Company and the Company Subsidiaries in excess of $500,000 in the aggregate, in each case in excess of insurance proceeds; provided that no such waiver, release, assignment, settlement or compromise may involve any material injunctive or equitable relief, or impose material restrictions, on the business activities of the Company and the Company Subsidiaries, taken as a whole (other than customary confidentiality obligations);

(xx) enter into any material new line of business outside of the business currently conducted by the Company or the Company Subsidiaries as of the date hereof, which, for the avoidance of doubt, shall not prohibit any geographic expansion of the business lines of the Company and the Company Subsidiaries conducted as of the date hereof;

(xxi) (A) voluntarily fail to maintain or cancel without replacing any coverage under any insurance policy existing as of the date hereof in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and any Company Subsidiaries and their assets and properties or change coverage in a manner materially detrimental to the Company and the Company Subsidiaries, taken as a whole, or (B) except as permitted by Sections 7.07 and 7.08, enter into any material insurance policy insuring the business of the Company or any of the Company Subsidiaries (including any directors’ and officers’ liability policy);

(xxii) amend or modify, or consent to the termination (excluding any expiration in accordance with its terms) of, the SPAC Shareholder Support Agreement or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s rights thereunder; or

(xxiii) enter into any binding agreement or otherwise make a binding commitment to do any of the foregoing.

(c) Nothing herein shall require the Company to obtain consent from SPAC to do any of the foregoing if obtaining such consent would reasonably be expected to violate applicable Law (including any COVID-19 Measures), and nothing contained in this Section 6.01 shall give to SPAC, directly or indirectly, the right to control the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of SPAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

SECTION 6.02. Conduct of Business by SPAC and Merger Sub Pending the Transactions.

(a) Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement and except as required by applicable Law or Governmental Order, SPAC agrees that from the date hereof until the earlier of the termination of this Agreement and the Company Merger Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), SPAC shall use commercially reasonable efforts to, and shall cause BVI Merger Sub to use commercially reasonable efforts to, conduct their respective businesses in the ordinary course of business in all material respects.

(b) Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement and as required by applicable Law or Governmental Order, neither SPAC nor BVI Merger Sub shall, between the date hereof and the Company Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) amend or otherwise change the SPAC Organizational Documents or the BVI Merger Sub Articles or form any Subsidiary of SPAC other than BVI Merger Sub;

(ii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the SPAC Organizational Documents;

(iii) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SPAC Shares or SPAC Warrants, except for redemptions from the Trust Fund and conversion of the SPAC Class B Ordinary Shares that are required pursuant to the SPAC Organizational Documents;

(iv) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of SPAC or BVI Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of SPAC or BVI Merger Sub, except in connection with conversion of the SPAC Class B Ordinary Shares that are required pursuant to the SPAC Organizational Documents or in connection with a loan from the Sponsor or an affiliate thereof or certain of SPAC’s officers and directors to finance SPAC’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions;

(v) (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or otherwise acquire any securities or material assets from any third party, (ii) enter into any strategic joint ventures, partnerships or alliances with any other person or (iii) make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants) or initiate the start up of any new business, non-wholly owned Subsidiary or joint venture;

(vi) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SPAC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except for any loan from the Sponsor or an affiliate thereof or certain of SPAC’s officers and directors to finance SPAC’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions;

(vii) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(viii) (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes, in each case that is reasonably likely to result in an increase to a Tax liability, which increase is material to SPAC and BVI Merger Sub taken as a whole;

(ix) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of, or otherwise liquidate, dissolve, reorganize or wind up the business and operations of, SPAC or BVI Merger Sub;

(x) amend or modify the Trust Agreement or any other agreement related to the Trust Account;

(xi) (i) hire any employee or (ii) adopt or enter into any Employee Benefit Plan (including grant or establish any form of compensation or benefits to any current or former employee, officer, director or other individual service provider of SPAC (for the avoidance of doubt, other than consultants, advisors, including legal counsel, or institutional service providers engaged by SPAC));

(xii) enter into, renew, modify, amend or revise any SPAC Related Party Transactions (or any Contract that if entered into prior to the execution and delivery of this Agreement would be a SPAC Related Party Transaction), except for any loan from the Sponsor or an affiliate thereof or certain of SPAC’s officers and directors to finance SPAC’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions; or

(xiii) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

(c) Nothing herein shall require SPAC to obtain consent from the Company to do any of the foregoing if obtaining such consent would reasonably be expected to violate applicable Law (including any COVID-19 Measures) and nothing contained in this Section 6.02 shall give to the Company, directly or indirectly, the right to control SPAC or any of its Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of the Company and SPAC shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

SECTION 6.03. Conduct of Business by Holdings, Cayman Merger Sub and BVI Merger Sub. Between the date hereof and the Company Merger Effective Time or the earlier termination of this Agreement, none of Holdings, Cayman Merger Sub or BVI Merger Sub shall engage in any activities other than the execution of any Transaction Documents to which it is party and the performance of its obligations hereunder and thereunder in furtherance of the Transactions (and matters ancillary thereto).

SECTION 6.04. Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Company Merger Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and SPAC on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.04 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against SPAC, BVI Merger Sub or any other person (a) for legal relief against monies or other assets of SPAC or BVI Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemption Rights)) or (b) for damages (subject to the provisions of this Agreement) for breach of this Agreement against SPAC (or any successor entity) or BVI Merger Sub in the event this Agreement is terminated for any reason and SPAC consummates a business combination transaction with another party. In the event that the Company commences any Action against or involving the Trust Fund in violation of the foregoing, SPAC shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event SPAC prevails in such Action.

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.01. No Solicitation.

(a) From the date hereof and ending on the earlier of the Closing and the termination of this Agreement in accordance with Section 9.01, the Company shall not, and shall cause the Company Subsidiaries not to, and shall direct its and their respective Representatives acting on its or their behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any (x) sale of 5% or more of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole, (y) sale of 5% or more of the outstanding shares or capital stock of the Company or one or more Company Subsidiaries holding assets constituting, individually or in the aggregate, 5% or more of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole, or (z) merger, consolidation, liquidation, dissolution or similar transaction involving the Company or one or more of the Company Subsidiaries holding assets constituting, individually or in the aggregate, 5% or more of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole, in each case, other than with SPAC and its Representatives (an “Alternative Transaction”), (ii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of the Company Subsidiaries, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction, (iv) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, (v) commence, continue or renew any due diligence investigation regarding any Alternative Transaction, or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. The Company shall, and shall cause the Company Subsidiaries to, and shall direct its and their respective affiliates and Representatives acting on their behalf to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The Company also agrees that it will promptly request each special purpose acquisition company that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such person by or on behalf of the Company prior to the date hereof.

(b) From the date hereof and ending on the earlier of the Closing and the termination of this Agreement in accordance with Section 9.01, the Company shall notify SPAC promptly after receipt (and in any event no later than forty-eight (48) hours following such receipt) by the Company, the Company Subsidiaries or any of their respective Representatives of any inquiry or proposal with respect to an Alternative Transaction, any inquiry that would reasonably be expected to lead to an Alternative Transaction or any request for non-public information relating to the Company or any of the Company Subsidiaries or for access to the business, properties, assets, personnel, books or records of the Company or any of the Company Subsidiaries by any third party, in each case that is related to or that would reasonably be expected to lead to an Alternative Transaction. In such notice, the Company shall identify the third party making any such inquiry, proposal, indication or request with respect to an Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. The Company shall keep SPAC informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to an Alternative Transaction, including any material amendments or proposed amendments thereto.

(c) If the Company or any of the Company Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time from the date hereof and ending on the earlier of the Closing and the termination of this Agreement in accordance with Section 9.01, then the Company shall promptly (and in any event no later than forty-eight (48) hours after the Company becomes aware of such inquiry or proposal) notify such person in writing that the Company is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.01 by the Company or any of the Company Subsidiaries or its or their respective affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by the Company.

(d) From the date hereof and ending on the earlier of the Closing and the termination of this Agreement in accordance with Section 9.01, each of SPAC and BVI Merger Sub shall not, and shall direct their respective affiliates and Representatives acting on their behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any merger, consolidation, or acquisition of stock or assets or any other business combination involving SPAC or any of its Subsidiaries, on the one hand, and any other corporation, partnership or other business organization other than the Company and Company Subsidiaries, on the other hand (a “SPAC Alternative Transaction”), (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any SPAC Alternative Transaction, (iii) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any SPAC Alternative Transaction or any proposal or offer that could reasonably be expected to lead to a SPAC Alternative Transaction, (iv) commence, continue or renew any due diligence investigation regarding any SPAC Alternative Transaction, or (v) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its affiliates or Representatives acting on its behalf to take any such action. Each of SPAC and BVI Merger Sub shall, and shall direct their respective affiliates and Representatives acting on their behalf to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any SPAC Alternative Transaction; provided, however, for the avoidance of doubt, nothing in this Section 7.01 shall limit the rights of any affiliate of SPAC, including Sponsor, or any of its Representatives with respect to any transaction involving any person (other than SPAC or its Subsidiaries) and any corporation, partnership or other business organization (other than the Company and its Subsidiaries). The parties agree that any violation of the restrictions set forth in this Section 7.01 by SPAC or BVI Merger Sub or their respective affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by SPAC and BVI Merger Sub.

(e) From the date hereof and ending on the earlier of the Closing and the termination of this Agreement in accordance with Section 9.01, SPAC shall notify the Company promptly after receipt (and in any event no later than 48 hours following such receipt) by SPAC, any of its Subsidiaries or any of its or their respective Representatives of any inquiry or proposal with respect to a SPAC Alternative Transaction, any inquiry that would reasonably be expected to lead to a SPAC Alternative Transaction or any request for non-public information relating to SPAC or any of its Subsidiaries or for access to the business, properties, assets, personnel, books or records of SPAC by any third party, in each case that is related to or that would reasonably be expected to lead to a SPAC Alternative Transaction. In such notice, SPAC shall identify the third party making any such inquiry, proposal, indication or request with respect to a SPAC Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. SPAC shall keep the Company informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to a SPAC Alternative Transaction, including any material amendments or proposed amendments thereto.

(f) If SPAC, any of its Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to a SPAC Alternative Transaction at any time from the date hereof and ending on the earlier of the Closing and the termination of this Agreement in accordance with Section 9.01, then SPAC shall promptly notify such person in writing that SPAC is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal.

SECTION 7.02. Registration Statement; Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, subject to the terms of this Section 7.02, the Company and SPAC shall jointly prepare and Holdings shall file with the SEC a mutually agreed upon (such agreement not to be unreasonably withheld, conditioned or delayed by the Company or SPAC) registration statement on Form F-4 (together with all amendments thereto, the “Registration Statement”) in connection with the registration under the Securities Act of the Holdings Units (including the Holdings Common Shares A and Holdings Warrants (and the Holdings Common Shares A issuable upon exercise thereof)) to be issued in the SPAC Merger, the Holdings Common Shares A to be issued in the Company Merger, the Holdings Common Shares A to be issued in the Convertible Note Conversion (other than with respect to any Company Exchangeable Notes) and the Holdings Common Shares A issuable pursuant to Section 3.04, which such Registration Statement shall include a proxy statement / prospectus containing a proxy statement in preliminary form (as amended or supplemented, the “Proxy Statement”) to be sent to the SPAC’s shareholders relating to the extraordinary general meeting of SPAC’s shareholders (including any adjournment or postponement thereof, the “SPAC Shareholders’ Meeting”) to be held to consider (A) approval and adoption of this Agreement, the Cayman Plan of Merger and the Mergers (including the rights of dissention applicable to the SPAC Merger) and the other Transactions contemplated by this Agreement, including the adoption of the Holdings A&R Articles effective as of the SPAC Merger Effective Time, and any separate or unbundled proposals as are required to implement the foregoing, (B) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto and (C) any other proposals the parties deem necessary to effectuate the Transactions, including the appointment of the New Board, the adoption of the Holdings A&R Articles and the Holdings Public Company Articles and the appointments in respect of the Holdings Board at the SPAC Merger Effective Time in accordance with Section 7.16(e) (clauses (A), (B) and (C), collectively, the “Required SPAC Proposals”). Each of the Company, Holdings and SPAC shall furnish all information concerning such party as the other party may reasonably request in connection with such actions and the preparation of the Merger Materials. SPAC, the Company and Holdings each shall use their reasonable best efforts to (w) cause the Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Merger Materials, (y) cause the Registration Statement to be declared effective as promptly as practicable and (z) keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, SPAC shall take all actions necessary to cause the Merger Materials to be mailed to its shareholders as of the applicable record date as promptly as practicable (and in any event within three (3) Business Days) following the date upon which the Registration Statement becomes effective. Each of the Company, Holdings and SPAC shall otherwise reasonably assist and cooperate with the other party in the preparation of the Merger Materials and the resolution of any comments received from the SEC. In furtherance of the foregoing, each of the Company and SPAC shall cause its and its Subsidiaries’ respective officers and employees to be reasonably available to the other party and its counsel in connection with the drafting of the Merger Materials and to respond in a timely manner to comments on the Merger Materials from the SEC. For purposes of this Agreement, the term “Merger Materials” means the Registration Statement, including the prospectus forming a part thereof, the Proxy Statement, and any amendments thereto.

(b) No filing of, or amendment or supplement to the Merger Materials will be made by Holdings, the Company or SPAC without the approval of the other parties (such approval not to be unreasonably withheld, conditioned or delayed). Each of Holdings, the Company and SPAC will advise the other parties, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, or of the suspension of the qualification of the Holdings Common Shares to be issued or issuable pursuant to this Agreement. Each of Holdings, the Company and SPAC will advise the other parties, promptly after it receives notice thereof, of any request by the SEC for amendment of the Merger Materials or comments thereon and responses thereto or requests by the SEC for additional information. Each of Holdings, the Company and SPAC shall, as promptly as practicable after receipt thereof, supply the other parties with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication, with respect to the Merger Materials or the Merger. No response to any comments from the SEC or the staff of the SEC relating to the Merger Materials will be made by Holdings, the Company or SPAC without the prior consent of the other parties (such consent not to be unreasonably withheld, conditioned or delayed), and without providing the other parties a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.

(c) SPAC represents that the information supplied by it for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Merger Materials are mailed to its shareholders and (iii) the time of the SPAC Shareholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Company Merger Effective Time, any event or circumstance relating to SPAC or BVI Merger Sub or their respective officers or directors should be discovered by SPAC which should be set forth in an amendment or a supplement to the Merger Materials, SPAC shall promptly inform the Company.

(d) The Company represents that the information supplied by it for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective and (ii) the time of the SPAC Shareholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Company Merger Effective Time, any event or circumstance relating to the Company or any Company Subsidiary or any of their respective officers or directors should be discovered by the Company which should be set forth in an amendment or a supplement to the Merger Materials, the Company shall promptly inform SPAC.

(e) Prior to distributing materials to be provided to the shareholders of the Company in connection with soliciting consent from such persons to the Transactions contemplated by this Agreement, the Company shall provide a draft copy of such materials to SPAC and shall consider in good faith any comments or suggested changes that SPAC proposes with respect to such materials.

SECTION 7.03. Company Shareholder Approval; Holdings Shareholder Approval; Cayman Merger Sub Shareholder Approval.

(a) The Company shall (i) obtain and deliver to SPAC, the Requisite Company Shareholder Approval, (A) substantially in the form of written consents attached hereto as Exhibit A (the “Written Consents”) executed by each of the Key Company Shareholders (pursuant to the Company Transaction Support Agreement), as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to shareholders, and in any event within five (5) Business Days after the Registration Statement is declared effective, and (B) in accordance with the terms and subject to the conditions of the Company Articles, and (ii) use reasonable best efforts to take all other action necessary or advisable to secure the Requisite Company Shareholder Approval and, if applicable, any additional consents or approvals of its shareholders related thereto.

(b) Promptly following the execution of this Agreement, the Company shall deliver the Holdings Shareholder Approval as the sole shareholder of Holdings.

(c) Promptly following the execution of this Agreement, Holdings shall deliver the Cayman Merger Sub Shareholder Approval as the sole shareholder of Cayman Merger Sub.

SECTION 7.04. SPAC Shareholders’ Meeting; BVI Merger Sub Shareholder Approvals.

(a) SPAC shall call and hold the SPAC Shareholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the Required SPAC Proposals, and SPAC shall use its reasonable best efforts to hold the SPAC Shareholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective; provided, that SPAC may (or, upon the receipt of a request to do so from the Company, shall) postpone or adjourn the SPAC Shareholders’ Meeting on one or more occasions for up to thirty (30) days in the aggregate (or, if earlier, until the Outside Date) upon the good faith determination by the SPAC Board that such postponement or adjournment is reasonably necessary to solicit additional proxies to obtain approval of the Required SPAC Proposals or otherwise take actions consistent with SPAC’s obligations pursuant to Section 7.10, and at least 10 days’ written notice of the SPAC Shareholders’ Meeting is given to the SPAC shareholders in accordance with the SPAC Articles of Association. SPAC shall use its reasonable best efforts to obtain the approval of the Required SPAC Proposals at the SPAC Shareholders’ Meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the Required SPAC Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders. The SPAC Board shall have unanimously recommended to its shareholders that they approve the Required SPAC Proposals (the “SPAC Recommendation”) and shall include the SPAC Recommendation in the Proxy Statement. Neither the SPAC Board nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the SPAC Recommendation, or fail to include the SPAC Recommendation in the Proxy Statement; or (ii)

approve, recommend or declare advisable (or publicly propose to do so) any SPAC Alternative Transaction (a “Change in Recommendation”); provided, however, that, any time prior to obtaining the Requisite SPAC Shareholder Approval, the SPAC Board may make a Change in Recommendation in response to any material event, change, fact, condition, occurrence or circumstance (A) that does not relate to an Alternative Transaction, (B) that does not relate to any change in the market price or trading volume of SPAC’s securities (it being understood that this clause (B) shall not prevent a determination that any event underlying such change constitutes an Intervening Event), and (C) (x) first occurring after the date hereof or (y) first actually or constructively known by the SPAC Board following the date hereof and was not reasonably foreseeable by the SPAC Board or SPAC on or prior to the date hereof (or if actually or constructively known or reasonably foreseeable, the probability or magnitude of consequences of which were not actually or constructively known or reasonably foreseeable as of the date hereof), if it determines in good faith, after consultation with its outside legal counsel, that a failure to make such Change in Recommendation would constitute a breach by the SPAC Board of its fiduciary obligations under applicable Law (an “Intervening Event”); provided, however, that no action taken by any party hereto pursuant to and in compliance with the covenants set forth in Section 6.01, or the consequences of any such action, shall constitute an “Intervening Event”.

(b) Notwithstanding (i) any Change in Recommendation, (ii) the making of any inquiry or proposal with respect to a SPAC Alternative Transaction or (iii) anything to the contrary contained herein, unless this Agreement has been earlier validly terminated in accordance with Section 9.01, (A) in no event shall SPAC or BVI Merger Sub execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any SPAC Alternative Transaction or terminate this Agreement in connection therewith and (B) SPAC and BVI Merger Sub shall otherwise remain subject to the terms of this Agreement, including SPAC’s obligation to use reasonable best efforts to obtain the approval of the Required SPAC Proposals at the SPAC Shareholders’ Meeting in accordance with Section 7.04(a).

(c) Promptly following the execution of this Agreement, SPAC and Holdings shall deliver the BVI Merger Sub Shareholder Approvals as the sole shareholder of BVI Merger Sub (as appropriate), in the case of Holdings, to be held signed but undated and automatically released immediately prior to the Company Merger.

SECTION 7.05. Access to Information; Confidentiality.

(a) From the date hereof until the Company Merger Effective Time, the Company and SPAC shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access, during normal business hours and upon reasonable prior notice, to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof, including with respect to proposed acquisitions that are permitted to be consummated pursuant to Section 6.01(b)(viii) (other than any of the foregoing that relate to the negotiation and execution of the Transaction Documents); and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as the other party or its Representatives may reasonably request, in the case of each of the foregoing clauses (i) and (ii), solely for the purpose of facilitating the consummation of the Transactions. Notwithstanding the foregoing, (A) neither the Company nor SPAC shall be required to provide access to or disclose information where the access or disclosure could jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege or contravene applicable Law or Governmental Order (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention) and (B) any such access shall be conducted in a manner not to unreasonably interfere with the businesses or operations of the Company or SPAC, as applicable, and in compliance with all measures implemented by Governmental Authorities in response to COVID-19.

(b) All information obtained by the parties pursuant to this Section 7.05 shall be kept confidential in accordance with the confidentiality agreement, dated May 5, 2021 (the “Confidentiality Agreement”), between SPAC and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as is reasonably necessary, the Intended Tax Treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

SECTION 7.06. Incentive Equity Plan. Prior to the Closing Date, Holdings shall approve and adopt, subject to the receipt of the Holdings Shareholder Approval, an incentive award plan, substantially in the form, including with respect to share reserves, attached hereto as Exhibit B (the “Omnibus Incentive Plan”) (with such changes that may be agreed in writing by SPAC and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either SPAC or the Company, as applicable)), to be effective as of the Closing or as otherwise set forth in the plan document. Within seven (7) Business Days following the expiration of the sixty (60)-day period following the date Holdings has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Holdings shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Holdings Common Shares A issuable under the Omnibus Incentive Plan.

SECTION 7.07. Insurance. Prior to the Company Merger Effective Time, the Company and SPAC shall cooperate in good faith to determine the appropriate insurance coverage for Holdings and its Subsidiaries following the Closing and shall use their respective reasonable best efforts to obtain such insurance without limiting the obligations of the Company and SPAC pursuant to Sections 7.08(c) and 7.08(e). SPAC and the Company shall designate a mutually agreeable insurance broker to assist with such determination of appropriate coverage and with efforts to obtain such insurance.

SECTION 7.08. Directors’ and Officers’ Indemnification and Insurance.

(a) The provisions with respect to indemnification, exculpation, advancement or expense reimbursement set forth in the Company Surviving Company Articles as of the Company Merger Effective Time shall not be amended, repealed or otherwise modified for a period of six (6) years from the Company Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Company Merger Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or of the Company Subsidiaries (the “D&O Indemnitees”), unless such modification shall be required by applicable Law. The parties hereto further agree that with respect to the provisions of the charter, bylaws, limited liability company agreements or other organizational documents of the Company Subsidiaries as of the Company Merger Effective Time relating to indemnification, exculpation, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Company Merger Effective Time in any manner that would affect adversely the rights thereunder of the D&O Indemnitees, unless such modification shall be required by applicable Law. For a period of six (6) years from the Company Merger Effective Time, Holdings shall indemnify and hold harmless each D&O Indemnitee against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Company Merger Effective Time, whether asserted or claimed prior to, at or after the Company Merger Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the Company Articles, the charter, bylaws or limited liability company agreements of the Company Subsidiary or any indemnification agreement in effect on the date hereof to indemnify or exculpate such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). In addition, from the Company Merger Effective Time, Holdings shall, without requiring a preliminary determination of entitlement to indemnification, advance any costs and expenses of any D&O Indemnitee under this Section 7.08 (including in connection with enforcing the indemnity and other obligations in this Section 7.08) as incurred to the fullest extent permitted under applicable Law.

(b) The provisions with respect to indemnification, exculpation, advancement or expense reimbursement set forth in the SPAC Surviving Company Articles as of the SPAC Merger Effective Time shall not be amended, repealed or otherwise modified for a period of six (6) years from the SPAC Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the SPAC Merger Effective Time, were directors, officers, employees, fiduciaries or agents of SPAC (the “SPAC D&O Indemnitees”), unless such modification shall be required by applicable Law. The parties hereto further agree that with respect to the provisions of the charter, bylaws, limited liability company agreements or other organizational documents of any Subsidiary of SPAC relating to indemnification, exculpation, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the SPAC Merger Effective

Time in any manner that would affect adversely the rights thereunder of the D&O Indemnitees, unless such modification shall be required by applicable Law. For a period of six years from the SPAC Merger Effective Time, Holdings shall indemnify and hold harmless each SPAC D&O Indemnitee against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the SPAC Merger Effective Time, whether asserted or claimed prior to, at or after the SPAC Merger Effective Time, to the fullest extent that SPAC would have been permitted under applicable Law, the SPAC Articles of Association or any indemnification agreement in effect on the date hereof to indemnify or exculpate such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). In addition, from the SPAC Merger Effective Time, the SPAC Surviving Company shall, without requiring a preliminary determination of entitlement to indemnification, advance any costs and expenses of any SPAC D&O Indemnitee under this Section 7.08 (including in connection with enforcing the indemnity and other obligations in this Section 7.08) as incurred to the fullest extent permitted under applicable Law.

(c) Holdings and the Company shall use reasonable best efforts to obtain, to the extent reasonably available, directors’ and officers’ liability insurance (“Company D&O Insurance”) covering the Company’s directors and officers with respect to matters existing or occurring at or prior to the Company Merger Effective Time; provided that such efforts shall be coordinated with efforts to procure the Go-Forward D&O Insurance, and SPAC and the Company shall designate a single mutually agreeable insurance broker to assist with the placement of the Company D&O Insurance and the Go-Forward D&O Insurance. The Company and SPAC shall cooperate in good faith with respect to any efforts to obtain the insurance described in this Section 7.08(c), including with respect to the appropriate personnel to be covered by the Company D&O Insurance, communications with any insurance broker, access to any insurance broker presentations, and review of underwriter quotes and draft policies for such Company D&O Insurance, and the Company and SPAC shall make available their Representatives as needed for any underwriting call. If Holdings or the Company Surviving Company are able to and do procure Company D&O Insurance in accordance with this Section 7.08(c), Holdings and the Company Surviving Company, as applicable, shall use commercially reasonable efforts to maintain such Company D&O Insurance for a period of six years from the Company Merger Effective Time.

(d) For a period of six (6) years from the SPAC Merger Effective Time, Holdings or the SPAC Surviving Company shall maintain in effect directors’ and officers’ liability insurance (“SPAC D&O Insurance”) covering those persons who are currently (and any additional persons who prior to the SPAC Merger Effective Time become) covered by SPAC’s directors’ and officers’ liability insurance policy (true, correct and complete copies of which have been heretofore made available to the Company or its agents or Representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Holdings or the SPAC Surviving Company be required to pay an aggregate premium for such insurance in excess of 275% of the aggregate premium payable by SPAC for such current insurance coverage. Prior to the SPAC Merger Effective Time, SPAC may purchase a prepaid “tail” policy with respect to the SPAC D&O Insurance from an insurance carrier with the same or better credit rating as the SPAC’s current directors’ and officers’ liability insurance carrier. If SPAC elects to purchase such a “tail” policy prior to the SPAC Merger Effective Time, the SPAC Surviving Company will pay such policy out of the Trust Account at or prior to the Closing, maintain such “tail” policy in full force and effect for a period of no less than six years after the SPAC Merger Effective Time and continue to honor its obligations thereunder, and the maintenance of such “tail” policy shall be in satisfaction of all of Holdings’ and the SPAC Surviving Company’s obligations under this Section 7.08(d).

(e) Prior to or in connection with the SPAC Merger Effective Time, Holdings shall use reasonable best efforts to obtain “go-forward” directors’ and officers’ liability insurance that is reasonably satisfactory to SPAC to cover the post-Closing directors and officers of Holdings, the Company Surviving Company, the SPAC Surviving Company and their respective Subsidiaries (the “Go-Forward D&O Insurance”). From and after the date of this Agreement, the Company and the SPAC shall cooperate in good faith with respect to any efforts to obtain the insurance described in this Section 7.08(e), including communications with any insurance broker, access to any insurance broker presentations, and review of underwriter quotes and draft policies for such insurance, and the Company and SPAC shall make available their Representatives as needed for any underwriting call.

(f) The provisions of this Section 7.08 (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee and each SPAC D&O Indemnitee, in each case, who is an intended third-party beneficiary of this Section 7.08; and (ii) are in addition to any rights such D&O Indemnitees or SPAC D&O Indemnitees may have under the organizational documents of any of the parties hereto or their Subsidiaries, as the case may be, or under any applicable Contracts or Laws and are not intended to, nor shall be construed or shall release or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to SPAC, the Company or their respective Subsidiaries for any of their respective directors, officers or other employees (it being understood and agreed that the indemnification provided for in this Section 7.08 is not prior to or in substitution of any such claims under such policies).

(g) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.08 shall survive the consummation of the Transactions indefinitely and shall be binding, jointly and severally, on Holdings, the Company Surviving Company, the SPAC Surviving Company and all successors and assigns of Holdings, the Company Surviving Company and the SPAC Surviving Company. In the event Holdings, the Company Surviving Company, the SPAC Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provisions shall be made so that the successors and assigns of such parties shall assume, at and as of the closing of the applicable transaction referred to in this Section 7.08(g) all of the obligations set forth in this Section 7.08.

(h) At the Company Merger Effective Time, Holdings shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and SPAC with the directors of Holdings as of the Company Merger Effective Time, which indemnification agreements shall continue to be effective following the Company Merger Effective Time. For the avoidance of doubt, the indemnification agreements with the directors of SPAC in effect prior to the Closing (and made available to the Company prior to the date hereof) shall continue to be effective following the SPAC Merger Effective Time, and Holdings shall continue to cause the SPAC Surviving Company to honor SPAC’s obligations thereunder.

(i) Holdings agrees to comply with the provisions of Section 7.08(i) of the Company Disclosure Letter.

SECTION 7.09. Notification of Certain Matters. The Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Company, of any event which a party becomes aware of between the date hereof and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

SECTION 7.10. Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its, and to cause its affiliates to use their, reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including using its reasonable best efforts to (i) prepare and promptly file all documentation to effect all necessary filings, notices, petition, statements, registrations, submissions of information, applications and other documents, (ii) obtain all permits, consents, approvals, authorizations, registrations, waivers, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries necessary, proper or advisable for the consummation of the Transactions and to fulfill the conditions to the Mergers and (iii) execute and deliver any additional instruments necessary to consummate the Transactions.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c) Notwithstanding the generality of the foregoing, each of the parties hereto shall use its, and shall cause its affiliates to use their, reasonable best efforts to consummate the Private Placements in accordance with the Subscription Agreements, including using its, and causing its affiliates to use their, reasonable best efforts to enforce its or their rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Holdings the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms. None of SPAC, Holdings or the Company shall, without the prior written consent of the other parties (such consent not to be unreasonably withheld, delayed or conditioned), permit or consent to any amendment, supplement or modification to or any waiver (in whole or in part) of any provision or remedy under, or any replacements of, any Subscription Agreement.

SECTION 7.11. Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company. Thereafter, between the date hereof and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX), unless otherwise prohibited by applicable Law or the requirements of the Selected Stock Exchange, each of SPAC and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement or the Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed); provided that no party shall be required to obtain consent pursuant to this Section 7.11 to the extent any proposed release or statement is substantively consistent with public statements set forth in the initial press release or previously consented to by the other party in accordance with this Section 7.11. Furthermore, nothing contained in this Section 7.11 shall prevent SPAC or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.11.

SECTION 7.12. Stock Exchange Listing. Each of SPAC, the Company and Holdings will use its reasonable best efforts to cause (a) Holdings’ initial listing application(s) with the Selected Stock Exchange in connection with the Transactions to have been approved, (b) Holdings to satisfy all applicable initial listing requirements of the Selected Stock Exchange and (c) the Holdings Common Shares A and the Holdings Warrants issuable in accordance with this Agreement (including the Holdings Common Shares A to be issued in the Private Placements and the Earnout Shares, as applicable) to be approved for listing on the Selected Stock Exchange, subject to official notice of issuance, in each case prior to the SPAC Merger Effective Time. During the period from the date hereof until the earlier of the termination of this Agreement in accordance with Section 9.01 and the SPAC Merger Effective Time, SPAC shall use its reasonable best efforts to keep the SPAC Units, SPAC Class A Ordinary Shares and SPAC Warrants listed for trading on Nasdaq Capital Market.

SECTION 7.13. Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each party hereto agrees to, and to cause its affiliates to, promptly make any required filing or application under Antitrust Laws, as applicable. The parties hereto agree to, and to cause their respective affiliates to, supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable.

(b) SPAC and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its, and shall cause its affiliates to use their, reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications; (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided, that materials required to be provided pursuant to this Section 7.13(b) may be restricted to outside counsel and may be redacted to remove references concerning the valuation of the Company and as necessary to comply with contractual arrangements.

(c) No party hereto shall take any action, and each party hereto shall cause its affiliates not to take any action, that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

SECTION 7.14. Trust Account. As of the Company Merger Effective Time, the obligations of SPAC to dissolve or liquidate within a specified time period as contained in the SPAC Articles of Association will be terminated and SPAC shall have no obligation whatsoever to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions or otherwise, and no shareholder of SPAC or Holdings shall be entitled to receive any amount from the Trust Account. At least seventy-two (72) hours prior to the Company Merger Effective Time, SPAC or Holdings, as applicable, shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Company Merger Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to the SPAC Surviving Company or Holdings, as applicable (to be held as available cash for immediate use on the balance sheet of the SPAC Surviving Company or Holdings, as applicable, and to be used (a) to pay the unpaid Company Expenses and the unpaid SPAC Expenses in connection with this Agreement and the Transactions and (b) thereafter, for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

SECTION 7.15. Tax Matters.

(a) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of SPAC, the Company and the Company Subsidiaries (including, for the avoidance of doubt, Holdings) shall (i) use its respective reasonable best efforts to: (A) cause the SPAC Merger (taken together with the Holdings Redemption) and the Company Merger (taken together with the Convertible Note Conversion) to qualify for the Intended Tax Treatment and (B) not (and not permit or cause any of their affiliates, subsidiaries or Representatives to) take any action which to its knowledge could reasonably be expected to materially prevent or impede such qualification for the Intended Tax Treatment, and (ii) not take any position on any U.S. Tax Return, in any U.S. Tax audit or Tax proceeding or otherwise with respect to U.S. federal income Tax matters inconsistent with the Intended Tax Treatment unless otherwise required pursuant to a “final determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable U.S. state or local Law) or a change in applicable Law. Each of SPAC, Holdings, and the Company will use its reasonable best efforts to reasonably cooperate with one another and their respective Tax advisors in connection with the issuance to SPAC, Holdings, or the Company of advice or opinion relating to the Tax consequences of the Transactions, including using reasonable best efforts to deliver to the relevant Tax advisor a certificate (dated as of the necessary date and signed by an officer of SPAC, Holdings, or the Company, or their respective affiliates, as applicable) containing such customary representations as are reasonably necessary or appropriate for such purposes.

(b) All transfer, documentary, sales, use, real property transfer, stamp, registration and other similar Taxes, fees and costs incurred in connection with this Agreement (“Transfer Taxes”) shall be borne by Holdings. The parties shall reasonably cooperate to prepare and timely file any Tax Returns relating to Transfer Taxes, and shall timely pay all Transfer Taxes. To the extent applicable Law requires a person other than Holdings to pay any Transfer Taxes, Holdings shall promptly reimburse such person for such Transfer Taxes.

(c) Each of the parties shall (and shall cause their respective affiliates to) cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of relevant Tax Returns and any relevant Tax audit or Tax proceeding. Such cooperation shall include the retention and (upon the other party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any such Tax Return or Tax proceeding or audit and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. All out-of-pocket expenses related to such cooperation shall be borne by the party requesting such cooperation (but may be treated as Company Expenses or SPAC Expenses, as applicable).

SECTION 7.16. Directors and Officers; Advisory Board.

(a) The parties hereto shall take all necessary action so that immediately after the Company Merger Effective Time, (i) the board of directors of Holdings (the “New Board”) shall consist of nine directors, which shall be divided into three classes, designated “Class I”, “Class II” and “Class III”, with Class I consisting of three directors with an initial term that expires in 2022, Class II consisting of three directors with an initial term that expires in 2023 and Class III consisting of three directors with an initial term that expires in 2024, (ii) the members of the New Board and the Chair of the New Board will be the individuals determined in accordance with Section 7.16(b) and (iii) the officers of Holdings will be the individuals determined in accordance with Section 7.16(c).

(b) The directors on the New Board immediately after the Company Merger Effective Time (each, a “Director”) shall consist of (x) Mostafa Kandil (so long as his employment has not been terminated by the Company for Cause (as defined in the Employment Agreement) at or prior to the Company Merger Effective Time), (y) Victoria Grace (the “SPAC Designee”) and Lone Fonss Schroder (the “SPAC Independent Designee”) and (z) six other persons to be designated by the Company prior to the Closing, taking into account diversity of viewpoint, experience, knowledge, race, ethnicity and gender (together with Mostafa Kandil, the “Company Designees”). In the event that any Company Designee is unwilling or unable to serve as a Director immediately after the Company Merger Effective Time, then the Company may replace such individual with another individual to serve as such Company Designee. In the event that the SPAC Designee is unwilling or unable to serve as a Director immediately after the

Company Merger Effective Time, then SPAC may replace such individual with another individual to serve as the SPAC Designee. In the event that the SPAC Independent Designee is unwilling or unable to serve as a Director immediately after the Company Merger Effective Time, then SPAC may replace such individual with another individual reasonably acceptable to the Company to serve as the SPAC Independent Designee. Prior to the mailing of the Merger Materials, the Company shall designate whether each individual who will serve on the New Board immediately after the Company Merger Effective Time will be designated as a member of Class I, Class II or Class III; provided, that Mostafa Kandil (or his replacement) shall serve as a member of Class III, Victoria Grace (or her replacement) shall serve as a member of Class III and Lone Fonss Schroder (or her replacement) shall serve as a member of Class II. Mostafa Kandil will serve as Chair of the New Board immediately after the Company Merger Effective Time (so long as his employment has not been terminated by the Company for Cause (as defined in the Employment Agreement) at or prior to the Company Merger Effective Time); provided, that in the event that Mostafa Kandil is unwilling or unable to serve as Chair, then the Company may replace Mostafa Kandil with another Director who is reasonably acceptable to SPAC to serve as Chair.

(c) The officers of Holdings immediately after the Company Merger Effective Time (each, an “Officer”) shall consist of Mostafa Kandil, as chief executive officer (so long as he is employed by the Company or Holdings as of the Company Merger Effective Time), and the additional individuals identified on Section 7.16(c) of the Company Disclosure Letter, with each such individual holding the title set forth opposite his or her name, so long as, in each such case, such individual is employed by the Company or Holdings as of the Company Merger Effective Time. In the event that Mostafa Kandil or any such additional individual is unwilling or unable to serve as an Officer immediately after the Company Merger Effective Time, then the Company may replace such individual with another individual to serve as such Officer.

(d) The parties hereto shall take all necessary action so that immediately after the Company Merger Effective Time, Holdings shall have established an advisory board (the “Advisory Board”) consisting of such persons as the members of the New Board may select; provided, that SPAC shall be entitled to designate two persons to serve on the Advisory Board. For the avoidance of doubt, the Advisory Board will serve at the pleasure of the New Board, will be a non-voting, advisory body and will not have any authority to make decisions on behalf of the New Board or Holdings. The sole purpose of the Advisory Board shall be to enhance the diversity of the Holdings’ management and provide the New Board with additional knowledge, expertise and relationship connections.

(e) The parties hereto shall take all necessary action so that immediately after the SPAC Merger Effective Time, (i) the board of directors of Holdings is comprised solely of the directors of SPAC as of immediately prior to the SPAC Merger Effective Time and (ii) the officers of Holdings consist solely of the officers of SPAC as of immediately prior to the SPAC Merger Effective Time.

SECTION 7.17. Holdings Articles. Prior to the SPAC Merger Effective Time, Holdings shall instruct the registered agent of Holdings to file an Amended and Restated Memorandum and Articles of Association, in substantially the form set forth on Exhibit C (the “Holdings A&R Articles”), with the Registry of Corporate Affairs of the British Virgin Islands, such that the Holdings A&R Articles are effective at the SPAC Merger Effective Time. After the SPAC Merger Effective Time and prior to the Company Merger Effective Time, Holdings shall instruct the registered agent of Holdings to file a Second Amended and Restated Memorandum and Articles of Association, in substantially the form set forth on Exhibit D (the “Holdings Public Company Articles”) with the Registry of Corporate Affairs of the British Virgin Islands, such that the Holdings Public Company Articles are effective at the Company Merger Effective Time.

SECTION 7.18. SPAC Public Filings. From the date hereof through the SPAC Merger Effective Time, SPAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

SECTION 7.19. Financial Statements.

(a) The Company shall use reasonable best efforts to deliver true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2019 and as of December 31, 2020, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the years then ended, each audited in accordance with the auditing standards of the PCAOB (collectively, the “Audited Financial Statements”), not later than thirty (30) days from the date of this Agreement (such date, as it may be extended, the “Financial Statement Delivery Date”); provided, that if the Company has not delivered the Audited Financial Statements by the Financial Statement Delivery Date, the Financial Statement Delivery Date shall be extended so long as the Company used its reasonable best efforts to deliver the Audited Financial Statements prior to the original Financial Statement Delivery Date and uses its reasonable best efforts to deliver the Audited Financial Statements as soon as reasonably practicable; provided further that in no event shall the Financial Statement Delivery Date be extended to a date that is greater than sixty (60) days from the date of this Agreement.

(b) The Company shall use commercially reasonable efforts to deliver true and complete copies of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the 6-month period ended June 30, 2021 and each fiscal quarter ending after the date hereof and prior to the Company Merger Effective Time or the earlier termination of this Agreement.

SECTION 7.20. Litigation.

(a) In the event that any Action related to this Agreement or the transactions contemplated hereby is brought, or, to the knowledge of SPAC, threatened in writing, against SPAC or the SPAC Board by any of SPAC’s shareholders prior to the Closing, SPAC shall promptly notify the Company of any such Action and keep the Company reasonably informed with respect to the status thereof. SPAC shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action, shall give due consideration to the Company’s advice with respect to such Action and shall not settle or agree to settle any such Action without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

(b) In the event that any Action related to this Agreement or the transactions contemplated hereby is brought, or, to the knowledge of the Company, threatened in writing, against the Company or the Company Board by any the Company’s shareholders prior to the Closing, the Company shall promptly notify SPAC of any such Action and keep SPAC reasonably informed with respect to the status of thereof. The Company shall provide SPAC the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action, shall give due consideration to SPAC’s advice with respect to such Action and shall not settle or agree to settle any such Action without the prior written consent of SPAC, such consent not to be unreasonably withheld, conditioned or delayed.

SECTION 7.21. Termination of SPAC Agreements. Prior to the Closing, SPAC shall terminate each agreement listed in Section 7.21 of the SPAC Disclosure Letter, without the payment of any consideration or the granting of any concession, and without any liability being imposed on Holdings, the SPAC Surviving Company, the Company Surviving Company or any of their respective Subsidiaries or any of them having any continuing obligations.

SECTION 7.22. Termination of Company Interested Party Transactions. Prior to the Closing, the Company shall terminate each Company Interested Party Transaction set forth on Section 7.22 of the Company Disclosure Letter and from and after such terminations such Company Interested Party Transactions shall be of no further force or effect and all rights, obligations and liabilities under any of the foregoing shall be deemed satisfied and none of the Company, Holdings nor any of their respective affiliates, successors in interest or assigns, shall have any further rights, obligations or liabilities thereunder.

SECTION 7.23. Redemption Rights. Prior to the Closing, SPAC shall take all actions reasonably necessary to provide the holders of SPAC Class A Ordinary Shares with the opportunity to make redemption elections with respect to their SPAC Class A Ordinary Shares (which shall be settled, if the Closing occurs, by redemption of such holders’ Holdings Common Shares A) pursuant to the Redemption Rights in connection with the Transactions. At or promptly following the Closing, Holdings shall make, or cause to be made, any payments required to be made in connection with the settlement of the Redemption Rights.

SECTION 7.24. Additional Matters. The Company shall comply with the provisions set forth on Section 7.24 of the Company Disclosure Letter.

ARTICLE VIII

CONDITIONS TO CLOSING

SECTION 8.01. Conditions to the Obligations of Each Party for the Closing. The obligations of the Company, Holdings, Cayman Merger Sub, BVI Merger Sub and SPAC to consummate the Company Merger are subject to the satisfaction or waiver (where permissible) at or prior to the Company Merger Effective Time of the following conditions:

(a) Written Consents. The Written Consents, constituting the Requisite Company Shareholder Approval, shall have been delivered to SPAC.

(b) SPAC Shareholders’ Approval. The Required SPAC Proposals shall have been approved and adopted by the requisite affirmative vote of the shareholders of SPAC in accordance with the Proxy Statement, the Cayman Companies Act, the SPAC Articles of Association and the rules and regulations of Nasdaq Capital Market.

(c) No Order. No Governmental Authority shall have enacted, issued, enforced or entered any Law or Governmental Order (a “Legal Restraint”) which is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

(d) Regulatory Approvals. All consents, approvals, authorizations or permits of, or filings with or notifications to, or expirations or terminations of any waiting periods required by, Governmental Authorities, in each case set forth in Section 8.01(d) of the Company Disclosure Letter, shall have been obtained, been made or occurred.

(e) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or threatened by the SEC and not withdrawn.

(f) Stock Exchange Listing. The Holdings Common Shares A, including those to be issued pursuant to this Agreement (including the Earnout Shares) and the Subscription Agreements, and the Holdings Common Shares A and the Holdings Warrants (and the Holdings Common Shares issuable upon exercise thereof) to be issued in connection with the SPAC Merger shall have been approved for listing on the Selected Stock Exchange, subject only to official notice of issuance thereof.

(g) No Penny Stock. The Holdings Common Shares A shall not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act.

(h) SPAC Merger. The SPAC Merger shall have been consummated in accordance with Article II.

SECTION 8.02. Conditions to the Obligations of SPAC and BVI Merger Sub. The obligations of SPAC and BVI Merger Sub to consummate the Company Merger are subject to the satisfaction or waiver (where permissible) at or prior to the Company Merger Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in (i) Sections 4.01, 4.03, 4.04, 4.05(a)(i), 4.18 and 4.22 shall each be true and correct in all material respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the Company Merger Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), (ii) Sections 4.08(a), 4.08(b), and 4.08(d) shall be true and correct in all respects as of the Company Merger Effective Time, and (iii) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the Company Merger Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties in this clause (iii) to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect; provided, that for purposes of this Section 8.02(a), a representation or warranty made with respect to Holdings or Cayman Merger Sub that was true and correct (to the applicable standard set forth above) as of the SPAC Merger Effective Time shall be deemed to be true and correct as of the Company Merger Effective Time.

(b) Agreements and Covenants. (i) The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Company Merger Effective Time and (ii) each of Holdings and Cayman Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the SPAC Merger Effective Time; provided, that for purposes of this Section 8.02(b), a covenant or agreement of the Company, Holdings or Cayman Merger Sub shall only be deemed to have not been performed if the Company, Holdings or Cayman Merger Sub, as applicable, has materially breached such covenant or agreement and failed to cure within five (5) days after written notice of such breach has been delivered to the Company (or if earlier, the Outside Date).

(c) Officer Certificate. The Company shall have delivered to SPAC a certificate, dated as of the Closing Date, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 8.02(a) and 8.02(b).

SECTION 8.03. Conditions to the Obligations of the Company. The obligation of the Company to consummate the Company Merger is subject to the satisfaction or waiver (where permissible) at or prior to the Company Merger Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of SPAC and BVI Merger Sub contained in (i) Sections 5.01, 5.03, 5.04, 5.05(a)(i), 5.10 and 5.11 shall each be true and correct in all material respects (without giving effect to any “materiality,” “SPAC Material Adverse Effect” or similar qualifiers contained in any such representations and warranties)as of the Company Merger Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), (ii) Sections 5.08(c) and 5.08(e) shall be true and correct in all respects as of the Company Merger Effective Time and (iii) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “SPAC Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the Company Merger Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties in this clause (iii) to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b) Agreements and Covenants. (i) Each of SPAC and BVI Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Company Merger Effective Time and (ii) each of Holdings and Cayman Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it following the SPAC Merger Effective Time and on or prior to the Company Merger Effective Time; provided, that for purposes of this Section 8.03(b), a covenant or agreement of SPAC, BVI Merger Sub, Holdings or Cayman Merger Sub shall only be deemed to have not been performed if SPAC, BVI Merger Sub, Holdings or Cayman Merger Sub has materially breached such covenant or agreement and failed to cure within five (5) days after written notice of such breach has been delivered to SPAC, BVI Merger Sub, Holdings or Cayman Merger Sub (or if earlier, the Outside Date).

(c) Officer Certificate. SPAC shall have delivered to the Company a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of SPAC, certifying as to the satisfaction of the conditions specified in Sections 8.03(a) and 8.03(b).

(d) Trust Fund. SPAC shall have made all necessary and appropriate arrangements with the Trustee to have all of the Trust Funds disbursed to SPAC or Holdings prior to the Company Merger Effective Time, and all such funds released from the Trust Account shall be available to SPAC or Holdings in respect of all or a portion of the payment obligations set forth in Section 7.14.

(e) Redemption. SPAC or Holdings, as applicable, shall have provided the holders of SPAC Class A Ordinary Shares with the opportunity to make redemption elections with respect to their SPAC Class A Ordinary Shares pursuant to the Redemption Rights in connection with the Transactions.

(f) Minimum Cash. As of the Closing, after the consummation of the Private Placements (plus any amount of cash pre-funded by the PIPE Investors as an investment in the Company) and after the distribution of the Trust Fund pursuant to Section 7.14 (and deducting all amounts to be paid pursuant to the exercise of Redemption Rights), SPAC and Holdings collectively shall have cash on hand equal to or in excess of $185,000,000 (without, for the avoidance of doubt, taking into account (i) any transaction fees, costs and expenses paid or required to be paid (including Company Expenses and SPAC Expenses) in connection with the Transactions and the Private Placements or (ii) any cash held by the Company or any of the Company Subsidiaries).

(g) Holdings Public Company Articles. Holdings shall have instructed the registered agent of Holdings to file the Holdings Public Company Articles with the Registry of Corporate Affairs of the British Virgin Islands, such that the Holdings Public Company Articles become effective at the Company Merger Effective Time.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01. Termination. This Agreement may be terminated, and the Transactions may be abandoned, at any time prior to the Company Merger Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the shareholders of the Company or SPAC, as follows:

(a) by mutual written consent of SPAC and the Company;

(b) by either SPAC or the Company if the Company Merger Effective Time shall not have occurred prior to the date that is 180 days after the date hereof (as may be further extended pursuant to the following proviso, the “Outside Date”); provided, however that (i) if the SEC has not declared the Registration Statement effective on or prior to such date, the Outside Date shall be automatically extended to the date that is 240 days after the date hereof and (ii) this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date;

(c) by either SPAC or the Company if any Legal Restraint has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(d) by either SPAC or the Company if any of the Required SPAC Proposals shall fail to receive the requisite vote for approval at the SPAC Shareholders’ Meeting (subject to any adjournment, postponement or recess of such meeting);

(e) by SPAC, in the event the Company fails to deliver the Written Consents to SPAC within five (5) Business Days of the Registration Statement becoming effective (a “Written Consent Failure”); provided, that SPAC may not terminate this Agreement under this Section 9.01(e) (i) for so long as the Company continues to exercise its reasonable best efforts to cure such Written Consent Failure, unless such Written Consent Failure is not cured within five (5) Business Days after notice of such Written Consent Failure is provided by SPAC to the Company or (ii) if the Company cures such Written Consent Failure prior to the termination of this Agreement under this Section 9.01(e);

(f) by SPAC upon a breach of any representation, warranty, covenant or agreement on the part of the Company, Holdings or Cayman Merger Sub set forth in this Agreement, or if any representation or warranty of the Company, Holdings or Cayman Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided, that SPAC has not waived such Terminating Company Breach and SPAC and BVI Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating Company Breach is curable by the Company, Holdings or Cayman Merger Sub, SPAC may not terminate this Agreement under this Section 9.01(f) for so long as the Company, Holdings and Cayman Merger Sub continue to exercise their reasonable best efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by SPAC to the Company;

(g) by the Company (x) upon a breach of any representation, warranty, covenant or agreement on the part of SPAC or BVI Merger Sub set forth in this Agreement, (y) if any representation or warranty of SPAC or BVI Merger Sub shall have become untrue or (z) upon a breach of any covenant or agreement set forth in this Agreement on the part of Holdings or Cayman Merger Sub occurring after the SPAC Merger Effective Time, in the case of clauses (x), (y) or (z) such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating SPAC Breach”); provided, that the Company has not waived such Terminating SPAC Breach and the Company is (and, if prior to the SPAC Merger Effective Time, Holdings and Cayman Merger Sub are) not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating SPAC Breach is curable by SPAC or BVI Merger Sub (or, if following the SPAC Merger Effective Time, Holdings or Cayman Merger Sub), the Company may not terminate this Agreement under this Section 9.01(g) for so long as SPAC and BVI Merger Sub (and, if following the SPAC Merger Effective Time, Holdings and Cayman Merger Sub) continue to exercise their reasonable best efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to SPAC; or

(h) by SPAC if the Company shall have failed to deliver the Audited Financial Statements to SPAC by the Financial Statement Delivery Date; or

(i) by the Company if the SPAC Board or any committee thereof shall have effected a Change in Recommendation.

SECTION 9.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in Section 7.05(b) (Continued Effect of Confidentiality Agreement), this Section 9.02 (Effect of Termination), Article X (General Provisions) and any corresponding definitions set forth in Article I. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 9.01 shall not affect (i) any liability on the part of any party hereto for Fraud or a Willful Breach of this Agreement prior to such termination or (ii) any person’s liability under the Ancillary Agreements to which he, she or it is a party to the extent arising from a claim against such person by another person party to such agreement on the terms and subject to the conditions thereunder. Upon any such termination, the term of the Confidentiality Agreement shall automatically be extended for an additional twelve months.

SECTION 9.03. Expenses. Except as otherwise set forth in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, (i) the Company shall pay, or cause to be paid, all unpaid Company Expenses and (ii) SPAC shall pay, or cause to be paid, all unpaid SPAC Expenses and (b) if the Closing occurs, Holdings shall pay, or cause to be paid, all unpaid Company Expenses and all unpaid SPAC Expenses.

SECTION 9.04. Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Company Merger Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. Notwithstanding anything to the contrary set forth herein, Section 3.04 may not be amended following the Closing in a manner adverse to the Eligible Company Equityholders without the consent in writing of Eligible Company Equityholders that, as of immediately prior to the Company Merger Effective Time (but assuming the Hypothetical Convertible Note Conversion had occurred at such time), held a majority of the then outstanding Company Shares.

SECTION 9.05. Waiver. At any time prior to the Company Merger Effective Time, (a) SPAC may (i) extend the time for the performance of any obligation or other act of the Company, Holdings or Cayman Merger Sub, (ii) waive any inaccuracy in the representations and warranties of the Company, Holdings or Cayman Merger Sub contained herein or in any document delivered by the Company, Holdings and/or Cayman Merger Sub pursuant hereto and (iii) waive compliance with any agreement of the Company, Holdings or Cayman Merger Sub or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of SPAC or BVI Merger Sub, (ii) waive any inaccuracy in the representations and warranties of SPAC or BVI Merger Sub contained herein or in any document delivered by SPAC or BVI Merger Sub pursuant hereto and (iii) waive compliance with any agreement of SPAC or BVI Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to SPAC, BVI Merger Sub, Holdings, or Cayman Merger Sub (in the case of the latter two at or after the SPAC Merger Effective Time) to:

Queen’s Gambit Growth Capital

55 Hudson Yards, 44th Floor

New York, NY 10001

Attention: Victoria Grace, Chief Executive Officer

Email: victoria@queensgambitspac.com

with a copy to:

Vinson & Elkins L.L.P.

1114 6th Avenue

32nd Floor

New York, NY 10036

Attention: Caroline Blitzer Phillips; Brenda Lenahan; Ramey Layne

Email: cphillips@velaw.com; blenahan@velaw.com; rlayne@velaw.com if to the Company, Holdings or Cayman Merger Sub (in the case of the latter two before the SPAC Merger Effective Time), to:

Swvl Inc.

The Offices 4, One Central

Dubai, United Arab Emirates

Attention: Mostafa Kandil, Chief Executive Officer

Email: mk@swvl.com

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: O. Keith Hallam, III; Nicholas A. Dorsey; Richard Hall

Email: khallam@cravath.com; ndorsey@cravath.com; rhall@cravath.com

SECTION 10.02. Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein or therein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

SECTION 10.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04. Entire Agreement; Assignment. This Agreement, the Exhibits attached hereto, the Cayman Plan of Merger, the BVI Plan of Merger, the Company Disclosure Letter, the SPAC Disclosure Letter and the Ancillary Agreements constitute the entire agreement among the parties hereto and thereto with respect to the subject matter hereof and supersede, except as set forth in Section 7.05(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other parties hereto.

SECTION 10.05. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (i) Section 3.04, which is intended to be for the benefit of the Eligible Company Equityholders and may be enforced by such persons, (ii) Section 7.08, which is intended to be for the benefit of the D&O Indemnitees and the SPAC D&O Indemnitees and may be enforced by such persons, including Section 7.08(i), which is intended to be for the benefit of the persons specified in Section 7.08(i) of the Company Disclosure Letter and may be enforced by such persons and (iii) Section 10.11, which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons.

SECTION 10.06. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state (other than with respect to the effects of the Mergers which shall be governed by the laws of the Cayman Islands and British Virgin Islands as required under the Cayman Companies Act or the BVI Companies Act, as appropriate). All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (c) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (d) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (e) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 10.07. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD

NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.07.

SECTION 10.08. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.09. Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.10. Specific Performance.

(a) The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Mergers) in the Court of Chancery of the State of Delaware, County of Newcastle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(b) Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (A) the amount of time during which such Action is pending plus twenty (20) Business Days; or (B) such other time period established by the court presiding over such Action.

SECTION 10.11. No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 10.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach; and each party hereto waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 10.11. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing.

[Signature Page Follows.]

IN WITNESS WHEREOF, SPAC, the Company, Holdings, Cayman Merger Sub and BVI Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

QUEEN’S GAMBIT GROWTH CAPITAL,

by	/s/ Victoria Grace
Name: Victoria Grace
Title: Chief Executive Officer

SIGNATURE PAGE TO BUSINESS COMBINATION AGREEMENT

SWVL INC.,

by	/s/ Mostafa Kandil
Name: Mostafa Kandil
Title: Director

PIVOTAL HOLDINGS CORP,

by	/s/ Mostafa Kandil
Name: Mostafa Kandil
Title: Director

PIVOTAL MERGER SUB COMPANY I,

by	/s/ Mostafa Kandil
Name: Mostafa Kandil
Title: Director

PIVOTAL MERGER SUB COMPANY II LIMITED,

by	/s/ Victoria Grace
Name: Victoria Grace
Title: Director

SIGNATURE PAGE TO BUSINESS COMBINATION AGREEMENT

NO: 2070410

BRITISH VIRGIN ISLANDS

BVI BUSINESS COMPANIES ACT, 2004

AMENDED AND RESTATED

MEMORANDUM & ARTICLES OF ASSOCIATION

OF

PIVOTAL HOLDINGS CORP

FIRST INCORPORATED ON 23 JULY 2021

AMENDED AND RESTATED ON [DATE]

TERRITORY OF THE BRITISH VIRGIN ISLANDS

BVI BUSINESS COMPANIES ACT, 2004

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

PIVOTAL HOLDINGS CORP

The following shall comprise the Memorandum of Association of Pivotal Holdings Corp.

NAME

1.	The name of the Company is Pivotal Holdings Corp (the “Company”).

CHANGE OF NAME

2.

The Company may by Ordinary Resolution or by a resolution of the Directors resolve to change its name and make application to the Registrar in the approved form to give effect to such change of name in accordance with section 21 of the Companies Act.

TYPE OF COMPANY

3.	The Company is a company limited by shares.

REGISTERED OFFICE AND REGISTERED AGENT

4.

The first Registered Office of the Company shall be at the offices of Maples Corporate Services (BVI) Limited, Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands. The Directors or Members may from time to time change the Registered Office of the Company by Resolution of Directors or Resolution of Members.

5.

The first Registered Agent of the Company will be Maples Corporate Services (BVI) Limited of Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands. The Directors or Members may from time to time change the Registered Agent of the Company by Resolution of Directors or Resolution of Members.

6.

The Company may, by Ordinary Resolution or by a resolution of the Directors, change the location of its Registered Office or change its Registered Agent and any such changes shall take effect on the registration by the Registrar of a notice of change, filed by the existing Registered Agent or a legal practitioner in the British Virgin Islands acting on behalf of the Company.

i

LIMITATIONS ON BUSINESS OF COMPANY

7.

The business and activities of the Company are limited to those businesses and activities which it is not prohibited from engaging in under any law for the time being in force in the British Virgin Islands.

8.	Subject to the Companies Act, any other enactment and this Memorandum (including, without limitation, paragraph 7 immediately above of this Memorandum) and the Articles, the Company has:

(a)	full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

(b)	for the purposes of paragraph (a) immediately above, full rights, powers and privileges.

NUMBER, CLASSES AND PAR VALUE OF SHARES

9.

The Company is authorised to issue a maximum of 555,000,000 shares, divided into three classes with a par value of US$0.0001 each, consisting of 500,000,000 Class A ordinary shares, 50,000,000 Class B ordinary shares and 5,000,000 preferred shares.

RIGHTS, PRIVILEGES, RESTRICTIONS AND CONDITIONS OF SHARES

10.

Subject to paragraphs 11 to 14 (inclusive) of this Memorandum, all ordinary shares shall (in addition and subject to any rights, privileges, restrictions and conditions attaching to any of the Shares as provided for elsewhere in this Memorandum or in the Articles):

(a)	have the right to one vote on any resolution of Shareholders;

(b)	have equal rights with regard to dividends; and

(c)	have equal rights with regard to distributions of the surplus assets of the Company.

11.

Except as otherwise specified in the Articles or required by law or Designated Stock Exchange rule, the holders of the Class A Shares and the Class B Shares (on an as converted basis) shall vote as a single class.

12.

Prior to an initial Business Combination or the completion of the SWVL Business Combination, and subject to the terms of any Preferred Shares, only holders of Class B Shares will have the right to vote on the election of Directors pursuant to Article 99 or the removal of the Directors pursuant to Article 118 (and such removal may only be for cause).

13.

With respect to a vote to continue the Company in a jurisdiction outside the British Virgin Islands in accordance with Article 190, the holders of Class B ordinary shares shall have ten votes for every Class B ordinary share and holders of Class A ordinary shares will have one vote for every Class A ordinary share.

14.

Class A Shares issued upon conversion in accordance with Article 14 will not have any redemption rights or be entitled to proceeds of liquidation from the Trust Fund if the Company does not consummate the Business Combination.

15.

The Preferred Shares have such rights as specified by the board of Directors pursuant to the Resolution of Directors approving the issue of such Preferred Share(s), and in any such Resolution of Directors the board of Directors shall agree to amend and restate the Memorandum and Articles to fully set out such rights and instruct the registered agent of the Company to file the amended Memorandum and Articles with the Registrar. For the avoidance of doubt, the Directors shall not require any approval of the Members in respect of the issuance of preferred shares, the amendments to the terms of Preferred Shares and the related amendments to the Memorandum and Articles.

16.	For the purposes of section 9 of the Companies Act:

(a)	any rights, privileges, restrictions and conditions attaching to any of the Shares as provided for in the Articles are deemed to be set out and stated in full in this Memorandum; and

(b)	with immediate effect upon the completion of the SWVL Business Combination:

(i)

the memorandum of association contained in the memorandum and articles of association in the form set out in Schedule 1 hereto shall automatically be deemed to be set out and stated in full in this Memorandum in substitution for and to the exclusion of what is presently set out (or deemed to be set out and stated in full) in this Memorandum; and

(ii)

the rights, privileges, restrictions and conditions attaching to any of the Shares as presently set out (or deemed to be set out and stated in full) in this Memorandum shall automatically cease to apply and the rights, privileges, restrictions and conditions attaching to any of the Shares shall be as provided for in the memorandum of association contained in the memorandum and articles of association in the form set out in Schedule 1 hereto.

FRACTIONAL SHARES

17.

The Company may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

VARIATION OF CLASS RIGHTS AND PRIVILEGES

18.

Whenever the Shares are divided into different Classes (and as otherwise determined by the Directors) the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued Shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by a majority of two-thirds of the votes cast at such a meeting. To every such separate meeting all the provisions of this Memorandum and the Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by him. For the purposes of this paragraph, the Directors may treat all the Classes or any two (2) or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes. The Directors may vary the rights attaching to any Class without the consent or approval of Shareholders provided that the rights will not, in the determination of the Directors, be materially adversely varied or abrogated by such action.

19.

The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares, any variation of the rights conferred upon the holders of Shares of any other Class or the redemption or purchase of any Shares of any Class by the Company.

CHANGES TO SHARES

20.	The Company may by Ordinary Resolution amend this Memorandum to increase or reduce the number of Shares the Company is authorised to issue.

21.	The Company may by a Ordinary Resolution:

(a)	divide the Shares, including issued Shares, of a Class or Series into a larger number of Shares of the same Class or Series; or

(b)	combine the Shares, including issued Shares, of a Class or Series into a smaller number of Shares of the same Class or Series;

provided, however, that where Shares with a par value are divided or combined under paragraph 21 (a) or (b) above, the aggregate par value of the new Shares must be equal to the aggregate par value of the original Shares.

22.

For the purposes of section 36(1)(f) of the Companies Act, Shares in the Company may, where issued in, or converted to, one Class or Series, be converted to another Class or Series in any manner specified in paragraph 22 (a), (b) or (c) below:

(a)

(i)

the amendment and/or restatement of this Memorandum and the Articles by Ordinary Resolution to re-designate the Shares, including as regards their description and par value, and vary and/or abrogate any of the rights, privileges, restrictions and conditions attaching to the Shares;

(ii)

the passing of any resolution or execution of any written consent of the holders of the relevant Shares and any other Class or Series of Shares, where required pursuant to this Memorandum and the Articles;

(iii)	if required by the Directors, the delivery to the Company of the existing share certificates in respect of the Shares being re-designated; and

(iv)	the amendment of the Register of Members as required to reflect the re-designation made pursuant to paragraph 22 (a)(i) above; or

(b)

(i)	the repurchase and cancellation of existing Shares in consideration for the issue of new Shares of a different Class or Series;

(ii)

the passing of any resolution or execution of any written consent of the holders of the relevant Shares and any other Class or Series of Shares, where required pursuant to this Memorandum and the Articles;

(iii)	if required by the Directors, the delivery to the Company of the existing share certificates in respect of the Shares to be converted; and

(iv)	the amendment of the Register of Members as required to reflect the cancellation and issue made pursuant to paragraph 22 (b)(i) above; or

(c)	in any other manner permitted by the Companies Act, this Memorandum and the Articles.

NO BEARER SHARES

23.	The Company is not authorised to issue bearer shares and all Shares shall be issued as registered shares.

NO EXCHANGE FOR BEARER SHARES

24.	Shares may not be exchanged for, or converted into, bearer shares.

TRANSFERS OF SHARES

25.	Subject to the provisions of this Memorandum and the Articles, Shares in the Company may be transferred.

AMENDMENT OF MEMORANDUM AND ARTICLES OF ASSOCIATION

26.

Subject to the Companies Act and the rights attaching to the various Classes, the Company may at any time and from time to time by Special Resolution alter or amend this Memorandum or the Articles in whole or in part.

27.	Notwithstanding any other provision of this Memorandum or the Articles:

(a)

with immediate effect upon the completion of the SWVL Business Combination, the memorandum and articles of association in the form set out in Schedule 1 hereto shall automatically become the memorandum and articles of association of the Company in place of and in substitution for this Memorandum and the Articles; and

(b)

at any time following the completion of the SWVL Business Combination the directors of the Company may, by resolution of the Directors, amend and restate the memorandum and articles of association of the Company to omit those provisions of the memorandum and articles of association that have ceased to apply by virtue of this paragraph 27 and accordingly cause the Company to file amended and restated memorandum and articles of association with the Registrar reflecting exclusively the terms of the memorandum and articles of association in the form set out in Schedule 1 hereto. It is acknowledged that an

v

amendment and restatement of the memorandum and articles of association of the Company as contemplated by the immediately preceding sentence does not entail any amendment to the memorandum or articles of association of a kind referred to in section 12(5) of the Companies Act.

DEFINITIONS

28.	Words used in this Memorandum and not defined herein shall have the meanings set out in the Articles.

SHAREHOLDER LIABILITY

29.	Subject to the provisions of this Memorandum and the Articles, the liability of a Shareholder to the Company, as shareholder, is limited to:

(a)	any amount unpaid on a Share held by the Shareholder;

(b)	(where applicable) any liability expressly provided for in this Memorandum or the Articles; and

(c)	any liability to repay a distribution under section 58(1) of the Companies Act.

30.	A Shareholder has no liability, as a member, for the liabilities of the Company.

SEPARATE LEGAL ENTITY AND PERPETUAL EXISTENCE

31.	In accordance with section 27 of the Companies Act, the Company is a legal entity in its own right separate from its Shareholders and continues in existence until it is dissolved.

EFFECT OF MEMORANDUM AND ARTICLES OF ASSOCIATION

32.	In accordance with section 11(1) of the Companies Act, this Memorandum and the Articles are binding as between:

(a)	the Company and each Shareholder of the Company; and

(b)	each Shareholder of the Company.

33.

In accordance with section 11(2) of the Companies Act, the Company, the board of Directors, each Director and each Shareholder of the Company has the rights, powers, duties and obligations set out in the Companies Act except to the extent that they are negated or modified, as permitted by the Companies Act, by this Memorandum or the Articles.

34.	In accordance with section 11(3) of the Companies Act, this Memorandum and the Articles have no effect to the extent that they contravene or are inconsistent with the Companies Act.

We, Maples Corporate Services (BVI) Limited of Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 23rd day of July 2021.

Incorporator

(Signed: Denery Moses)

Denery Moses

Authorised Signatory

Maples Corporate Services (BVI) Limited

TERRITORY OF THE BRITISH VIRGIN ISLANDS

BVI BUSINESS COMPANIES ACT, 2004

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

PIVOTAL HOLDINGS CORP

The following shall comprise the Articles of Association of Pivotal Holdings Corp (the “Company”).

INTERPRETATION

1.	In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Articles” means these articles of association of the Company, as amended or substituted from time to time.

“Audit Committee” means the audit committee of the Company formed pursuant to Article 145 hereof, or any successor audit committee.

“Branch Register” means any branch Register of such category or categories of Members as the Company may from time to time determine.

“Business Combination” means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) (for as long as the securities in the Company are listed on the Designated Stock Exchange) must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Fund (excluding (i) the deferred underwriting commissions, and (ii) taxes payable on the income earned on the Trust Fund) at the time of the definitive agreement to enter into a Business Combination; (b) must not be effectuated with another blank cheque company or a similar company with nominal operations; and (c) must be approved by the affirmative vote of a majority of the Directors, which must include a majority of the independent Directors and each of the non-independent Directors nominated by the Sponsor.

“BVI Merger Sub” has the meaning ascribed to it in the definition of “SWVL Business Combination” below.

“Cayman Merger Sub” has the meaning ascribed to it in the definition of “QGGC Merger” below.

“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company.

1

“Class A Shares” means the Class A ordinary Shares in the Company of $0.0001 nominal or par value designated as Class A Shares, and having the rights provided for in the Memorandum.

“Class B Shares” means the Class B ordinary Shares in the Company of $0.0001 nominal or par value designated as Class B Shares, and having the rights provided for in the Memorandum.

“Companies Act” means the BVI Business Companies Act, 2004, including any modification, amendment, extension, re-enactment or renewal thereof and any regulations made thereunder.

“Designated Stock Exchange” means any national securities exchange or automated quotation system on which the Company’s securities are traded, including, but not limited to, The NASDAQ Stock Market LLC, the NYSE MKT LLC, the New York Stock Exchange LLC or any over-the-counter (OTC) market.

“Directors” means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any similar United States federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Founders” means the Sponsor and all Members immediately prior to the consummation of the IPO.

“Investment Account” shall have the meaning ascribed to it herein.

“Investor Group” means the Sponsor and its affiliates, successors and assigns.

“IPO” means QGGC’s initial public offering of securities.

“IPO Redemption” shall have the meaning ascribed to it in Article 168.

“Memorandum” means the memorandum of association of the Company, as amended or substituted from time to time.

“Officers” means the officers for the time being and from time to time of the Company.

“Ordinary Resolution” means a resolution:

(a)

passed by a simple majority of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)

in relation to Class B Shares only, approved in writing by all of the Class B Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

“Ordinary Shares” means the Class A Shares and Class B Shares.

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“Over-Allotment Option” means the option of the Underwriters to purchase on a pro rata basis up to 3,375,000 additional units at the IPO price, less the underwriting discounts and commissions.

“paid up” means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.

“Person” means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any person or entity permitted to act as such in accordance with the laws of the British Virgin Islands.

“Preferred Shares” means the preferred shares in the Company of $0.0001 nominal or par value designated as Preferred Shares, and having the rights provided for in in the Memorandum.

“Principal Register”, where the Company has established one or more Branch Registers in accordance with the Companies Act and these Articles, means the Register maintained by the Company in accordance with the Companies Act and these Articles that is not designated by the Directors as a Branch Register.

“Public Shares” means the Class A Shares issued (including any Class A Shares issued as part of units) in the QGGC Merger.

“QGGC” means, prior to the QGGC Merger, Queen’s Gambit Growth Capital, a Cayman Islands exempted company with limited liability, and, from and after the QGGC Merger, the QGGC Surviving Company.

“QGGC Merger” means the merger of QGGC with and into Pivotal Merger Sub Company I, a Cayman Islands exempted company with limited liability and wholly owned subsidiary of the Company (“Cayman Merger Sub”), with Cayman Merger Sub being the surviving company of such merger (“QGGC Surviving Company”).

“QGGC Surviving Company” has the meaning ascribed to it in the definition of “QGGC Merger” above.

“Redemption Price” shall have the meaning ascribed to it in Article 168.

“Regulatory Withdrawal” means interest earned on the funds held in the Trust Fund that may be released to QGGC or the Company to fund regulatory compliance requirements and other costs related thereto.

“Register” means the Register of Members of the Company required to be kept pursuant to the Companies Act and includes any Branch Register(s) established by the Company in accordance with the Companies Act and these Articles.

“Registered Agent” means the registered agent of the Company as required by the Companies Act.

“Registrar” means the Registrar of Corporate Affairs appointed under section 229 of the Companies Act.

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“Seal” means the common seal of the Company including any facsimile thereof.

“SEC” means the United States Securities and Exchange Commission.

“Secretary” means any Person appointed by the Directors to perform any of the duties of the secretary of the Company.

“Series” means a series of a Class as may from time to time be issued by the Company.

“Share” means a share in the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share.

“Shareholder” or “Member” means a Person who is registered as the holder of Shares in the Register.

“Share Premium Account” means the share premium account established in accordance with these Articles and the Companies Act.

“signed” means bearing a signature or representation of a signature affixed by mechanical means.

“Solvency Test” means the solvency test prescribed by section 56 of the Companies Act and set out in Article 133.

“Special Resolution” means a resolution:

(c)

passed by a majority of not less than two-thirds (or, with respect to amending Article 100 or Article 191, a majority of at least 90% of the votes cast at a meeting of the Shareholders) of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(d)

approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Sponsor” means Queen’s Gambit Holdings LLC, a Delaware limited liability company.

“Sponsor Director” means any Director designated as a Sponsor Director by the Sponsor by notice in writing to the Company.

“SWVL” has the meaning ascribed to it in the definition of “SWVL Business Combination” below.

“SWVL Business Combination” means the merger of Pivotal Merger Sub Company II Limited, a company limited by shares incorporated under the laws of the British Virgin Islands (“BVI Merger Sub”), with and into Swvl Inc., a company limited by shares incorporated under the laws of the British Virgin Islands (“SWVL”), as contemplated by that certain Business Combination Agreement, dated as of 27 July 2021, by and among SWVL, QGGC, the Company, Cayman Merger Sub and BVI Merger Sub (as the same may be amended and/or restated through to and including the date hereof), with SWVL being the surviving company of such merger.

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“Treasury Shares” means Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.

“Trust Fund” means the trust account established by QGGC upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with certain of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, were deposited.

“Underwriter” means an underwriter of the IPO.

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)	reference to a dollar or dollars or USD (or $) and to a cent or cents is reference to dollars and cents of the United States of America;

(e)	reference to a statutory enactment shall include reference to any amendment or reenactment thereof for the time being in force;

(f)

reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case; and

(g)

reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another.

3.	Subject to the preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.	The business of the Company may be commenced at any time after incorporation.

5.

The Registered Office shall be in the British Virgin Islands. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6.

The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

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7.

The Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Companies Act and these Articles) places as the Directors may from time to time determine. In the absence of any such determination, the Register shall be kept by the Registered Agent. If the original Register is not kept at the office of the Registered Agent, a copy of it shall be kept there in accordance with the Companies Act. The Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Companies Act, provided always that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Companies Act and the rules or requirements of any Designated Stock Exchange.

SHARES

8.

Subject to the Memorandum and these Articles, and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, all Shares for the time being unissued shall be under the control of the Directors who may:

(a)	issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and

(b)	grant options with respect to such Shares and issue warrants or similar instruments with respect thereto;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued; provided however that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a conversion described in Articles 14 to 18.

9.

The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any Class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

10.

The Directors, or the Shareholders by Ordinary Resolution, may authorise the division of Shares into any number of Classes and sub-classes and Series and sub-series and the different Classes and sub-classes and Series and sub-series shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes and Series (if any) may be fixed and determined by the Directors or the Shareholders by Ordinary Resolution.

11.

The Company may, insofar as may be permitted by law, pay a commission to any Person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

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12.	The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

13.

Except as otherwise specified in these Articles or required by law or Designated Stock Exchange rule, the holders of the Class A Shares and the Class B Shares (on an as converted basis) shall vote as a single class.

FOUNDER SHARES CONVERSION AND ANTI-DILUTION RIGHTS

14.

On the first business day following the consummation of the Company’s initial Business Combination, or at any earlier date at the option of the holders of the Class B Shares, the issued and outstanding Class B Shares shall automatically be converted into such number of Class A Shares as is equal to twenty percent (20%) of the sum of:

(a)	the total number of Class A Shares issued in the IPO (including pursuant to any Over-Allotment Option) plus the total number of Class B Shares issued; plus

(b)

the total number of Class A Shares issued or deemed issued, or issuable upon the conversion or exercise of any equity-linked securities issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding (x) any Class A Shares or equity-linked securities exercisable for or convertible into Class A Shares issued, or to be issued, to any seller in the initial Business Combination and (y) any private placement warrants issued to the Sponsor, the Investor Group or any members of the Company’s management team upon conversion of working capital loans.

The term “equity-linked securities” refers to any securities that are convertible into, exercisable or exchangeable for Class A Shares, including but not limited to a private placement of equity or debt.

For the avoidance of doubt, such Class A Shares issued upon conversion will not have any redemption rights or be entitled to proceeds of liquidation from the Trust Fund if the Company does not consummate the Business Combination.

15.	Notwithstanding anything to the contrary contained herein in no event shall the Class B Shares convert into Class A Shares at a ratio that is less than one-for-one.

16.

References in Articles 14 to Article 18 to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.

Each Class B Share shall convert into its pro rata number of Class A Shares as set forth in this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the issued and outstanding Class B Shares shall be converted pursuant to Article 14 and the denominator of which shall be the total number of issued and outstanding Class B Shares at the time of conversion.

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18.

The Directors may effect such conversion in any manner available under applicable law, including redeeming or repurchasing the relevant Class B Shares and applying the proceeds thereof towards payment for the new Class A Shares. For purposes of the repurchase or redemption, the Directors may, subject to the Company being able to pay its debts in the ordinary course of business, make payments out of amounts standing to the credit of the Company’s share premium account or out of its capital.

19.	[Not used]

20.	[Not used]

CERTIFICATES

21.

If so determined by the Directors, any Person whose name is entered as a Member in the Register may receive a certificate in the form determined by the Directors. All certificates shall specify the Share or Shares held by that Person and the amount paid up thereon, provided that in respect of a Share or Shares held jointly by several Persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a Share to one of several joint holders shall be sufficient delivery to all. All certificates for Shares shall be delivered personally or sent through the post addressed to the Member entitled thereto at the Member’s registered address as appearing in the Register.

22.	Every share certificate of the Company shall bear legends required under the applicable laws, including the Exchange Act.

23.

Any two (2) or more certificates representing Shares of any one Class held by any Member may at the Member’s request be cancelled and a single new certificate for such Shares issued in lieu on payment (if the Directors shall so require) of $1.00 or such smaller sum as the Directors shall determine.

24.

If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same Shares may be issued to the relevant Member upon request subject to delivery of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the request as the Directors may think fit.

25.	In the event that Shares are held jointly by several persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

26.	[Not used]

LIEN

27.

The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share (whether or not fully paid) registered in the name of a Person indebted or under liability to the Company (whether he is the sole registered holder of a Share or one (1) of two (2) or more joint holders) for all amounts owing by him or his estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share extends to any amount payable in respect of it.

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28.

The Company may sell, in such manner as the Directors may determine, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen (14) days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of his death or bankruptcy.

29.

For giving effect to any such sale the Directors may authorise some Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

30.

The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES

31.

The Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen (14) days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares.

32.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

33.

If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

34.

The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

35.

The Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

36.

The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors.

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FORFEITURE OF SHARES

37.

If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

38.

The notice shall name a further day (not earlier than the expiration of fourteen (14) days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

39.

If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

40.

A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

41.

A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares. The Company is under no obligation to refund any moneys to the Person whose Shares have been forfeited and that Person shall be discharged from any further obligation to the Company.

42.

A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

43.

The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

44.

The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES

45.

Subject to the Memorandum and these Articles and the rules or regulations of the Designated Stock Exchange or any relevant rules of the SEC or securities laws (including, but not limited to, the Exchange Act), a Member may transfer all or any of his or her Shares.

46.

The instrument of transfer of any Share shall be in (a) any usual or common form, (b) such form as is prescribed by the Designated Stock Exchange, or (c) in any other form as the Directors may determine and shall be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.

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47.

Subject to the terms of issue thereof and the rules or regulations of the Designated Stock Exchange or any relevant rules of the SEC or securities laws (including, but not limited to the Exchange Act), the Directors may determine to decline to register any transfer of Shares without assigning any reason therefor.

48.	The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine.

49.

All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

TRANSMISSION OF SHARES

50.

The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two (2) or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.

51.

Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

52.

A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Shareholder, except that he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

53.	[Not used].

54.	[Not used].

55.	[Not used].

REDEMPTION, PURCHASE AND SURRENDER OF SHARES

56.	Subject to the Companies Act, the rules of the Designated Stock Exchange, the Memorandum and these Articles, including the Solvency Test where applicable, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may determine;

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(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder;

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Companies Act, including out of its capital; and

(d)	accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

57.	With respect to redeeming or repurchasing the Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in Article 168;

(b)

Shares held by the Founders shall be surrendered by the Founders on a pro rata basis for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own twenty percent (20%) of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c)	Public Shares shall be repurchased by way of tender offer in the circumstances set out in Article 164(b).

58.

Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

59.	The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

60.

The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

TREASURY SHARES

61.

Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Act. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

62.

No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to Members on a winding up) may be declared or paid in respect of a Treasury Share.

63.	The Company shall be entered in the Register as the holder of the Treasury Shares provided that:

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(a)	the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(b)

a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Act, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a treasury share shall be treated as Treasury Shares.

64.	Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Directors.

GENERAL MEETINGS

65.	The Directors (by majority approval), the chief executive officer, or the chairman (as applicable) may, whenever they think fit, convene a general meeting of the Company.

66.

Subject to Article 100, for so long as the Company’s Shares are traded on a Designated Stock Exchange, the Company shall in each year hold a general meeting as its annual general meeting at such time and place as may be determined by the Directors in accordance with the rules of the Designated Stock Exchange, unless such Designated Stock Exchange does not require the holding of an annual general meeting.

67.

The Directors (or the chief executive officer or the chairman, as applicable) may cancel or postpone any duly convened general meeting at any time prior to such meeting for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Directors (or the chief executive officer or the chairman) shall give Shareholders notice in writing of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the Directors (or the chief executive officer or the chairman) may determine.

68.

Shareholders seeking to bring business before an annual general meeting of the Company, or to nominate candidates for appointment as directors at an annual general meeting, must provide written notice of such business to the Company. Such notice must be received by the Secretary at the Company’s principal office no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual general meeting. Pursuant to Rule 14a-8 under the Exchange Act, proposals seeking inclusion in the annual proxy statement must comply with the notice periods contained therein.

69.

To be in proper written form, a Member’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such Member proposes to bring before the annual general meeting (i) a brief description of the business desired to be brought before the annual general meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend the Memorandum or these Articles, the language of the proposed amendment) and the reasons for conducting such business at the annual general meeting, (ii) the name and record address of such Shareholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the Class or Series and number of Shares that are owned beneficially and of record by such Shareholder and by the beneficial owner, if any, on whose behalf the proposal is made, (iv) a description of all arrangements or understandings between such Member and the

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beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such Member, (v) any material interest of such Member and the beneficial owner, if any, on whose behalf the proposal is made in such business and (vi) a representation that such Member intends to appear in person or by proxy at the annual general meeting to bring such business before the annual general meeting.

70.

If at any time there are no Directors, any two (2) Shareholders (or if there is only one (1) Shareholder then that Shareholder) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

NOTICE OF GENERAL MEETINGS

71.

At least ten (10) days’ notice in writing counting from the date service is deemed to take place as provided in these Articles specifying the place, the day and the hour of the meeting and the general nature of the business, shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, but with the consent of all the Shareholders entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those Shareholders may think fit.

72.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

73.

All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Directors or of the Company’s auditors, and the fixing of the remuneration of the Company’s auditors. No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

74.

No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Shareholders holding at least a majority of the paid up issued Shares of the Company present in person or by proxy and entitled to vote at that meeting shall form a quorum.

75.

If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.

76.

If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of a telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

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77.

The chairman, if any, of the Directors shall preside as chairman at every general meeting of the Company and the chairman from time to time may adopt certain rules and regulations for the conduct of meetings as he or she sees fit.

78.

If there is no such chairman, or if at any general meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, any Director or Person nominated by the Directors shall preside as chairman, failing which the Shareholders present in person or by proxy shall choose any Person present to be chairman of that meeting.

79.	The chairman may adjourn a meeting from time to time and from place to place either:

(a)	with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting); or

(b)	without the consent of such meeting if, in his sole opinion, he considers it necessary to do so to:

(i)	secure the orderly conduct or proceedings of the meeting; or

(ii)

give all persons present in person or by proxy and having the right to speak and / or vote at such meeting, the ability to do so, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen (14) days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

80.	A resolution put to the vote of the meeting shall be decided on a poll.

81.	A poll shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

82.	In the case of an equality of votes the chairman of the meeting shall be entitled to a second or casting vote.

83.

A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

VOTES OF SHAREHOLDERS

84.

Subject to any rights and restrictions for the time being attached to any Share, every Shareholder present in person and every Person representing a Shareholder by proxy shall, at a general meeting of the Company, have one vote for each Share of which he or the Person represented by proxy is the holder.

85.

In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

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86.

A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by him, by his committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

87.

No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him in respect of Shares carrying the right to vote held by him have been paid.

88.	On a poll votes may be given either personally or by proxy.

89.

The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under Seal or under the hand of an Officer or attorney duly authorised. A proxy need not be a Shareholder.

90.	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

91.

The instrument appointing a proxy shall be deposited with the Registered Agent or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.

92.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

93.

A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

94.

Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Shareholder or Director.

CLEARING HOUSES

95.

If a clearing house (or its nominee) is a Member of the Company, it may, by resolution of its directors or other governing body or by power of attorney, authorise such person or persons as it thinks fit to act as its representative or representatives at any general meeting of the Company or at any general meeting of any Class of Members of the Company provided that, if more than one person is so authorised, the authorisation shall specify the number and Class of Shares in respect of which each such person is so authorised. A person so authorised pursuant to this Article shall be entitled to exercise the same powers on behalf of the clearing house (or its nominee) which he represents as that clearing house (or its nominee) could exercise if it were an individual Member holding the number and Class of Shares specified in such authorisation.

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DIRECTORS

96.	Subject to Articles 97, 99 and 100, the Company may by Ordinary Resolution appoint any Person to be a Director.

97.

Subject to Article 99, there shall be up to eight (8) Directors of the Company and the Directors may from time to time fix the maximum and minimum number of Directors to be appointed by resolution of the board of Directors.

98.	There shall be no shareholding qualification for Directors.

99.

For so long as the Company’s Shares are traded on a Designated Stock Exchange, the Directors shall be divided into three (3) classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the board of Directors. At the first annual general meeting of Members after the IPO, the term of office of the Class I Directors shall expire and Class I Directors shall be elected for a full term of three (3) years. At the second annual general meeting of Members after the IPO, the term of office of the Class II Directors shall expire and Class II Directors shall be elected for a full term of three (3) years. At the third annual general meeting of Members after the IPO, the term of office of the Class III Directors shall expire and Class III Directors shall be elected for a full term of three (3) years. At each succeeding annual general meeting of Members, Directors shall be elected for a full term of three (3) years to succeed the Directors of the class whose terms expire at such annual general meeting. Notwithstanding the foregoing provisions of this Article, each Director shall hold office until:

(a)	the expiration of their term;

(b)	until their successor shall have been duly elected and qualified; or

(c)	until their earlier death, resignation or removal.

No decrease in the number of Directors constituting the board of Directors shall shorten the term of any incumbent Director.

100.

Prior to an initial Business Combination or the completion of the SWVL Business Combination, and subject to the terms of any Preferred Shares, only holders of Class B Shares will have the right to vote on the election of Directors pursuant to Article 99 or the removal of the Directors pursuant to Article 118 (and such removal may only be for cause).

101.

For so long as the Company’s Shares are traded on a Designated Stock Exchange, any and all vacancies in the board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the board of Directors, and not by the Members. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. When the number of Directors is increased or decreased, the board of Directors shall, subject to Article 99, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full board of Directors until the vacancy is filled.

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ALTERNATE DIRECTOR

102.

Any Director may in writing appoint another Person to be his alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Directors. Every such alternate shall be entitled to attend and vote at meetings of the Directors as the alternate of the Director appointing him and where he is a Director to have a separate vote in addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate shall not be an Officer solely as a result of his appointment as an alternate other than in respect of such times as the alternate acts as a Director. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

POWERS AND DUTIES OF DIRECTORS

103.

Subject to the Companies Act, the Memorandum and these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

104.

The Directors may from time to time appoint any Person, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company (including, for the avoidance of doubt and without limitation, any chairman (or co-chairman) of the board of Directors, vice chairman of the board of Directors, a chief executive officer, a president, a chief financial officer, a secretary, a treasurer, vice-presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries or any other Officers as may be determined by the Directors), for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any Person so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

105.

The Directors may appoint any Person to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.

106.

The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

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107.

The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under the Memorandum and these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him.

108.

The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

109.

The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any Person to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such Person.

110.

The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

111.	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

112.

The Directors may agree with a Shareholder to waive or modify the terms applicable to such Shareholder’s subscription for Shares without obtaining the consent of any other Shareholder; provided that such waiver or modification does not amount to a variation or abrogation of the rights attaching to the Shares of such other Shareholders.

113.	The Directors shall have the authority to present a winding up petition on behalf of the Company without the sanction of a resolution passed by the Company in general meeting.

BORROWING POWERS OF DIRECTORS

114.

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

115.

The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

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116.

The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

117.

Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS

118.	The office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with his creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns his office by notice in writing to the Company;

(d)	prior to the closing of an initial Business Combination, is removed from office by Ordinary Resolution of the holders of the Class B Shares (only);

(e)	following the closing of an initial Business Combination, is removed from office by Ordinary Resolution of all Shareholders entitled to vote; or

(f)	is removed from office pursuant to any other provision of these Articles.

PROCEEDINGS OF DIRECTORS

119.

The Directors may meet together (either within or outside the British Virgin Islands) for the dispatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the chairman shall have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

120.

A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

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121.

The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed, if there be two (2) or more Directors the quorum shall be two (2), and if there be one Director the quorum shall be one. A Director represented by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

122.

A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is to be regarded as interested in any contract or other arrangement which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

123.

A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting of the Directors whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

124.

Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

125.	The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of Officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

126.

When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

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127.

A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or his duly appointed alternate.

128.

The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

129.

The Directors may elect a chairman of their meetings and determine the period for which he is to hold office but if no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairman of the meeting.

130.

Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairman of the meeting.

131.

A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

132.

All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

DIVIDENDS

133.

Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Act, the Memorandum or these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor, if they are satisfied, on reasonable grounds, that immediately after the dividend, the Company will satisfy the following solvency test:

(a)	the value of the Company’s assets will exceed its liabilities; and

(b)	the Company will be able to pay its debts as they fall due.

134.

Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may approve dividends, but no dividend shall exceed the amount authorised by the Directors.

135.

The Directors may determine, before recommending or declaring any dividend, to set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the determination of the Directors, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

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136.

Any dividend may be paid in any manner as the Directors may determine. If paid by cheque it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such Person and such address as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the Person to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.

137.

The Directors when paying dividends to the Shareholders in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie and may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a Shareholder (or the Company, as a result of any action or inaction of the Shareholder) is liable).

138.

Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares.

139.	If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

140.	No dividend shall bear interest against the Company.

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION

141.	The Company shall keep such records and underlying documentation that:

(a)	are sufficient to show and explain the Company’s transactions; and

(b)	will at any time, enable the financial position of the Company to be determined with reasonable accuracy.

142.

The records and underlying documentation shall be kept at the office of the Registered Agent or at such other place or places, within or outside the British Virgin Islands as the Directors think fit, and shall always be open to the inspection of the Directors.

143.

The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the records and underlying documentation of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any the records and underlying documentation of the Company except as conferred by law or authorised by the Directors or by Ordinary Resolution.

144.

The accounts relating to the Company’s affairs shall only be audited if the Directors so determine, in which case the financial year end and the accounting principles will be determined by the Directors. The financial year of the Company shall end on 31 December of each year or such other date as the Directors may determine.

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145.

Without prejudice to the freedom of the Directors to establish any other committee, if the Shares are listed or quoted on the Designated Stock Exchange, and if required by the Designated Stock Exchange, the Directors shall establish and maintain an Audit Committee as a committee of the board of Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the SEC and the Designated Stock Exchange. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

CAPITALISATION OF RESERVES

146.	Subject to the Companies Act, the Memorandum and these Articles, the Directors may:

(a)

resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)

appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)

paying up in full unissued Shares or debentures of a nominal amount equal to that sum, and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)

make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)	authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)	the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)

the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally do all acts and things required to give effect to any of the actions contemplated by this Article.

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SHARE PREMIUM ACCOUNT

147.	The Directors may establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

148.

There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the determination of the Directors such sum may be paid out of the profits of the Company or other available assets.

INVESTMENT ACCOUNTS

149.

The Directors may establish separate accounts on the books and records of the Company (each an “Investment Account”) for each Class and Series, or for more than one Class or Series, as the case may be, and the following provisions shall apply to each Investment Account:

(a)	the proceeds from the allotment and issue of Shares of any Class or Series may be applied in the books of the Company to the Investment Account established for the Shares of such Class or Series;

(b)

the assets and liabilities and income and expenditures attributable to the Shares of any Class or Series may be applied or allocated for accounting purposes to the relevant Investment Account established for such Shares subject to these Articles;

(c)

where any asset is derived from another asset (whether cash or otherwise), such derivative asset may be applied in the books of the Company to the Investment Account from which the related asset was derived and on each revaluation of an investment the increase or diminution in the value thereof (or the relevant portion of such increase or diminution in value) may be applied to the relevant Investment Account;

(d)

in the case of any asset of the Company which the Directors do not consider is attributable to a particular Investment Account, the Directors may determine the basis upon which any such asset shall be allocated among Investment Accounts and the Directors shall have power at any time and from time to time to vary such allocation;

(e)

where the assets of the Company not attributable to any Investment Accounts give rise to any net profits, the Directors may allocate the assets representing such net profits to the Investment Accounts as they may determine;

(f)

the Directors may determine the basis upon which any liability including expenses shall be allocated among Investment Accounts (including conditions as to subsequent re-allocation thereof if circumstances so permit or require) and shall have power at any time and from time to time to vary such basis and charge expenses of the Company against either revenue or the capital of the Investment Accounts; and

(g)

the Directors may in the books of the Company transfer any assets to and from Investment Accounts if, as a result of a creditor proceeding against certain of the assets of the Company or otherwise, a liability would be borne in a different manner from that in which it would have been borne under this Article, or in any similar circumstances.

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150.

Subject to any applicable law and except as otherwise provided in these Articles the assets held in each Investment Account shall be applied solely in respect of Shares of the Class or Series to which such Investment Account relates and no holder of Shares of a Class or Series shall have any claim or right to any asset allocated to any other Class or Series.

NOTICES

151.

Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it airmail or air courier service in a prepaid letter addressed to such Shareholder at his address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

152.

Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

153.	Any notice or other document, if served by:

(a)	post, shall be deemed to have been served five (5) clear days after the time when the letter containing the same is posted;

(b)

facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)	recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or

(d)	electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

154.

Any notice or document delivered or sent in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

155.	Notice of every general meeting of the Company shall be given to:

(a)	all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

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(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

INDEMNITY

156.

To the fullest extent permitted by law, every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other Officer (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless out of the assets of the Company against all actions or proceedings, whether threatened, pending or completed (a “Proceeding”), costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own actual fraud, wilful default or wilful neglect as determined by a court of competent jurisdiction, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, or in respect of any actions or activities undertaken by an Indemnified Person provided for and in accordance with the provisions set out above (inclusive), including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending, or otherwise being involved in, (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the British Virgin Islands or elsewhere. Each Member agrees to waive any claim or right of action he or she might have, whether individually or by or in the right of the Company, against any Director on account of any action taken by such Director, or the failure of such Director to take any action in the performance of his duties with or for the Company; provided that such waiver shall not extend to any matter in respect of any actual fraud, willful default or willful neglect which may attach to such Director.

157.	No Indemnified Person shall be liable:

(a)	for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company; or

(b)	for any loss on account of defect of title to any property of the Company; or

(c)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)	for any loss incurred through any bank, broker or other similar Person; or

(e)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)

for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto; unless the same shall happen through such Indemnified Person’s own actual fraud, wilful default or wilful neglect as determined by a court of competent jurisdiction.

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158.

The Company will pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article or otherwise.

159.

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

160.

The rights to indemnification and advancement of expenses conferred on any indemnitee as set out above will not be exclusive of any other rights that any indemnitee may have or hereafter acquire. The rights to indemnification and advancement of expenses set out above will be contract rights and such rights will continue as to an Indemnified Person who has ceased to be a Director or officer and shall inure to the benefit of his or her heirs, executors and administrators.

NON-RECOGNITION OF TRUSTS

161.

Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Act requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

BUSINESS COMBINATION REQUIREMENTS

162.

Notwithstanding any other provision of the Articles, the Articles under this heading “Business Combination Requirements” shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of any Business Combination and the distribution of the Trust Fund pursuant to Article 171. In the event of a conflict between the Articles under this heading “Business Combination Requirements” and any other Articles, the provisions of the Articles under this heading “Business Combination Requirements” shall prevail.

163.

Article 171(b) may not be amended prior to the consummation of a Business Combination without a Special Resolution. Subject to the Companies Act and prior to the SWVL Business Combination, the Directors shall have the power, by resolution of the Directors, to exercise all and any powers of the Company that the Directors shall, in their reasonable opinion, consider necessary or desirable in connection with consummating the SWVL Business Combination and no actions by the Company that are contemplated by the SWVL Business Combination shall require any resolution by or consent from the Members.

164.

Prior to the consummation of any Business Combination (other than the SWVL Business Combination, which was duly approved by the shareholders of QGGC prior to the QGGC Merger), the Company shall either:

(a)	submit such Business Combination to its Members for approval; or

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(b)

provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, calculated as of two (2) business days prior to the consummation of a Business Combination, including interest earned on the Trust Fund and not previously released to the Company or QGGC to fund Regulatory Withdrawals, subject to an annual limit of $250,000, for a maximum of twenty-four (24) months and/or to pay income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses), divided by the number of Public Shares then in issue, provided that the Company shall not repurchase Public Shares to the extent that such repurchase would result in the stock of the public company resulting from the Business Combination becoming a “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act.

165.

If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a Business Combination, it shall file tender offer documents with the SEC prior to completing a Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act.

166.

If, alternatively, the Company holds a Member vote to approve a proposed Business Combination, the Company will conduct any compulsory redemption in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act and not pursuant to the tender offer rules and file proxy materials with the SEC.

167.	At a general meeting called for the purposes of approving a Business Combination pursuant to these Articles:

(a)	one or more Shareholders holding at least a majority of the paid up voting shares of the Company present in person or by proxy and entitled to vote at that meeting shall form a quorum; and

(b)

in the event that a majority of the Shares voted (including all of the Founders Shares voted) are voted for the approval of a Business Combination, the Company shall be authorised to consummate a Business Combination.

168.

Where such redemptions in connection with an initial Business Combination (other than the SWVL Business Combination) are not conducted via the tender offer rules pursuant to Article 165, any Member holding Public Shares who is not a Founder, officer or Director may, contemporaneously with any vote on a Business Combination, elect to have their Public Shares redeemed for cash (the “IPO Redemption”), provided that no such Member acting together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than twenty percent (20%) of the Public Shares without the prior consent of the Directors, and provided further that any holder that holds Public Shares beneficially through a nominee must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. In connection with any vote held to approve a proposed Business Combination, holders of Public Shares seeking to exercise their redemption rights will be required to either tender their certificates (if any) to the Company’s transfer agent or to deliver their shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, in each case up to two (2) business days prior to the initially scheduled vote on the proposal to approve a Business Combination. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption

29

price payable in cash, equal to the aggregate amount then on deposit in the Trust Fund calculated as of two (2) business days prior to the consummation of a Business Combination, including interest earned on the Trust Fund and not previously released to the Company or QGGC to fund Regulatory Withdrawals, subject to an annual limit of $250,000, for a maximum of twenty-four (24) months and/or to pay income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses), divided by the number of Public Shares then in issue (such redemption price being referred to herein as the “Redemption Price”).

169.

In connection with the vote of holders of shares of QGGC to approve the QGGC Merger and the SWVL Business Combination, QGGC offered holders of its shares the right to redeem their Class A Shares received in the QGGC Merger, subject to consummation of the SWVL Business Combination. Notwithstanding any other provision of the Memorandum or these Articles, upon the consummation of the SWVL Business Combination, the Company shall have the right to compulsorily redeem Class A Shares acquired by former shareholders of QGGC who properly exercised such redemption rights.

170.

The Redemption Price shall be paid promptly following the consummation of the relevant Business Combination. If the proposed Business Combination is not approved or completed for any reason then such redemptions shall be cancelled and share certificates (if any) returned to the relevant Members as appropriate.

171.

(a) In the event that either the Company does not consummate a Business Combination by twenty-four (24) months after the closing of the IPO, or such later time as the Members of the Company may approve in accordance with these Articles or a resolution of the Company’s Members is passed pursuant to the Companies Act to commence the voluntary liquidation of the Company prior to the consummation of a Business Combination for any reason, the Company shall: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the Trust Fund and not previously released to the Company or QGGC to fund Regulatory Withdrawals, subject to an annual limit of $250,000, for a maximum of twenty-four (24) months and/or to pay income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses), divided by the number of Public Shares then in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any) subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in the case of sub-articles (ii) and (iii), to its obligations under British Virgin Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

(b)

If any amendment is made to Article 171(a) that would affect the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within twenty-four (24) months after the date of the closing of the IPO, or any amendment is made with respect to any other provisions of these Articles relating to the rights of holders of Class A Shares or pre-initial business combination activity, each holder of Public Shares who is not a Founder, officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the Trust Fund and not previously released to the Company or QGGC to fund Regulatory Withdrawals, subject to an annual limit of $250,000, for a maximum of twenty-four (24) months and/or to pay our income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses), divided by the number of Public Shares then in issue.

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172.

Except for the withdrawal of interest to pay income taxes and for Regulatory Withdrawals, if any, none of the funds held in the Trust Fund shall be released from the Trust Fund until the earlier of an IPO Redemption pursuant to Article 168, a repurchase of Shares by means of a tender offer pursuant to Article 164(b), a distribution of the Trust Fund pursuant to Article 171(a) or an amendment under Article 171 (b). In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Fund.

173.

(a) Except for the issuance of Class A Shares and Class B Shares in accordance with the terms of the QGGC Merger, additional Shares or other securities that the Company may issue shall not entitle the holders thereof to receive funds from the Trust Fund.

(b)

Prior to the consummation of a Business Combination, the Directors shall not issue additional Shares or any other securities that would entitle the holders thereof to vote on any Business Combination or any other proposal presented to the Shareholders prior to or in connection with the completion of a Business Combination, save that the restrictions on the issue of additional Shares or any other securities contained in this Article 173(b) shall not apply to any issue of Shares or securities contemplated by the QGGC Merger.

174.

The Company must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Fund (net of amounts previously disbursed to the Company’s management for working capital purposes and excluding the amount of deferred underwriting discounts held in the Trust Fund and taxes payable on the income earned on the Trust Fund) at the time of the Company’s signing of a definitive agreement in connection with a Business Combination. An initial Business Combination must not be effectuated with another blank cheque company or a similar company with nominal operations.

175.

Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

176.

A Director may vote in respect of any Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors. A resolution of the Directors to approve a Business Combination will only be validly passed if all Sponsor Directors and a majority of the independent directors (as defined pursuant to the rules and regulations of the Designated Stock Exchange) vote in favor of the Business Combination (other than the SWVL Business Combination which was duly approved by the directors of QGGC prior to the QGGC Merger).

177.

The Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.

178.

The Company may enter into a Business Combination (other than the SWVL Business Combination, which was duly approved by the shareholders of QGGC prior to the QGGC Merger) with a target business that is affiliated with the Sponsor, the Directors or Officers of the Company if such transaction were approved by a majority of the independent directors (as defined pursuant to the rules and regulations of the Designated Stock Exchange) and the Directors that did not have an interest in such transaction. In the event the Company enters into a Business Combination (other than the SWVL Business Combination, which was duly approved by the shareholders of QGGC

31

prior to the QGGC Merger) with an entity that is affiliated with the Sponsor, Officers or Directors, the Company, or a committee of independent directors (as defined pursuant to the rules and regulations of the Designated Stock Exchange), will obtain an opinion that our initial Business Combination is fair to the Company from a financial point of view from either an independent investment banking firm that is a member of the Financial Industry Regulatory Authority, Inc. or an independent accounting firm.

BUSINESS OPPORTUNITIES

179.

In recognition and anticipation of the facts that: (a) directors, managers, officers, members, partners, managing members, employees and/or agents of one or more members of the Investor Group (each of the foregoing, an “Investor Group Related Person”) may serve as Directors and/or Officers of the Company; and (b) the Investor Group engages, and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, the provisions of Articles 180 to 184 are set forth to regulate and define the conduct of certain affairs of the Company as they may involve the Members and the Investor Group Related Persons, and the powers, rights, duties and liabilities of the Company and its Officers, Directors and Members in connection therewith.

180.

To the fullest extent permitted by applicable law, the Investor Group and the Investor Group Related Persons shall have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company.

181.

To the fullest extent permitted by applicable law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for either the Investor Group or the Investor Group Related Persons, on the one hand, and the Company, on the other.

182.

Except to the extent expressly assumed by contract, to the fullest extent permitted by applicable law, the Investor Group and the Investor Group Related Persons shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or officer of the Company solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company, unless such opportunity is expressly offered to such Investor Group Related Person in their capacity as a Director or officer of the Company and the opportunity is one that the Company is able to complete on a reasonable basis.

183.

Except as provided elsewhere in the Memorandum or these Articles, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and the Investor Group, about which a Director and/or officer of the Company who is also an Investor Group Related Person acquires knowledge.

184.

To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company and (if applicable) each Member hereby waives, to the fullest extent permitted by applicable law, any and all claims and causes of action that the Company may have for such activities described in Articles 179 to 183 above. To the fullest extent permitted by applicable law, the provisions of Articles 179 to 183 apply equally to activities conducted in the future and that have been conducted in the past.

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WINDING UP

185.

A voluntary liquidator may be appointed by an Ordinary Resolution. If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as he thinks fit in satisfaction of creditors’ claims.

186.

If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

CLOSING OF REGISTER OR FIXING RECORD DATE

187.

For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may, by any means in accordance with the requirements of the Designated Stock Exchange, provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case forty (40) days. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least ten (10) days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

188.

In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

189.

If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

CONTINUATION

190.	The Company may by Special Resolution resolve to continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

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In furtherance of a resolution adopted pursuant to this Article, the Directors may cause all such steps as they consider appropriate to be taken to effect the continuation of the Company.

191.

With respect to a vote to continue the Company in a jurisdiction outside the British Virgin Islands in accordance with Article 190, notwithstanding any other Article herein, the holders of Class B Shares shall have ten votes for every Class B Share and holders of Class A Shares will have one vote for every Class A Share.

MERGERS AND CONSOLIDATION

192.	The Company may merge or consolidate in accordance with the Companies Act.

193.	To the extent required by the Companies Act, the Company may by Special Resolution resolve to merge or consolidate the Company.

DISCLOSURE

194.

The Directors, or any authorised service providers (including the Officers, the Secretary and the registered agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any stock exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.

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We, Maples Corporate Services (BVI) Limited of Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 23rd day of July 2021.

Incorporator

(Signed: Denery Moses)

Denery Moses
Authorised Signatory
Maples Corporate Services (BVI) Limited

35

Schedule 1

36

Exhibit D

Company no. 2070410

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

Pivotal Holdings Corp

Incorporated this 23rd day of July 2021

Amended and Restated on [•] day of [•] 2021

Maples Corporate Services (BVI) Limited

Kingston Chambers

PO Box 173

Road Town, Tortola

British Virgin Islands

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

Pivotal Holdings Corp

1	The name of the Company is Pivotal Holdings Corp.

2	The Company is a company limited by shares.

3

The first Registered Office of the Company shall be at the offices of Maples Corporate Services (BVI) Limited, Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands. The Directors or Members may from time to time change the Registered Office of the Company by Resolution of Directors or Resolution of Members.

4

The first Registered Agent of the Company will be Maples Corporate Services (BVI) Limited of Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands. The Directors or Members may from time to time change the Registered Agent of the Company by Resolution of Directors or Resolution of Members.

5	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the British Virgin Islands.

6	The liability of each Member is limited to the amount unpaid on such Member’s shares.

7	The Company is authorised to issue a maximum of 555,000,000 shares with a par value of US$0.0001 each divided into two classes as follows:

7.1	500,000,000 Class A ordinary shares (the “Class A Common Shares”); and

7.2	55,000,000 preferred shares (the “Preference Shares”),

each Share having the rights and restrictions set out in the Memorandum and Articles.

8

For the purposes of section 9 of the Statute, any rights, privileges, restrictions and conditions attaching to any of the Shares as provided for in the Memorandum and Articles are deemed to be set out and stated in full in this Memorandum.

9	Each Class A Common Share confers on the holder:

(a)	the right to one vote on any Resolution of Members;

(b)	the right to an equal share in any dividend paid by the Company in accordance with the Statute; and

(c)	the right to an equal share in the distribution of the surplus assets of the Company.

10

The Preference Shares shall have such rights as specified by the board of Directors pursuant to the Resolution of Directors approving the issue of such Preference Share(s), and in any such Resolution of Directors the board of Directors shall agree to amend and restate the Memorandum and Articles to fully set out such rights and instruct the registered agent of the Company to file the amended Memorandum and Articles with the Registrar. For the avoidance of doubt, the Directors shall not require any approval of the Members in respect of the issuance of Preference Shares, any amendments to the terms of Preference Shares and the related amendments to the Memorandum and Articles.

11	Shares may only be issued as registered shares and the Company is not authorised to issue bearer shares. Registered shares may not be exchanged for bearer shares or converted to bearer shares.

12	Capitalised terms that are not defined in this Memorandum bear the respective meanings given to them in the Articles of Association of the Company.

13

Subject to the provisions of the Statute, the Company may from time to time amend this Memorandum or the Articles of Association by a Resolution of Members passed by a supermajority or by a Resolution of Directors.

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We, Maples Corporate Services (BVI) Limited of Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 23rd day of July 2021.

Incorporator

(Signed: Denery Moses)

Denery Moses

Authorised Signatory

Maples Corporate Services (BVI) Limited

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TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

Pivotal Holdings Corp

1	Interpretation

1.1	In the Articles, unless there is something in the subject or context inconsistent therewith:

“Articles”	means these articles of association of the Company.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

“Class A Common Share”	has the meaning given to such term in the Memorandum.

“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a Recognised Exchange or interdealer quotation system in such jurisdiction.

“Company”	means the above named company.

“Directors”	means the then current directors of the Company.

“Distribution”	means any distribution (including an interim or final dividend).

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act, 2001 of the British Virgin Islands.

“Exchange Act”	has the meaning given to that term in Article 17.8(c).

“Material Ownership Interests”	has the meaning given to that term in Article 17.8(d).

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“Other Investments”	has the meaning given to that term in Article 45.

“Preference Share”	has the meaning given to such term in the Memorandum.

“Proposing Person”	shall mean the following persons: (i) the Member or Requisitioning Members of record providing the notice of Director Nomination(s) or other business proposed to be brought before a general meeting, and (ii) the beneficial owner(s), if different, on whose behalf the Director Nomination(s) or other business proposed to be brought before a general meeting is made.

“Recognised Exchange”	means an exchange that is a member of the World Federation of Exchanges or an exchange that is recognised by the BVI Financial Services Commission by notice published in the Government of the Virgin Islands Official Gazette including, but not limited to, the New York Stock Exchange and NASDAQ.

“Register of Members”	means the register of Members maintained in accordance with the Statute.

“Registered Agent”	means the then current registered agent of the Company.

“Registered Office”	means the then current registered office of the Company.

“Resolution of Directors”

means:

(a) a resolution passed by a majority of votes of the Directors or a majority of votes of the members of a committee of the Directors as, being entitled to do so, vote at a meeting of the Directors or a meeting of a committee of the Directors, unless a higher threshold is required pursuant to the Memorandum or the Articles; or

(b) a resolution in writing signed by all of the Directors or all of the members of a committee of the Directors.

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“Resolution of Members”

means a resolution passed by a majority of votes of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Members unless a higher threshold is required pursuant to the Memorandum or the Articles (it being understood that, unless otherwise provided in the Memorandum or the Articles, absent Members, Members who are present but do not vote, blanks and abstentions shall not be counted for purposes of determining if a majority has been obtained).

For the avoidance of doubt, a Resolution of Members may not be consented to in writing and section 88 of the Statute shall not apply to the Company.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“SEC”	has the meaning given to that term in Article 3.1.

“Share”	means a Common Share or a Preference Share in the Company and includes a fraction of such share in the Company.

“Solicitation Statement”	has the meaning given to that term in Article 17.8(e).

“Statute”	means the BVI Business Companies Act, 2004 of the British Virgin Islands.

“Specified Party”	has the meaning given to that term in Article 45.

“Synthetic Equity Interest”	shall mean any transaction, agreement or arrangement (or series of transactions, agreements or arrangements), including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly: (a) give a person or entity economic benefit and/or risk similar to ownership of shares of any class or series of the Company, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any shares of any class or series of the Company, (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any person or entity with respect to any shares of any class or series of the Company, (c) otherwise provide in any manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of the Company, or (d) increase or decrease the voting power of any person or entity with respect to any shares of any class or series of the Company.

“Timely Notice”	has the meaning given to that term in Article 17.8.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

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1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender and words importing the feminine gender include the masculine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)	references to provisions of any law shall be construed to include any rules and regulations promulgated thereunder;

(h)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(i)

the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(j)	headings are inserted for reference only and shall be ignored in construing the Articles;

(k)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(l)

any requirements as to execution or signature under the Articles including the execution of the Memorandum and Articles themselves can be satisfied in the form of an electronic signature as provided for in the Electronic Transactions Act;

(m)	section 8(2) of the Electronic Transactions Act shall not apply;

(n)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect;

(o)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share; and

(p)

the term “supermajority” in relation to a Resolution of Members means, notwithstanding anything to the contrary in the definition of “Resolution of Members”, a majority of not less than seventy five (75) per cent. of the votes of all those entitled to vote on the resolution regardless of how many actually vote or abstain, meaning that absent Members, Members who are present but do not vote, blanks and abstentions shall be counted for the purpose of determining if a supermajority has been obtained.

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2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of any monies of the Company, all expenses incurred or sustained in the formation and establishment of the Company, including the expenses of incorporation.

3	Issue of Shares

3.1

Subject to the Statute and the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of any applicable Recognised Exchange, the United States Securities and Exchange Commission (the “SEC”) and/or any other competent regulatory authority and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Distribution, voting, return of investment or otherwise and to such persons, at such times, for such consideration, and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights. A bonus share issued by the Company shall be deemed to have been fully paid for on issue.

3.2

The Company may issue rights, options, warrants or convertible securities or instruments of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3

The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

3.4	Section 46 of the Statute does not apply to the Company.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2

Where Shares are listed on a Recognised Exchange, the Directors may determine that the Company shall maintain or cause to be maintained its Register of Members in such manner and form as is customary for such Recognised Exchange.

5	Closing Register of Members and Fixing Record Date

5.1

For the purpose of determining Members entitled to notice of, or to vote at, any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty (40) days.

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5.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at, any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Distribution, or in order to make a determination of Members for any other purpose.

5.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Distribution, the date on which notice of the meeting is sent or the date on which the Resolution of Directors resolving to pay such Distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof (unless otherwise provided by a Resolution of Directors).

6	Certificates for Shares

6.1

A Member shall only be entitled to a share certificate if the Directors resolve by Resolution of Directors that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other persons authorised by the Directors or shall be given under Seal. The Directors may authorise certificates to be issued with the authorised signature(s) or Seal affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred or sustained by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

7	Transfer of Shares

7.1

Subject to the terms of the Articles, any Member may transfer all or any of his, her or its Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the applicable Recognised Exchange, the SEC and/or any other competent regulatory authority or otherwise under applicable law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of rights, options or warrants.

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7.2

The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if registration as a holder of the Shares imposes a liability to the Company on the transferee, signed by or on behalf of the transferee) and contain the name and address of the transferee. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

7.3

Where Shares are listed on a Recognised Exchange, in accordance with section 54A of the Statute, the Shares may be transferred without the need for a written instrument of transfer if the transfer is carried out in accordance with the law, rules, procedures and other requirements applicable to shares listed on the Recognised Exchange and Articles 7.1 and 7.2 shall be interpreted accordingly.

8	Redemption, Repurchase and Surrender of Shares

8.1

Subject to the provisions of the Statute (save that sections 60, 61 and 62 of the Statute shall not apply to the Company), the terms attached to Shares, as specified in the Memorandum and the Articles, may provide for such Shares to be redeemed or to be liable to be redeemed at the option of the Member or the Company on such terms as so specified.

8.2

Subject to the provisions of the Statute (save that sections 60, 61 and 62 of the Statute shall not apply to the Company), the Company may purchase or otherwise acquire its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

8.3	The Company may make a payment in respect of the redemption, purchase or other acquisition of its own Shares in any manner permitted by the Statute.

8.4

The Company may accept the surrender for no consideration of any fully paid Share including, for the avoidance of doubt, a Treasury Share. Any such surrender shall be in writing and signed by the Member holding the Share or Shares.

9	Treasury Shares

Subject to the Statute, the Directors may, prior to the purchase, redemption or surrender of any Share, resolve by Resolution of Directors that such Share shall be held as a Treasury Share.

10	Commission on Sale of Shares

The Company may pay a commission to any person in consideration of his, her or its subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or, subject to the Statute, the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

11	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

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12	Lien on Shares

12.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his, her or its estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

12.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently due and payable, and is not paid within fourteen (14) clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

12.3

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his, her or its nominee shall be registered as the holder of the Shares comprised in any such transfer, and he, she or it shall not be bound to see to the application of the purchase money, nor shall his, her or its title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

12.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

13	Call on Shares

13.1

Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares, and each Member shall (subject to receiving at least fourteen (14) clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him or her notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

13.2	A call shall be deemed to have been made at the time when the Resolution of Directors authorising such call was passed.

13.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

13.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred or sustained by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

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13.5

An amount payable in respect of a Share on issue or allotment or at any fixed date shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

13.6	The Company may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

13.7

The Company may, by Resolution of Directors, if the Directors think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him or her, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

13.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a dividend or other Distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

14	Forfeiture of Shares

14.1

If a call or instalment of a call remains unpaid after it has become due and payable the Company may give to the person from whom it is due not less than fourteen (14) clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred or sustained by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

14.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a Resolution of Directors. Such forfeiture shall include all Distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

14.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

14.4	A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited.

14.5

A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his, her or its title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

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14.6

The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time as if it had been payable by virtue of a call duly made and notified.

15	Transmission of Shares

15.1

If a Member dies the survivor or survivors (where he, she or it was a joint holder) or his, her or its legal personal representatives (where he, she or it was a sole holder), shall be the only persons recognised by the Company as having any title to his, her or its Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he, she or it was a joint or sole holder.

15.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him or her to the Company, either to become the holder of such Share or to have some person nominated by him or her registered as the holder of such Share. If he, she or it elects to have another person registered as the holder of such Share he, she or it shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his, her or its death or bankruptcy or liquidation or dissolution, as the case may be.

15.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Distributions and other advantages to which he, she or it would be entitled if he, she or it were the holder of such Share. However, he, she or it shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him or her be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his, her or its death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety (90) days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Distributions or other monies payable in respect of the Share until the requirements of the notice have been complied with.

16	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by Resolution of Directors change the location of its Registered Office and its Registered Agent, provided that the Company’s Registered Office shall at all times be the office of the Registered Agent. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

17	General Meetings

17.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

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17.2

The Company may, but shall not be obliged to, in each year hold a general meeting as its annual general meeting, and, where called, shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint.

17.3

The Directors, by Resolution of Directors, or the chairman, if any, of the board of Directors, acting alone, may, and the Directors shall upon receipt of a valid Members’ Requisition, call general meetings. Only those matters set forth in the notice of the general meeting or, solely with respect to an annual general meeting or an extraordinary general meeting convened upon a Members’ Requisition, properly requested in accordance with Article 17.8, may be considered or acted upon at a general meeting. In addition to the other requirements set forth in the Articles, for any proposal of business to be considered at a general meeting, it must be a proper subject for action by Members of the Company under the Statute.

17.4

A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than thirty (30) per cent. of the voting power of the issued Shares which as at that date carry the right to vote in respect of the matter for which the meeting is requested.

17.5

The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

17.6

If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within twenty-one (21) days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three (3) months after the expiration of the said twenty-one (21) day period.

17.7	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

17.8

For nominations of candidates for appointment as Director (“Director Nominations”) or other business to be properly brought (x) by a Member before an annual general meeting or (y) by Requisitioning Members before an extraordinary general meeting convened upon a Members’ Requisition, the Director Nomination or other business must be (i) specified in the notice of the general meeting (or any supplement thereto) given by or at the direction of the Directors by Resolution of Directors, (ii) brought before the general meeting by the person presiding over the meeting or (iii) otherwise properly requested to be brought before the meeting by a Member of the Company or by the Requisitioning Members, as applicable, in accordance with this Article 17.8. For Director Nomination or other business to be properly requested to be brought (x) by a Member before an annual general meeting or (y) by Requisitioning Members before an extraordinary general meeting convened upon a Members’ Requisition, the Member or Requisitioning Members must (i) be Member(s) of the Company of record at the time of the giving of the notice for such general meeting, (ii) be entitled to vote at such general meeting, (iii) have given Timely Notice (as defined below) thereof in writing to any Director addressed to the Registered Office, (iv) have provided any updates or supplements to such notice at the times and in the forms required by the Articles and (v) together with the beneficial owner(s), if any, on whose behalf the nomination or business proposal is made, have acted in accordance with the representations set forth in the Solicitation Statement (as defined below) required by the Articles. To be timely, a Member’s written

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notice in respect of an annual general meeting must be received by any Director at the Registered Office not later than the close of business on the one hundred twentieth (120th) day nor earlier than the close of business on the one hundred fiftieth (150th) day prior to the one (1) year anniversary of the preceding year’s annual general meeting; provided, however, that in the event the annual general meeting is first convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no annual general meeting was held in the preceding year, notice by the Member to be timely must be received by any Director at the Registered Office not earlier than the close of business on the one hundred twentieth (120th) day prior to the date of such annual general meeting and not later than the close of business on tenth (10th) day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods shall be referred to as “Timely Notice”). Notwithstanding anything to the contrary provided herein, (x) for the first annual general meeting, a Member’s notice shall be timely (and be considered a Timely Notice) if received by any Director at the Registered Office not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such annual general meeting or the tenth (10th) day following the day on which public announcement of the date of such annual general meeting is first made or sent by the Company and (y) for any extraordinary general meeting convened upon a Members’ Requisition, the Requisitioning Members’ notice shall be timely (and be considered a Timely Notice) if received by any Director at the Registered Office on the date of delivery of the Members’ Requisition. Any such Timely Notice must set forth, as to each matter the Member or Requisitioning Members propose to bring before the general meeting:

(a)

as to each person whom the Member or the Requisitioning Members propose to nominate for appointment as a Director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of Shares or any other securities of the Company that are held of record or are beneficially owned by the nominee and of its affiliates and any derivative positions held or beneficially held by the nominee and of its affiliates, (iv) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee or any of its affiliates with respect to any securities of the Company, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of any securities), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee or any of its affiliates, (v) a description of all agreements, arrangements or understandings between or among the Member or the Requisitioning Members, as applicable, or any of its or their affiliates and each nominee or any of its affiliates and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the Member or the Requisitioning Members or concerning the nominee’s potential service as a Director, (vi) a written statement executed by the nominee acknowledging that as Director, the nominee will owe fiduciary duties under the Statute with respect to the Company and its Members, and (vii) all information relating to such person that is required to be disclosed in solicitations of proxies for appointment of directors in an appointment contest, or is otherwise required, in each case pursuant to the Statute or other applicable law, rule or regulation (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if appointed);

(b)

as to any other business that the Member or the Requisitioning Members propose to bring before the general meeting, a description in reasonable detail of the business desired to be brought before the general meeting, the reasons for conducting such business at the general meeting, the text, if any, of any resolutions or Articles amendment proposed for adoption, and any material interest in such business of each Proposing Person;

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(c)

(i) the name and address of the Member or Requisitioning Members giving the notice, as they appear on the Company’s books, and the names and addresses of the other Proposing Persons (if any) and (ii) as to each Proposing Person, such Proposing Peron’s written consent to the public disclosure of information provided to the Company pursuant to this Article 17.8 and the following information: (a) the class or series and number of all Shares of the Company which are, directly or indirectly, owned beneficially or of record by such Proposing Person or any of its affiliates or associates, including any Shares of the Company as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future, (b) all Synthetic Equity Interests in which such Proposing Person or any of its affiliates or associates, directly or indirectly, holds an interest including a description of the material terms of each such Synthetic Equity Interest, including, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (x) whether or not such Synthetic Equity Interest conveys any voting rights, directly or indirectly, in such Shares to such Proposing Person, (y) whether or not such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of such Shares and (z) whether or not such Proposing Person and/or, to the extent known, the counterparty to such Synthetic Equity Interest has entered into other transactions that hedge or mitigate the economic effect of such Synthetic Equity Interest, (c) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Statute or the Exchange Act of 1934, as amended, of the United States of America (the “Exchange Act”), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any Shares of the Company, (d) any rights to dividends or other distributions on the Shares of the Company, directly or indirectly, owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Company, (e) any performance-related fees (other than an asset based fee) that such Proposing Person, directly or indirectly, is entitled to based on any increase or decrease in the value of Shares of the Company or any Synthetic Equity Interests (the disclosures to be made pursuant to the foregoing clauses (a) through (e) are referred to, collectively, as “Material Ownership Interests”) and (iii) a description of the material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any Proposing Person or any of its affiliates or associates with any other person for the purpose of acquiring, holding, disposing or voting of any Shares of the Company, (f) all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the Exchange Act by such Proposing Person and/or any of its respective affiliates or associates, and (g) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to the Statute, the Exchange Act or any other applicable laws, rules or regulations;

(d)

(i) a description of all agreements, arrangements or understandings by and among any of the Proposing Persons, or by and among any Proposing Persons and any other person (including with any proposed nominee(s)), pertaining to the nomination(s) or other business proposed to be brought before the general meeting (which description shall identify the

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name of each other person who is party to such an agreement, arrangement or understanding), and (ii) identification of the names and addresses of other Members (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known the class and number of Shares owned beneficially or of record by such other Member(s) or other beneficial owner(s); and

(e)

a statement whether or not the Member or Requisitioning Members giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all of the Shares of the Company required under applicable law to approve the proposal or, in the case of a Director Nomination, at least the percentage of voting power of all of the Shares of the Company reasonably believed by such Proposing Person to be sufficient to appoint the nominee or nominees proposed to be nominated by such Member or Requisitioning Members (such statement, the “Solicitation Statement”).

A Member or the Requisitioning Members must also submit a supporting statement indicating the reasons for bringing such proposal.

17.9

A Member or Requisitioning Members providing Timely Notice of Director Nomination or other business proposed to be brought before a general meeting shall further update and supplement such notice, if necessary, so that the information (including the Material Ownership Interests information) provided or required to be provided in such notice pursuant to the Articles shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to such general meeting, and such update and supplement must be received by any Director at the Registered Office not later than the close of business on the fifth (5th) business day after the record date for the general meeting (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth (8th) business day prior to the date of the general meeting (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting). If a Member or the Requisitioning Members do not comply with this Article 17 in providing notice of Director Nomination or other business proposed to be brought before a general meeting, such notice shall not be deemed to be Timely Notice.

17.10

Only such persons who are nominated for appointment as a Director in accordance with the provisions of the Articles shall be eligible for appointment and to serve as Directors once appointed in accordance with the Articles and only such other business shall be conducted at an general meeting as shall have been brought before the meeting in accordance with the provisions of the Articles. The Directors or a designated committee thereof, through a Resolution of Directors, shall have the power to determine whether a Director Nomination or any other business proposed to be brought before the meeting was made in accordance with the provisions of the Articles. If neither the Directors nor such designated committee makes a determination as to whether any Director Nomination or other proposal was made in accordance with the provisions of the Articles, the presiding person of the general meeting shall have the power and duty to determine whether the Director Nomination or other proposal was made in accordance with the provisions of the Articles. If the Directors or a designated committee thereof or the presiding person, as applicable, determines that any Director Nomination or other proposal was not made in accordance with the provisions of the Articles, such proposal or nomination shall be disregarded and shall not be presented for action at the general meeting.

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17.11

Except as otherwise required by applicable law, nothing in this Article 17 shall obligate the Company or the Directors to include in any proxy statement or other Member communication distributed on behalf of the Company or the Directors information with respect to any nominee for appointment of a Director or any other business submitted or proposed by a Member.

17.12

Notwithstanding the foregoing provisions of this Article 18, if the nominating or proposing Member or the Requisitioning Members (or a qualified representative of the Member or the Requisitioning Members) do not appear at the general meeting to present a Director Nomination or any other business, such Director Nomination or other business shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Company. For purposes of this Article 17, to be considered a qualified representative of the proposing Member or Requisitioning Members, a person must be authorised by a written instrument executed by such Member or Requisitioning Members or an electronic transmission delivered by such Member or Requisitioning Members to act for such Member or Requisitioning Members as proxy at the meeting of Members and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, to the presiding person at the general meeting.

17.13

For purposes of the Articles, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable international or national news service or in a document publicly filed by the Company with the SEC pursuant to section 13, 14 or 15(d) of the Exchange Act or the rules of the Recognised Exchange.

17.14

Notwithstanding the foregoing provisions of the Articles, a Member and the Requisitioning Members shall also comply with all applicable requirements of the Statute and all applicable laws, rules and regulations with respect to the matters set forth in the Articles.

18	Notice of General Meetings

18.1

At least seven (7) clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)

in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety five (95) per cent. in par value (if all the issued Shares have a par value), or otherwise by number of the Shares giving that right.

18.2

Notwithstanding any other provision of the Articles, the accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice, or the accidental failure to refer in any notice or other document to a meeting as an “annual general meeting” or “extraordinary general meeting”, as the case may be, shall not invalidate the proceedings of that general meeting.

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19	Proceedings at General Meetings

19.1

No business shall be transacted at any general meeting unless a quorum is present. A majority in voting power of the Shares entitled to vote at such meeting, present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy, shall be a quorum unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by its duly authorised representative or proxy.

19.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

19.3	Any action taken by the Members must be taken or effected at a general meeting and may not be taken or effected by a written resolution or written consent of Members or otherwise in lieu thereof.

19.4

If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ Requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

19.5

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he, she or it shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall appoint one of their number to be chairman of the meeting.

19.6

If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

19.7

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

19.8

When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

19.9

A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the Directors, by Resolution of Directors, or the chairman demands a poll, or any other Member or Members collectively present in person or by proxy (or in the case of a corporation or other non-natural person, by its duly authorised representative or proxy) and holding at least ten (10) per cent. in par value (if all the issued Shares have a par value), or otherwise by number of the Shares giving a right to attend and vote at the meeting demand a poll.

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19.10

Unless a poll is duly demanded and the demand is not withdrawn, a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, and an entry to that effect in the minutes of the proceedings of the meeting, shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

19.11	The demand for a poll may be withdrawn.

19.12

Except on a poll demanded on the appointment of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

19.13

A poll demanded on the appointment of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

19.14	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall not be entitled to a second or casting vote.

20	Votes of Members

20.1

Subject to any rights or restrictions attached to any Shares, on a show of hands every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or by proxy, shall have one vote and on a poll every Member present in any such manner shall have one vote for every Share of which he, she or it is the holder.

20.2

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

20.3

A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his, her or its committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

20.4

No person shall be entitled to vote at any general meeting unless he, she or it is registered as a Member on the record date for such meeting nor unless all calls or other monies then due and payable by him or her in respect of Shares have been paid.

20.5

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

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20.6

On a poll or on a show of hands votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

20.7

On a poll, a Member holding more than one Share need not cast the votes in respect of his, her or its Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him or her, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he, she or it is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he, she or it is appointed.

21	Proxies

21.1

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his, her or its attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

21.2

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

21.3

The chairman may in any event at his, her or its discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

21.4

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

21.5

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

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22	Corporate Members

22.1

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he, she or it represents as the corporation could exercise if it were an individual Member.

22.2

If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

23	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company (including Treasury Shares) shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

24	Directors

24.1

There shall be a board of Directors consisting of nine Directors, provided however that the Company may, by a Resolution of Directors, increase or reduce the number of Directors. No increase or reduction in the number of directors constituting the board of Directors shall shorten the term of any incumbent director.

24.2

The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. The Class I Directors shall stand appointed for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand appointed for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand appointed for a term expiring at the Company’s third annual general meeting.

24.3

Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed in accordance with Article 26 for a term of office to expire at the third succeeding annual general meeting after their appointment.

24.4

Except as the Statute may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, notwithstanding that such majority may be less than a quorum required for a Resolution of Directors. For the avoidance of doubt, any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause and unfilled vacancies resulting from increases or reductions in the number of Directors, may not be filled by a Resolution of Members.

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24.5

All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his, her or its successor shall have been appointed and qualified.

24.6	No Director shall be permitted to appoint an alternate director pursuant to section 130 of the Statute.

25	Powers and Duties of Directors

25.1

Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Resolution of Members, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

25.2

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

25.3

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his, her or its widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

25.4

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

25.5

A Director, in exercising his, her or its powers or performing his, her or its duties, shall act honestly and in good faith and in what the Director believes to be in the best interests of the Company.

25.6	Section 175 of the Statute shall not apply to the Company.

26	Appointment and Removal of Directors

26.1

The Company may by Resolution of Members, and in accordance with Articles 17 and 24, appoint any person properly nominated for election as a Director at any general meeting to appoint Directors of the Company.

26.2

The Company may, by Resolution of Directors, appoint any person to be a Director either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by the Articles as the maximum number of Directors.

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26.3	The Company may by Resolution of Directors passed by at least two-thirds of the Directors remove any Director with cause. Members may not act to remove Directors.

26.4	Sections 114(2) and 114(3) of the Statute shall not apply to the Company.

27	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he, she or it resigns the office of Director; or

(b)	the Director dies; or

(c)

a court of competent jurisdiction has determined in a final non-appealable order that such Director is permanently and totally disabled and unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death within twelve (12) months, or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months; or

(d)	the Director becomes disqualified to act as a Director under section 111 of the Statute.

28	Proceedings of Directors

28.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

28.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a Resolution of Directors. In the case of an equality of votes, the chairman shall not have a second or casting vote.

28.3

A person may participate in a meeting of the Directors or a meeting of any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

28.4

A Resolution of Directors in writing (in one or more counterparts) signed by all of the Directors or all of the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

28.5

A Director may, or other officer of the Company on the direction of a Director shall, call a meeting of the Directors by at least two (2) days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

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28.6

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

28.7

The Directors may appoint a chairman of their board and determine the period for which he, she or it is to hold office; but if no such chairman is appointed, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

28.8

All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

29	Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his or her dissent shall be entered in the minutes of the meeting or unless he or she shall file his or her written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

30	Directors’ Interests

30.1

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his, her or its office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

30.2

A Director may act by himself or herself or by, through or on behalf of his, her or its firm in a professional capacity for the Company and he, she or it or his, her or its firm shall be entitled to remuneration for professional services as if he, she or it were not a Director.

30.3

A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him or her as a director or officer of, or from his, her or its interest in, such other company.

30.4

No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he, she or it is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him or her at or prior to its consideration and any vote thereon.

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30.5

Any notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be deemed a general notice of such interest for the purposes of the Statute and be sufficient disclosure for the purposes of voting on a Resolution of Directors in respect of a contract or transaction in which he, she or it has an interest, and after such general notice it shall not be necessary to give a general or special notice relating to any particular transaction.

31	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

32	Delegation of Directors’ Powers

32.1

Subject to the Statute, the Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. They may also, subject to the Statute, delegate to any managing director or any Director holding any other executive office such of their powers, authorities and discretions as they consider desirable to be exercised by him or her and the appointment of a managing director shall be revoked forthwith if he, she or it ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

32.2

Subject to the Statute, the Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

32.3

The Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of any Recognised Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under applicable law.

32.4

Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Recognised Exchange (after giving effect to any applicable exemptions and phase-in of the accommodations).

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32.5

For so long as any class of Shares is listed on a Recognised Exchange, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Recognised Exchange (after giving effect to any applicable exemptions and phase-in of the accommodations).

32.6

Subject to the Statute, the Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

32.7

Subject to the Statute, the Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him or her.

32.8

The Directors may appoint such officers of the Company (including any secretary) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his, her or its appointment an officer of the Company may be removed by Resolution of Directors or Resolution of Members. An officer of the Company may vacate his, her or its office at any time if he, she or it gives notice in writing to the Company that he, she or it resigns his, her or its office.

33	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

34	Remuneration of Directors

34.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred or sustained by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

34.2

The Directors may by Resolution of Directors approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his, her or its ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his, her or its remuneration as a Director.

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35	Seal

35.1	The Company shall have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors.

35.2

The Company may have for use in any place or places outside the British Virgin Islands a duplicate Seal or Seals each of which shall be a facsimile of the Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

35.3

A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his, her or its signature alone to any document of the Company required to be authenticated by him or her under seal or to be filed wheresoever.

36	Dividends, Distributions and Reserve

36.1

Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve by Resolution of Directors to pay Distributions on Shares in issue and authorise payment of the Distributions out of the funds of the Company lawfully available therefor. A dividend shall be deemed to be an interim dividend unless the terms of the Resolution of Directors pursuant to which the Directors resolve to pay such dividend specifically state that such dividend shall be a final dividend. No Distribution shall be authorised if such Distribution would cause the Company or its Directors to be in breach of the Statute.

36.2	The Directors may deduct from any Distribution payable to any Member all sums of money (if any) payable by him or her to the Company on account of calls or otherwise.

36.3

The Directors may resolve by Resolution of Directors that any Distribution or redemption be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

36.4

Except as otherwise provided by the rights attached to any Shares, Distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

36.5

The Directors may, before resolving to pay any Distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

36.6

Any Distribution, redemption payment, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, other Distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

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36.7	No Distribution or redemption payment shall bear interest against the Company.

36.8

Any Distribution or redemption payment which cannot be paid to a Member and/or which remains unclaimed after six (6) months from the date on which such Distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend or other Distribution shall remain as a debt due to the Member. Any Distribution or redemption payment which remains unclaimed after a period of six (6) years from the date on which such Distribution or redemption payment becomes payable shall be forfeited and shall revert to the Company.

37	Books of Account

37.1

The Directors shall cause proper books of account (including, where applicable, underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company, in accordance with the Statute.

37.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

37.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

38	Audit

38.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

38.2

If the Shares (or depositary receipts therefor) are listed or quoted on the Recognised Exchange, the Company shall conduct an appropriate review of all related party transactions as required by the rules and regulations of any Recognised Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under applicable law and shall utilise the Audit Committee for the review, approval and ratification, as the case may be, of potential conflicts of interest.

38.3	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

38.4

If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his, her or its becoming incapable of acting by reason of illness or other disability at a time when his, her or its services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

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38.5

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

39	Notices

39.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, fax or email to him or her or to his, her or its address as shown in the Register of Members (or where the notice is given by email by sending it to the email address provided by such Member). Any notice, if posted from one country to another, is to be sent by airmail. Notice may also be served by Electronic Communication in accordance with the rules of any Recognised Exchange or submitted to the SEC through its Electronic Data Gathering, Analysis and Retrieval system or by placing such notice on the Company’s website.

39.2	Where a notice is sent by:

(a)

courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third (3rd) day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)

post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth (5th) day (not including Saturdays or Sundays or public holidays in the British Virgin Islands) following the day on which the notice was posted;

(c)

cable, fax or other similar electronic means service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)

email service shall be deemed to be effected by transmitting the email to the email address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the email to be acknowledged by the recipient;

(e)

submission to the SEC through its Electronic Data Gathering, Analysis and Retrieval system; service of the notice shall be deemed to have been effected one hour after the notice or document was submitted;

(f)	placing it on the Company’s website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s website.

39.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

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39.4

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his, her or its being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his, her or its death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

40	Winding Up

40.1

If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, each Share will rank pari passu with each other Share in relation to the distribution of surplus assets on a winding up.

40.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and subject to contrary direction by Resolution of Members, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, subject to contrary direction by Resolution of Members, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, subject to contrary direction by Resolution of Members, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

41	Indemnity and Insurance

41.1

Subject to the Statute, every Director and officer of the Company (which for the avoidance of doubt, shall not include Auditors), together with every former Director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company to the fullest extent permissible under the Statue and the laws of the British Virgin Islands against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

41.2

Subject to the Statute, the Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be

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determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

41.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

42	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

43	Transfer by Way of Continuation

The Company shall, subject to the provisions of the Statute, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the British Virgin Islands and to be deregistered in the British Virgin Islands.

44	Mergers and Consolidations

The Company shall, subject to the provisions of the Statute, have the power to merge or consolidate with one or more constituent companies (as defined in the Statute), upon such terms as the Directors may determine.

45	Corporate Opportunity

The Directors of the Company who are not employees of the Company (each a “Specified Party”) have participated (directly or indirectly) in and may, and shall have no duty not to, continue to (A) participate (directly or indirectly) in venture capital and other direct investments in corporations, joint ventures, limited liability companies and other entities conducting business of any kind, nature or description (“Other Investments”) and (B) have interests in, participate with and aid, and maintain seats on the boards of directors or similar governing bodies of, Other Investments, in each case that may, are or will be competitive with the business of the Company and its subsidiaries or in the same or similar lines of business as the Company and its subsidiaries, or that could be suitable for the Company or its subsidiaries. To the fullest extent permitted by applicable law, the Company, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Company and its subsidiaries in, or in being offered an opportunity to participate in, any such Other Investment or any business opportunities for such Other Investments that are from time to time presented to any Specified Party or are business opportunities in which a Specified Party participates or desires to participate, even if the Other Investment or business opportunity is one that the Company or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Specified Party shall have no duty to communicate or offer any such Other Investment or business opportunity to the Company and, to the fullest extent permitted by applicable law, shall not be liable to the Company or any of its subsidiaries or any Member, including for breach of any fiduciary or other duty, by

29

reason of the fact that such Specified Party (i) participates in any such Other Investment or pursues or acquires any such business opportunity, (ii) directs any such business opportunity to another person or (iii) fails to present any such Other Investment or business opportunity, or information regarding any such Other Investment or business opportunity, to the Company or its subsidiaries, unless such business opportunity is expressly offered to such Specified Party in writing solely in his or her capacity as a director of the Company.

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We, Maples Corporate Services (BVI) Limited of Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 23rd day of July 2021.

Incorporator

(Signed: Denery Moses)

Denery Moses

Authorised Signatory

Maples Corporate Services (BVI) Limited

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DATED _____________________ 2021

(1) PIVOTAL MERGER SUB COMPANY I

(2) QUEEN’S GAMBIT GROWTH CAPITAL

PLAN OF MERGER

REF: JS/FN/171772

i

THIS PLAN OF MERGER is made on _________________________ 2021

BETWEEN

(1)

Pivotal Merger Sub Company I, an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman KY1-1104, Cayman Islands (the “Surviving Company”); and

(2)

Queen’s Gambit Growth Capital, an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands (the “Merging Company” and together with the Surviving Company, the “Companies”).

WHEREAS

(A)

The directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company.

(B)

The respective boards of directors of the Surviving Company and the Merging Company have approved the merger of the Companies, with the Surviving Company continuing as the surviving company (the “Merger”), upon the terms and subject to the conditions of the Business Combination Agreement dated July 28, 2021 by and among Swvl Inc., Pivotal Holdings Corp, Pivotal Merger Sub Company II Limited, the Surviving Company and the Merging Company (the “Business Combination Agreement”) and this Plan of Merger and pursuant to provisions of Part XVI of the Companies Law (as amended) (the “Companies Law”).

(C)	This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Statute.

(D)

This Plan of Merger has been authorised by the sole shareholder of the Surviving Company pursuant to section 233(6) of the Companies Law. This Plan of Merger has been authorised by the shareholders of the Merging Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Merging Company.

(E)	Each of the Surviving Company and the Merging Company wishes to enter into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Law.

IT IS AGREED

1.	DEFINITIONS AND INTERPRETATION

1.1	Terms not otherwise defined in this Plan of Merger shall have the meanings given to them in the Business Combination Agreement, a copy of which is annexed at Annexure 1 hereto.

2.	PLAN OF MERGER

2.1	Company Details:

(a)	The constituent companies (as defined in the Companies Law) to this Plan of Merger are the Surviving Company and the Merging Company.

(b)	The surviving company (as defined in the Companies Law) is the Surviving Company.

ii

(c)

The registered office of the Surviving Company is Maples Corporate Services Limited, PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman KY1-1104, Cayman Islands. The registered office of the Merging Company is Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands.

(d)	Immediately prior to the Effective Date, the authorised share capital of the Surviving Company is US$50,000 divided into 50,000 Ordinary shares of nominal or par value of US$1.00 each.

(e)

Immediately prior to the Effective Date, the authorised share capital of the Merging Company is US$55,500 divided into 500,000,000 Class A ordinary shares of a nominal or par value of US$0.0001, 50,000,000 Class B ordinary shares of a nominal or par value of US$0.0001 and 5,000,000 preferred shares of a nominal or par value of US$0.0001 each.

2.2	Effective Date

In accordance with section 233(13) of the Companies Law, the Merger shall be effective on the date that this Plan of Merger is registered by the Registrar (the “Effective Date”).

2.3	Terms and Conditions; Share Rights

(a)

The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company or into other property, are set out in the Business Combination Agreement.

(b)	The rights and restrictions attaching to the shares in the Surviving Company are set out in the memorandum and articles of association of the Surviving Company.

(c)

The memorandum and articles of association of the Surviving Company immediately prior to the Merger shall continue to be the memorandum and articles of association of the Surviving Company after the Merger.

2.4	Directors’ Interests in the Merger

(a)	The name and address of the sole director of the surviving company (as defined in the Companies Law) is Victoria Grace c/o 8 Sunset Lane, East Hampton, NY 11937, USA.

(b)	No director of either of the Companies will be paid any amounts or receive any benefits consequent upon the Merger.

2.5	Secured Creditors

(a)	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

(b)	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

3.	VARIATION

3.1	At any time prior to the Effective Date, this Plan of Merger may be amended by the Boards of Directors of both the Surviving Company and the Merging Company to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar; and

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(b)

effect any other changes to this Plan of Merger as the Business Combination Agreement or this Plan of Merger may expressly authorise the Boards of Directors of both the Surviving Company and the Merging Company to effect in their discretion, or the Board of Directors deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively

4.	TERMINATION

4.1

At any time prior to the Effective Date, this Plan of Merger may be terminated by the Board of Directors of either the Surviving Company and the Merging Company in accordance with the terms of the Business Combination Agreement.

5.	COUNTERPARTS

5.1

This Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Plan of Merger by executing any such counterpart.

6.	GOVERNING LAW

6.1	This Plan of Merger and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the Cayman Islands.

IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.

iv

SIGNED for and on behalf of Queen’s Gambit Growth Capital:	)
)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:

SIGNED for and on behalf of Pivotal Merger Sub Company I:	)
)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:

v

ARTICLES OF MERGER

IN ACCORDANCE WITH PART IX OF THE BVI BUSINESS COMPANIES ACT, 2004 (AS AMENDED) (THE “ACT”)

These Articles of Merger are entered into on ___________________2021 by and between:

(1)

Swvl Inc. (the “Surviving Company”) a BVI business company incorporated under the Act on 19 May 2017 with company number 1945550 and whose registered office is located at Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands; and

(2)

Pivotal Merger Sub Company II Limited (the “Merging Company” and together with the Surviving Company, the “Constituent Companies”) a BVI business company incorporated under the Act on 15 July 2021 with company number 2069567 and whose registered office is located at Trinity Chambers, PO Box 4301, Road Town, Tortola, British Virgin Islands,

pursuant to the terms of a business combination agreement dated July 28, 2021 between (i) the Merging Company; (ii) the Surviving Company; (iii) Queen’s Gambit Growth Capital; (iv) Pivotal Holdings Corp and (v) Pivotal Merger Sub Company I.

WHEREAS the directors of each of the Constituent Companies have determined that it is desirable and in the best interests of the relevant Constituent Company that pursuant to the provisions of section 170 of the Act, the Surviving Company be merged with the Merging Company, with the Surviving Company being the surviving company (the “Merger”).

WITNESSETH as follows:

1.

The parties hereto do hereby adopt the Plan of Merger, a copy of which is annexed hereto as Annex 1, to the intent that the Merger shall be effective on the date that these Articles of Merger are registered by the Registrar of Corporate Affairs in the British Virgin Islands (the “Effective Time”).

2.	The memorandum and articles of association of the Merging Company were first registered by the Registrar of Corporate Affairs in the British Virgin Islands on 15 July 2021.

3.

The memorandum and articles of association of the Surviving Company were first registered by the Registrar of Corporate Affairs in the British Virgin Islands on 19 May 2017 and amended and restated memorandum and articles of association of the Surviving Company were registered by the Registrar of Corporate Affairs in the British Virgin Islands on 27 November 2017, 25 April 2018, 12 February 2019, 24 June 2019, 13 November 2019 and 3 March 2020.

4.	The Merger and Plan of Merger were approved by the sole director of the Merging Company on July 28, 2021 and by the sole member of the Merging Company on July 28, 2021.

5.

The Merger and Plan of Merger were approved by the directors of the Surviving Company on July 28, 2021. The Merger and Plan of Merger (including the adoption of the amended and restated memorandum and articles of association of the Surviving Company as referred to in paragraph 8 below) were approved by the members of the Surviving Company on July 28, 2021.

6.	The holders of:

(a)

the issued convertible class A shares of no par value in the Surviving Company (“Company Class A Shares”), convertible class B shares of no par value in the Surviving Company (“Company Class B Shares”), convertible class C Shares of no par value in the Surviving Company (“Company Class C Shares”), convertible class D Shares of no par value in the Surviving Company (“Company Class D Shares”) and convertible class D-1 Shares of no par value in the Surviving Company (“Company Class D-1 Shares”) (together, such shares, the “Company Preferred Shares”) acting together as if a single class;

(b)	the issued Company Class A Shares as a separate class;

(c)	the issued Company Class B Shares as a separate class;

(d)	the issued Company Class C Shares as a separate class;

(e)	the issued Company Class D Shares as a separate class;

(f)	the issued Company Class D-1 Shares as a separate class;

(g)	the issued ordinary common shares A of no par value in the Surviving Company (“Company Common Shares A”) as a separate class; and

(h)	the issued ordinary common shares B of no par value in the Surviving Company (“Company Common Shares B”) as a separate class,

in each case consented to the Merger and Plan of Merger (including the adoption of the amended and restated memorandum and articles of association of the Surviving Company as referred to in paragraph 8 below) on July 28, 2021.

7.	The name of the Surviving Company upon the consummation and effectiveness of the Merger shall remain unchanged.

8.

The memorandum and articles of association of the Surviving Company shall be amended and restated in the form attached as Schedule 1 to the Plan of Merger as approved by the resolutions as set out above.

9.	The Surviving Company and the Merging Company have complied with all the applicable provisions of the laws of the British Virgin Islands to enable them to merge at the Effective Time.

10.	These Articles of Merger shall be governed by and construed in accordance with the laws of the British Virgin Islands.

11.

These Articles of Merger may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have caused these Articles of Merger to be executed on the date first set out in these Articles of Merger.

[Signature page follows]

SIGNED for and on behalf of Swvl Inc. by:	)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:
)

SIGNED for and on behalf of Pivotal Merger Sub	)
Company II Limited by:	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:
)

ANNEX 1

Plan of Merger

PLAN OF MERGER

IN ACCORDANCE WITH PART IX OF THE BVI BUSINESS COMPANIES ACT, 2004 (AS AMENDED) (THE “ACT”)

This Plan of Merger is entered into on ___________________2021 by and between

(3)

Swvl Inc. (the “Surviving Company”), a BVI business company incorporated under the Act on 19 May 2017 with company number 1945550 and whose registered office is located at Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands; and

(4)

Pivotal Merger Sub Company II Limited (the “Merging Company” and together with the Surviving Company the “Constituent Companies”) a BVI business company incorporated under the Act on 15 July 2021 with company number 2069567 and whose registered office is located at Trinity Chambers, PO Box 4301, Road Town, Tortola, British Virgin Islands,

pursuant to the terms of a business combination agreement dated July 28, 2021 between (i) the Merging Company; (ii) the Surviving Company; (iii) Queen’s Gambit Growth Capital; (iv) Pivotal Holdings Corp (“Holdings”) and (v) Pivotal Merger Sub Company I (the “BCA”).

WHEREAS the directors of each of the Constituent Companies have determined that it is desirable and in the best interests of the relevant Constituent Company that pursuant to the provisions of section 170 of the Act, the Surviving Company be merged with the Merging Company, with the Surviving Company being the surviving company (the “Merger”).

WITNESSETH as follows:

1.	The constituent companies to this Plan of Merger are the Surviving Company and the Merging Company.

2.	The surviving company to this Plan of Merger is the Surviving Company.

3.	The Surviving Company has the following shares in issue:

(a)	12,666 ordinary common shares A of no par value (“Company Common Shares A”), all of which are entitled to vote on the Merger;

(b)

552 non-voting ordinary common shares B (“Company Common Shares B”) of no par value, none of which are entitled to vote on the Merger but all of which are entitled to exercise the consent and approval rights described in paragraph 4(h) below;

(c)	7,756 convertible class B shares of no par value (“Company Class B Preferred Shares”), all of which are entitled to vote on the Merger;

(d)	5,555 convertible class A shares of no par value (“Company Class A Preferred Shares”), all of which are entitled to vote on the Merger;

(e)	8,186 convertible class C Shares of no par value (“Company Class C Preferred Shares”), all of which are entitled to vote on the Merger;

(f)	14,799 convertible class D shares of no par value (“Company Class D Preferred Shares “), all of which are entitled to vote on the Merger; and

(g)	6,970 class D-1 shares of no par value (“Company Class D-1 Preferred Shares”), all of which are entitled to vote on the Merger,

(the Company Class A Preferred Shares, the Company Class B Preferred Shares, the Company Class C Preferred Shares, the Company Class D Preferred Shares and the Company Class D-1 Preferred Shares being together referred to as the “Company Preferred Shares” and the Company Preferred Shares together with the Company Common Shares A and the Company Common Shares B being together referred to as the “Company Shares”).

4.	With respect to any class or classes of shares of the Surviving Company entitled to vote as a class, the Merger requires:

(a)

the consent in writing of the holders of not less than three-fourths of the issued Company Preferred Shares or the approval of not less than three-fourths of the holders of Company Preferred Shares present (or represented at) and voting at a duly constituted meeting of the holders of Company Preferred Shares, the holders of Company Preferred Shares being treated as a single class of shares of the Surviving Company for these purposes;

(b)

the consent in writing of the holders of not less than three-fourths of the issued Company Class D-1 Preferred Shares or the approval of not less than three-fourths of the holders of Company Class D-1 Preferred Shares present (or represented at) and voting at a duly constituted meeting of the holders of Company Class D-1 Preferred Shares;

(c)

the consent in writing of the holders of not less than three-fourths of the issued Company Class D Preferred Shares or the approval of not less than three-fourths of the holders of Company Class D Preferred Shares present (or represented at) and voting at a duly constituted meeting of the holders of Company Class D Preferred Shares;

(d)

the consent in writing of the holders of not less than three-fourths of the issued Company Class C Preferred Shares or the approval of not less than three-fourths of the holders of Company Class C Preferred Shares present (or represented at) and voting at a duly constituted meeting of the holders of Company Class C Preferred Shares;

(e)

the consent in writing of the holders of not less than three-fourths of the issued Company Class B Preferred Shares or the approval of not less than three-fourths of the holders of Company Class B Preferred Shares present (or represented at) and voting at a duly constituted meeting of the holders of Company Class B Preferred Shares;

(f)

the consent in writing of the holders of not less than two-thirds of the issued Company Class A Preferred Shares or the approval of not less than two-thirds of the holders of Company Class A Preferred Shares present (or represented at) and voting at a duly constituted meeting of the holders of Company Class A Preferred Shares;

(g)

the consent in writing of the holders of not less than two-thirds of the issued Company Common Shares A or the approval of not less than two-thirds of the holders of Company Common Shares A present (or represented at) and voting at a duly constituted meeting of the holders of Company Common Shares A; and

(h)

the consent in writing of the holders of not less than two-thirds of the issued Company Common Shares B or the approval of not less than two-thirds of the holders of Company Common Shares B present (or represented at) and voting at a duly constituted meeting of the holders of Company Common Shares B.

5.	The Merging Company has 50,000 ordinary shares of US$1.00 par value in issue which are entitled to vote on the Merger (each such ordinary share, a “Merging Company Common Share”).

6.

The terms and conditions of the Merger, including the manner and basis of cancelling, reclassifying or converting shares in the Merging Company into shares, debt obligations or other securities in the Surviving Company, or money or other assets, or a combination thereof are set out below and in further detail in the BCA. At the Effective Time (defined below):

(a)

each Merging Company Common Share issued and outstanding immediately prior to the Effective Time shall be automatically cancelled, extinguished and converted into one share of no par value in the Surviving Company in accordance with the BCA and this Plan of Merger;

(b)

all shares of the Surviving Company held as treasury shares immediately prior to the Effective Time (“Excluded Company Shares”) shall be automatically cancelled and extinguished, and no consideration shall be delivered or deliverable in exchange therefor;

(c)

each share issued and outstanding in the Surviving Company immediately prior to the Effective Time (excluding any Excluded Company Shares) shall be automatically cancelled, extinguished and converted into the right to receive:

(i)	a number of Class A ordinary shares of US$0.0001 par value each in Holdings (“Holdings Common Shares A”) equal to the Exchange Ratio (as defined in the BCA); and

(ii)

upon a Triggering Event (as defined in the BCA) (or the date on which a Change of Control (as defined in the BCA) occurs as described in sections 3.04(c)(ii)-3.04(c)(iv) of the BCA), the applicable Per Share Earnout Consideration (as defined in the BCA) (with any fractional share to which any holder of Company Shares would otherwise be entitled rounded down to the nearest whole share) in accordance with section 3.04 of the BCA, in each case without interest.

7.	The Merger shall, pursuant to section 173 of the Act, be effective on date that the articles of merger are registered by the Registrar of Corporate Affairs (the “Effective Time”).

8.	As soon as the Merger becomes effective:

(a)	the separate corporate existence of the Merging Company ceases;

(b)	the Surviving Company has all the rights, privileges, immunities, powers, objects and purposes of each of the Constituent Companies;

(c)	assets of every description, including choses in action, and the business of each of the Constituent Companies vest in the Surviving Company; and

(d)	the Surviving Company is liable for all claims, debts, liabilities and obligations of each of the Constituent Companies.

9.

This Plan of Merger shall be submitted to the members of both the Surviving Company and Merging Company for their approval by a resolution of members. This Plan of Merger shall also be submitted to those members of the Surviving Company holding Company Preferred Shares for their approval by a resolution of the holders of Company Preferred Shares or pursuant to a written consent of the holders of Company Preferred Shares.

10.	The memorandum and articles of association of the Surviving Company shall at the Effective Time be amended and restated in the form attached hereto as Schedule 1.

11.	This Plan of Merger shall be governed by and construed in accordance with the laws of the British Virgin Islands.

12.

This Plan of Merger may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF the parties hereto have caused this Plan of Merger to be executed on the date first set out in this Plan of Merger.

SIGNED for and on behalf of Swvl Inc. by:	)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:
)

SIGNED for and on behalf of Pivotal Merger Sub	)
Company II Limited by:	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:
)

Schedule 1

Amended and Restated Memorandum and Articles of Association of the Surviving Company

ANNEXURE 1

BUSINESS COMBINATION AGREEMENT

vi

BVI Co. No.: 1945550

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

Swvl Inc.

Incorporated on the 19th day of May 2017

Amended and Restated on the 27th day of November 2017

Amended and Restated on the 25th day of April 2018

Amended and Restated on the 12th day of February 2019

Amended and Restated on the 24th day of June 2019

Amended and Restated on the 13th day of November 2019

Amended and Restated on the 3rd day of March 2020

Amended and Restated on the [•] day of [•] 2021

Amended and Restated on the [•] day of [•] 2021

Maples Corporate Services (BVI) Limited

Kingston Chambers

PO Box 173

Road Town, Tortola

British Virgin Islands

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

Swvl Inc.

1	NAME

The name of the Company is Swvl Inc.

2	COMPANY LIMITED BY SHARES

The Company is a company limited by shares. The liability of each Member is limited to the amount unpaid on such Member’s shares.

3	REGISTERED OFFICE

The first Registered Office of the Company shall be at the offices of Maples Corporate Services (BVI) Limited, Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands. The Directors or Members may from time to time change the Registered Office of the Company by resolution of the Directors or Resolution of Members.

4	REGISTERED AGENT

The first Registered Agent of the Company will be Maples Corporate Services (BVI) Limited of Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands. The Directors or Members may from time to time change the Registered Agent of the Company by resolution of the Directors or Resolution of Members.

5	GENERAL OBJECTS AND POWERS

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the British Virgin Islands.

6	NUMBER AND CLASSES OF SHARES

The Company is authorised to issue a maximum of 50,000 shares of one class of no par value.

7	RIGHTS, PRIVILEGES, RESTRICTIONS AND CONDITIONS ATTACHING TO SHARES

Each Share confers on the holder:

(a)	the right to one vote on any Resolution of Members;

(b)	the right to an equal share in any dividend paid by the Company in accordance with the Statute; and

(c)	the right to an equal share in the distribution of the surplus assets of the Company.

8	REGISTERED SHARES ONLY

Shares may only be issued as registered shares and the Company is not authorised to issue bearer shares. Registered shares may not be exchanged for bearer shares or converted to bearer shares.

9	AMENDMENTS

Subject to the provisions of the Statute, the Company may from time to time amend the Memorandum of Association or the Articles of Association by Resolution of Members of resolution of the Directors.

10	DEFINITIONS

Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

2

We, Maples Corporate Services (BVI) Limited of Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 19th day of May 2017.

Incorporator

Sgd. Denery Moses

Denery Moses

Authorised Signatory

Maples Corporate Services (BVI) Limited

3

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

Swvl Inc.

1	Interpretation

1.1	In the Articles, unless there is something in the subject or context inconsistent therewith:

“Alternate Director”	means a person appointed as an alternate director in accordance with the Statute and the Articles.

“Articles”	means these articles of association of the Company.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Company”	means the above named company.

“Directors”	means the directors for the time being of the Company.

“Distribution”	means any distribution (including an interim or final dividend).

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act, 2001 of the British Virgin Islands.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“Recognised Exchange”	has the same meaning as in the Statute.

“Register of Members”	means the register of Members maintained in accordance with the Statute.

“Registered Agent”	means the registered agent for the time being of the Company.

“Registered Office”	means the registered office for the time being of the Company.

“Resolution of Members”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a written resolution signed by or on behalf of an absolute majority of the Members. In computing the majority when a poll is demanded, and in the case of a written resolution, regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Share”	means a share in the Company and includes a fraction of a share in the Company.

“Statute”	means the BVI Business Companies Act of the British Virgin Islands.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)

the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

2

(k)

any requirements as to execution or signature under the Articles including the execution of the Memorandum and Articles themselves can be satisfied in the form of an electronic signature as provided for in the Electronic Transactions Act;

(l)	section 8(2) of the Electronic Transactions Act shall not apply;

(m)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect;

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share;

(o)

the term “simple majority” in relation to a Resolution of Members means a majority of those entitled to vote on the resolution and actually voting on the resolution (and absent Members, Members who are present but do not vote, blanks and abstentions are not counted); and

(p)	the term “absolute majority” in relation to a Resolution of Members means a majority of all those entitled to vote on the resolution regardless of how many actually vote or abstain.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of any monies of the Company, all expenses incurred in the formation and establishment of the Company, including the expenses of incorporation.

3	Issue of Shares

Subject to the Statute and the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Distribution, voting, return of investment or otherwise and to such persons, at such times, for such consideration, and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights. A bonus share issued by the Company shall be deemed to have been fully paid for on issue.

4	Register of Members

The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

5	Closing Register of Members, Fixing Record Date and Beneficial Ownership Reporting Requirements

5.1

For the purpose of determining Members entitled to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

3

5.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Distribution, or in order to make a determination of Members for any other purpose.

5.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to vote at a meeting of Members or Members entitled to receive payment of a Distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

5.4

In order to enable the Company to comply with its obligations under the Beneficial Ownership Secure Search System Act, 2017 of the British Virgin Islands, as amended from time to time (the “BOSS Act”), every Member shall:

(a)

as soon as practicable (and in any event within fifteen days) following a request in writing given by the Company (acting by any Director) to such Member (each, a “Request for Information”), provide to the Company all such information and copies of all such documents as set out in such Request for Information, relating to (i) the identification of any beneficial owner or registrable legal entity (as those terms are described in the BOSS Act), and (ii) the provision of particulars of any such beneficial owner or registrable legal entity which are required to be maintained under the BOSS Act, in each case which are within the knowledge, possession or control of the Member; and

(b)

notify the Company from time to time of (i) any change of the beneficial owners or registrable legal entities of the Company, and (ii) any change of any information which has been provided by such Member to the Company pursuant to a Request for Information, in each case of which the Member is or becomes aware, immediately upon becoming aware of the same.

5.5

If any Member fails to comply fully with any Request for Information to the satisfaction of the Directors (a “Non-Compliant Member”), the Directors may give to the Non-Compliant Member not less than fourteen clear days’ notice (the “Compliance Notice”) requiring the Non-Compliant Member to comply fully with the Request for Information. The Compliance Notice shall specify what information and documents are to be provided and shall state that if the notice is not complied with the Shares held by such Non-Compliant Member will be liable to be suspended in the manner and with the consequences set out in this Article. If the Compliance Notice is not complied with to their satisfaction, the Directors may declare that the rights attaching to the Shares held by the Non-Compliant Member (the “Suspended Shares”) shall be suspended, and such suspension shall continue in force until the Directors have declared that such Non-Compliant Member has complied fully with the Compliance Notice (the “Suspension Period”). Notwithstanding any other provision of the Memorandum or the Articles, during the Suspension Period, unless otherwise determined by the Directors in their absolute discretion, the Suspended Shares shall not confer any rights on the Non-Compliant Member and:

4

(a)

the Non-Compliant Member shall not be entitled to transfer any Suspended Shares to any person; the Directors shall refuse to register any such purported transfer of Suspended Shares; and any such purported transfer shall be void;

(b)	the Non-Compliant Member shall not be entitled to exercise any right of redemption in respect of any Suspended Shares;

(c)

the Suspended Shares shall not be voted at any general meeting of the Company, and shall not be counted in determining the total number of outstanding Shares for any purpose under the Articles, and the Non-Compliant Member shall not be required or entitled to sign any written resolutions of shareholders or members of the Company; and

(d)

any amount payable (in cash or by distribution of assets) to the Non-Compliant Member (including, without limitation, any Distribution which is payable by the Company in respect of the Suspended Shares or any share in the distribution of the surplus assets of the Company) shall be withheld by the Company, and the Non-Compliant Member shall not be entitled to receive any such amount, unless and until the Suspension Period has terminated. No interest shall be payable by the Company in respect of any payment withheld pursuant to this Article.

6	Certificates for Shares

6.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors or shall be given under Seal. The Directors may authorise certificates to be issued with the authorised signature(s) or Seal affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

7	Transfer of Shares

7.1

Shares are transferable subject to the approval of the Directors by resolution who may, in their absolute discretion, decline to register any transfer of Shares without giving any reason. If the Directors refuse to register a transfer they shall notify the transferee within two months of such refusal.

5

7.2

The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if registration as a holder of the Shares imposes a liability to the Company on the transferee, signed by or on behalf of the transferee) and contain the name and address of the transferee. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

7.3

Where Shares are listed on a Recognised Exchange, (a) Articles 7.1 and 7.2 shall not apply and (b) the Shares may be transferred without the need for a written instrument of transfer if the transfer is carried out in accordance with the law, rules, procedures and other requirements applicable to shares listed on the Recognised Exchange.

8	Redemption, Repurchase and Surrender of Shares

8.1

Subject to the provisions of the Statute (save that sections 60 and 61 of the Statute shall not apply to the Company), the terms attached to Shares, as specified in the Memorandum and the Articles, may provide for such Shares to be redeemed or to be liable to be redeemed at the option of the Member or the Company on such terms as so specified.

8.2

Subject to the provisions of the Statute (save that sections 60 and 61 of the Statute shall not apply to the Company), the Company may purchase or otherwise acquire its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

8.3	The Company may make a payment in respect of the redemption, purchase or other acquisition of its own Shares in any manner permitted by the Statute.

8.4

The Directors may accept the surrender for no consideration of any fully paid Share including, for the avoidance of doubt, a Treasury Share. Any such surrender shall be in writing and signed by the Member holding the Share or Shares.

9	Treasury Shares

Subject to the Statute, the Directors may, prior to the purchase, redemption or surrender of any Share, resolve that such Share shall be held as a Treasury Share.

10	Variation of Rights of Shares

10.1

If at any time the authorised Shares are divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the sanction of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

6

10.2

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

11	Commission on Sale of Shares

The Company may pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or, subject to the Statute, the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently due and payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

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14	Call on Shares

14.1

Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares, and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5

An amount payable in respect of a Share on issue or allotment or at any fixed date shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a dividend or other Distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

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15.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4	A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited.

15.5

A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6

The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1

If a Member dies the survivor or survivors (where he was a joint holder) or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as

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the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Distributions or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors or Resolution of Members change the location of its Registered Office and its Registered Agent, provided that the Company’s Registered Office shall at all times be the office of the Registered Agent. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

18	General Meetings

18.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

18.2

The Company may, but shall not be obliged to, in each year hold a general meeting as its annual general meeting, and, where called, shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint.

18.3	The Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

18.4

A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than ten per cent. in par value (if all the issued Shares have a par value), or otherwise by number of the issued Shares which as at that date carry the right to vote in respect of the matter for which the meeting is requested.

18.5

The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

18.6

If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within twenty-one days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

18.7	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

19	Notice of General Meetings

19.1

At least seven clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

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(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)

in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety five per cent. in par value (if all the issued Shares have a par value), or otherwise by number of the Shares giving that right.

19.2

Notwithstanding any other provision of the Articles, the accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice, or the accidental failure to refer in any notice or other document to a meeting as an “annual general meeting” or “extraordinary general meeting”, as the case may be, shall not invalidate the proceedings of that general meeting.

20	Proceedings at General Meetings

20.1

No business shall be transacted at any general meeting unless a quorum is present. Two Members being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by its duly authorised representative or proxy.

20.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

20.3

A resolution in writing (in one or more counterparts) signed by or on behalf of Members representing an absolute majority of the votes of Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall, without the need for any advance notice, be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held. If any Resolution of Members in writing is passed otherwise than by the unanimous written consent of all Members, a copy of such resolution shall be sent to all Members by whom (or on whose behalf) the resolution has not been signed, but the accidental omission to send such a copy to, or the non receipt of a copy by, any person entitled to receive such copy shall not invalidate the resolution.

20.4

If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

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20.5

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

20.6

If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

20.7

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

20.8

When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

20.9

A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairman demands a poll, or any other Member or Members collectively present in person or by proxy (or in the case of a corporation or other non-natural person, by its duly authorised representative or proxy) and holding at least ten per cent. in par value (if all the issued Shares have a par value), or otherwise by number of the Shares giving a right to attend and vote at the meeting demand a poll.

20.10

Unless a poll is duly demanded and the demand is not withdrawn a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, and an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

20.11	The demand for a poll may be withdrawn.

20.12

Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

20.13

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

20.14	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall not be entitled to a second or casting vote.

21	Votes of Members

21.1

Subject to any rights or restrictions attached to any Shares, on a show of hands every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or by proxy, shall have one vote and on a poll every Member present in any such manner shall have one vote for every Share of which he is the holder.

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21.2

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

21.3

A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

21.4

No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then due and payable by him in respect of Shares have been paid.

21.5

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

21.6

On a poll or on a show of hands votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

21.7

On a poll, a Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

22	Proxies

22.1

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

22.2

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

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22.3

The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

22.4

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

22.5

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

23	Corporate Members

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

24	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company (including Treasury Shares) shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

25	Directors

There shall be a board of Directors consisting of not less than one person (exclusive of Alternate Directors). The first Director(s) of the Company shall be appointed by the Registered Agent.

26	Powers and Duties of Directors

26.1

Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Resolution of Members, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

26.2

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

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26.3

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

26.4

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

26.5	A Director, in exercising his powers or performing his duties, shall act honestly and in good faith and in what the Director believes to be in the best interests of the Company.

26.6	Notwithstanding the foregoing Article:

(a)

if the Company is a wholly-owned subsidiary, a Director may, when exercising powers or performing duties as a Director, act in a manner which he believes is in the best interests of the Company’s parent even though it may not be in the best interests of the Company;

(b)

if the Company is a subsidiary, but not a wholly-owned subsidiary, a Director may, when exercising powers or performing duties as a Director, with the prior agreement of all the Members, other than its parent, act in a manner which he believes is in the best interests of the Company’s parent even though it may not be in the best interests of the Company; and

(c)

if the Company is carrying out a joint venture between the Members, a Director may, when exercising powers or performing duties as a Director in connection with the carrying out of the joint venture, act in a manner which he believes is in the best interests of a Member or Members, even though it may not be in the best interests of the Company.

26.7	Section 175 of the Statute shall not apply to the Company.

27	Appointment and Removal of Directors

27.1

The Company may by Resolution of Members or resolution of the Directors appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by the Articles as the maximum number of Directors.

27.2	The Company may by Resolution of Members or resolution of the Directors remove any Director with or without cause.

27.3	Sections 114(2) and 114(3) of the Statute shall not apply to the Company.

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28	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)

the Director absents himself (for the avoidance of doubt, without being represented by proxy or an Alternate Director appointed by him) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)

all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors; or

(f)	the Director becomes disqualified to act as a Director under section 111 of the Statute.

29	Proceedings of Directors

29.1

The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two or more Directors, and shall be one if there is only one Director. A person who holds office as an Alternate Director shall, if his appointor is not present, be counted in the quorum. A Director who also acts as an Alternate Director shall, if his appointor is not present, count twice towards the quorum.

29.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote. A Director who is also an Alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

29.3

A person may participate in a meeting of the Directors or a meeting of any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

29.4

A resolution in writing (in one or more counterparts) signed by a majority of the Directors or a majority of the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution (an Alternate Director being entitled to sign such a resolution on behalf of his appointor and if such Alternate Director is also a Director, being entitled to sign such resolution both on behalf of his appointer and in his capacity as a Director) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

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29.5

A Director or Alternate Director may, or other officer of the Company on the direction of a Director or Alternate Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director and Alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

29.6

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

29.7

The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

29.8

All acts done by any meeting of the Directors or of a committee of the Directors (including any person acting as an Alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or Alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director or Alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

30	Presumption of Assent

A Director or Alternate Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or Alternate Director who voted in favour of such action.

31	Directors’ Interests

31.1

A Director or Alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

31.2

A Director or Alternate Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or Alternate Director.

31.3

A Director or Alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or Alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

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31.4

No person shall be disqualified from the office of Director or Alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or Alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or Alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or Alternate Director holding office or of the fiduciary relationship thereby established. A Director (or his Alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or Alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

31.5

Any notice that a Director or Alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be deemed a general notice of such interest for the purposes of the Statute and be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give a general or special notice relating to any particular transaction.

32	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors or Alternate Directors present at each meeting.

33	Delegation of Directors’ Powers

33.1

Subject to the Statute, the Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. They may also, subject to the Statute, delegate to any managing director or any Director holding any other executive office such of their powers, authorities and discretions as they consider desirable to be exercised by him provided that an Alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

33.2

Subject to the Statute, the Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

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33.3

Subject to the Statute, the Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

33.4

Subject to the Statute, the Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

33.5

The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any secretary) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer of the Company may be removed by resolution of the Directors or Resolution of Members. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

34	Alternate Directors

34.1	Any Director (but not an Alternate Director) may appoint any other Director, or any other person willing to act, to be his Alternate Director.

34.2	An Alternate Director shall cease to be an Alternate Director if his appointor ceases to be a Director.

34.3	Any appointment or removal of an Alternate Director shall be undertaken in accordance with the Statute.

34.4	An Alternate Director shall have the rights and shall be subject to the liabilities described in the Statute in relation to his acts or omissions while appointed as an Alternate Director.

35	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

36	Remuneration of Directors

36.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

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36.2

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

37	Seal

37.1	The Company shall have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors.

37.2

The Company may have for use in any place or places outside the British Virgin Islands a duplicate Seal or Seals each of which shall be a facsimile of the Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

37.3

A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed wheresoever.

38	Dividends, Distributions and Reserve

38.1

Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Distributions on Shares in issue and authorise payment of the Distributions out of the funds of the Company lawfully available therefor. A dividend shall be deemed to be an interim dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such dividend specifically state that such dividend shall be a final dividend. No Distribution shall be authorised if such Distribution would cause the Company or its Directors to be in breach of the Statute.

38.2	The Directors may deduct from any Distribution payable to any Member all sums of money (if any) payable by him to the Company on account of calls or otherwise.

38.3

The Directors may resolve that any Distribution or redemption be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

38.4

Except as otherwise provided by the rights attached to any Shares, Distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

38.5

The Directors may, before resolving to pay any Distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

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38.6

Any Distribution, redemption payment, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, other Distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

38.7	No Distribution or redemption payment shall bear interest against the Company.

38.8

Any Distribution or redemption payment which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend or other Distribution shall remain as a debt due to the Member. Any Distribution or redemption payment which remains unclaimed after a period of six years from the date on which such Distribution or redemption payment becomes payable shall be forfeited and shall revert to the Company.

39	Books of Account

39.1

The Directors shall cause proper books of account (including, where applicable, underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company, in accordance with the Statute.

39.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

39.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

40	Audit

40.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

40.2

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

40.3

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at any time during their term of office, upon request of the Directors or any general meeting of the Members.

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41	Notices

41.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, fax or email to him or to his address as shown in the Register of Members (or where the notice is given by email by sending it to the email address provided by such Member). Any notice, if posted from one country to another, is to be sent by airmail.

41.2

Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the British Virgin Islands) following the day on which the notice was posted. Where a notice is sent by cable or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by email service shall be deemed to be effected by transmitting the email to the email address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the email to be acknowledged by the recipient.

41.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

41.4

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the date such notice is given except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

42	Winding Up

42.1

If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, each Share will rank pari passu with each other Share in relation to the distribution of surplus assets on a winding up.

42.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and subject to contrary direction by Resolution of Members, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, subject to contrary direction by Resolution of Members, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, subject to contrary direction by Resolution of Members, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

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43	Indemnity and Insurance

43.1

Subject to the Statute, every Director and officer of the Company (which for the avoidance of doubt, shall not include Auditors), together with every former Director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

43.2

Subject to the Statute, the Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

43.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

44	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

45	Transfer by Way of Continuation

The Company shall, subject to the provisions of the Statute, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the British Virgin Islands and to be deregistered in the British Virgin Islands.

46	Mergers and Consolidations

The Company shall, subject to the provisions of the Statute, have the power to merge or consolidate with one or more constituent companies (as defined in the Statute), upon such terms as the Directors may determine.

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We, Maples Corporate Services (BVI) Limited of Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 19th day of May 2017.

Incorporator

Sgd. Denery Moses

Denery Moses

Authorised Signatory

Maples Corporate Services (BVI) Limited

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